                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                               CATERPILLAR INC.
.............................................................................
               (Name of Registrant as Specified In Its Charter)

                    RICHARD P. KONRATH, SECURITIES COUNSEL
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         $125 previously paid in connection with initial 14A filing submitted on 02/24/94

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

                                CATERPILLAR INC.
                           (INCORPORATED IN DELAWARE)
                              100 NE Adams Street
                             Peoria, Illinois 61629

                          NOTICE AND PROXY STATEMENT

                         Annual Meeting of Stockholders
                                 April 13, 1994
To Stockholders:

  You are cordially invited to attend the annual meeting of stockholders of Caterpillar Inc. (the "Company") to be held at the Loews Ventana Canyon Resort, 7000 North Resort Drive, Tucson, Arizona, on Wednesday, April 13, 1994, at 10:30 a.m., for the following purposes:
    1. To elect five directors comprising the class of directors of the Company to be elected for a three-year term expiring in 1997;
    2. To approve the action of the Board of Directors in appointing Price Waterhouse as independent auditors for 1994;
    3. To act upon three stockholder proposals which are set forth and described in the attached Proxy Statement; and
    4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

  The close of business on February 14, 1994, has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. The transfer books will not close.

  PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS AS OF THE RECORD DATE (OR THEIR AUTHORIZED PROXY HOLDER) HOLDING AN ADMISSION TICKET. THE ADMISSION TICKET IS LOCATED ON THE LOWER PORTION OF YOUR PROXY CARD.

                                              By Order of the Board of Directors

                                                         R. RENNIE ATTERBURY III
Dated:  February 25, 1994                                        Secretary

                                   IMPORTANT

  Please immediately review these proxy materials and sign and return your proxy in the enclosed stamped, addressed envelope. If you attend the meeting you may, if you so desire, withdraw your proxy and vote in person. Please note that the Company's audited financial statements and certain other financial information are included as an Appendix to this Proxy Statement.

                         THANK YOU FOR ACTING PROMPTLY

                                  TABLE OF CONTENTS

                                                                                    Page
Notice of Annual Meeting.......................................................... Cover
Matters to be Brought Before the Meeting..........................................     1
Voting Rights.....................................................................     2
Proposal 1--Election of Directors.................................................     2
  Nominees for Election as Directors for Terms Expiring in 1997...................     3
  Directors Continuing in Office in the Class of 1995.............................     5
  Directors Continuing in Office in the Class of 1996.............................     6
Board of Directors' Meetings and Committees.......................................     7
Compensation of Directors.........................................................     9
Equity Security Ownership of Management and Certain Other Beneficial Owners.......    10
Report of the Compensation Committee..............................................    11
Performance Graph.................................................................    16
Compensation Committee Interlocks and Insider Participation.......................    16
Executive Compensation............................................................    17
Pension Program...................................................................    19
Certain Relationships and Related Transactions....................................    20
Proposal 2--Approval of the Appointment of Independent Auditors...................    21
Proposal 3--Stockholder Proposal..................................................    21
Proposal 4--Stockholder Proposal..................................................    22
Proposal 5--Stockholder Proposal..................................................    24
Filings Pursuant to Section 16 of the Securities Exchange Act of 1934.............    25
Stockholder Proposals for the 1995 Annual Meeting.................................    25
Stockholder Nominations...........................................................    26
Solicitation......................................................................    26
Stockholder List..................................................................    26
Revocability of Proxy.............................................................    26
Appendix--General and Financial Information--1993.................................   A-1

Caterpillar Inc.
100 NE Adams Street, Peoria, Illinois 61629                February 16, 1994


                                PROXY STATEMENT

    This statement is being mailed on or about February 25, 1994, to all stockholders of record at the close of business on February 14, 1994, the record date for the determination of stockholders entitled to vote at the annual meeting of stockholders of Caterpillar Inc. (the "Company") to be held on April 13, 1994. This statement is furnished in connection with the solicitation by the Board of Directors of proxies for the annual meeting and is accompanied by the Annual Report of the Company for the year ended December 31, 1993, including certain financial information.

MATTERS TO BE BROUGHT BEFORE THE MEETING

    The Board intends to present to the meeting the election of five directors comprising the class of directors of the Company to be elected for a three-year term expiring in 1997 or until their successors have been elected and qualified. The Board also intends to present a proposal to approve the appointment of Price Waterhouse as independent auditors for 1994. In addition, notice has been given by certain stockholders of their intention to present three proposals at the meeting, which are set forth on pages 21-25.

    Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. Your vote is important. If you wish to give your proxy to a person or persons other than those listed on the enclosed proxy card, a signed proxy card, with the two names listed on the card crossed out and replaced with the name or names of the other person or persons (but no more than two), must be presented by you or your authorized proxy holder at the meeting.

    The representation in person or by proxy of at least one-third of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Pursuant to the Company's bylaws and consistent with the laws of the State of Delaware, abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" have the same effect as votes against proposals presented to stockholders except with respect to the election of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

    In accordance with the Company's confidential voting policy, all proxies, ballots and voting materials will be kept confidential except for the independent third parties engaged to receive, tabulate and certify the proxies and ballots. No vote of any stockholder will be disclosed to the Company or its employees, or to any third party, except (i) as may be required by law,
  (ii) as requested
  by a particular stockholder, or (iii) in certain circumstances such as the event of a contested election or initiation of other concerted action with respect to voting at a stockholder meeting.

    The Board does not know of any other matter to be acted upon at the meeting. If any other matter should come before the meeting, holders of the proxies solicited hereby (the "proxy holders") will vote thereon in their discretion. The Company's bylaws prescribe that matters may be brought before the meeting by a stockholder only by giving advance written notice to the Company. For purposes of the 1994 annual meeting, such notice regarding matters other than nominations for director must be received by the Secretary at the Company address not later than March 12, 1994.

VOTING RIGHTS

    Only holders of common stock of record at the close of business on February 14, 1994, are entitled to vote at the 1994 annual meeting. Each share of stock so held entitles the holder to one vote upon each matter to be voted upon. As of January 28, 1994, there were 102,042,810 shares of common stock of the Company (the "Common Stock") outstanding.

PROPOSAL 1-ELECTION OF DIRECTORS

    The Board of Directors is classified into three classes whose terms are staggered to expire in different years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a full three-year term. The terms of five of the present directors are expiring at this annual meeting. During 1993, the Board increased the number of directors from ten to thirteen. Directors elected at the annual meeting will hold office for a three-year term expiring in 1997 or until their successors are elected and qualified. The other directors will continue in office for the remainder of their terms.

    If any nominee in this Proxy Statement should for any reason become unavailable for election, the proxy holders will vote for such other nominee as may be proposed by the Board of Directors or, alternatively, the Board of Directors may reduce the number of directors to be elected at the meeting.

    Certain information about the five nominees and the other directors continuing in office follows.

         NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 1997

                                 PRINCIPAL OCCUPATION AND OTHER INFORMATION

                             LILYAN H. AFFINITO, 62, retired in 1991 as Vice
                             Chairman of Maxxam Group Inc. (formerly Simplicity
                             Pattern Co. Inc.). Ms. Affinito joined Simplicity
                             Pattern Co. Inc. in 1968, following a number of
                             years with a national accounting firm. She was
    [PHOTO OF                elected President and Treasurer in 1976 and Vice
LILYAN H. AFFINITO]          Chairman in 1987. She is a member of the Board of
                             Trustees of Cornell University, the Board of
                             Directors of the National Multiple Sclerosis
                             Society; Mayo Foundation; and the Metropolitan
                             Transportation Authority. Other directorships:
                             Chrysler Corporation; Tambrands, Inc.; Jostens
                             Inc.; Kmart Corporation; Lillian Vernon
                             Corporation; and New York Telephone Company (a subsidiary of Nynex Corporation). Ms. Affinito has been a director of the Company since 1980.

                             DONALD V. FITES, 60, Chairman and chief executive
                             officer. Mr. Fites joined Caterpillar in 1956 and
                             subsequently advanced through various management
                             positions in marketing, residing in Africa and
                             Europe for several years. In 1971 he was elected a
                             director of Caterpillar Mitsubishi with
                             responsibilities for marketing and sales. In 1976
                             he was named manager of Products Control Department
                             in General Offices, and in 1979 became President of
                             Caterpillar Brasil S.A. He was elected a Vice
                             President of Caterpillar Tractor Co. in 1981, in
                             charge of the Company's pricing, scheduling,
                             product source planning, products control and
                             economic forecasting functions. In 1985 he was
                             elected an Executive Vice President, and effective
                             June 1, 1989, was elected President and chief
   [PHOTO OF                 operating officer. He was elected Chairman of the
DONALD V. FITES]             Board and chief executive officer effective July 1,
                             1990. He is a trustee of the Farm Foundation and a member of The Business Council; The National
                             Foreign Trade Council; the Advisory Committee for
                             Trade and Policy Negotiations; and the Business
                             Roundtable Policy Committee. He is chairman of the Equipment Manufacturers Institute and Vice Chairman of the U.S.-Japan Business Council. He is also a trustee of The Methodist Medical Center of
                             Illinois, Peoria; a trustee of Knox College,
                             Galesburg, Illinois; and a member of the Salvation
                             Army Advisory Board. Other directorships: First
                             Chicago Corporation; Georgia-Pacific Corporation;
                             Mobil Corporation; Valparaiso University; and Keep
                             America Beautiful. Mr. Fites has been a director of the Company since 1986.

       Principal Occupation and Other Information


JOHN W. FONDAHL, 69, Civil Engineer, retired as Charles H.
Leavell Professor of Civil Engineering at Stanford
University, Stanford, California, in 1990. Mr. Fondahl joined the Stanford University faculty in 1955. He has served as Visiting Professor of Construction Engineering at the University of Sydney; Kyoto University; the University of Cape Town; the Swiss Federal Institute; the Technical
University of Denmark; the University of the Andes in Colombia; and the Catholic University of Chile. Mr. Fondahl has been a director of the Company since 1976.

                                                            [PHOTO OF JOHN
                                                             W. FONDAHL]

DAVID R. GOODE, 53, Chairman, President and chief executive officer of Norfolk Southern Corporation, a holding company (principal subsidiaries provide surface transportation services). Mr. Goode joined Norfolk and Western Railway Company, a predecessor of Norfolk Southern, in 1965. He was elected a Vice President in 1985, Executive Vice President in 1991, President later in 1991, and Chairman and chief executive officer in 1992. He is a director of Georgia-Pacific Corporation; Norfolk Southern Corporation; TRINOVA Corporation; Association of American Railroads; the Business Committee for the Arts, Inc.; and the Business Consortium for Arts Support; a trustee of General Douglas MacArthur Memorial Foundation; Hollins College; Norfolk Academy; and The Virginia Foundation for Independent Colleges; and a member of the Board of Visitors, Fuqua School of Business at Duke University. Mr. Goode has been a director of the Company since 1993.

                                                            [PHOTO OF DAVID
                                                             R. GOODE]

JOSHUA I. SMITH, 52, Chairman and chief executive officer of The MAXIMA Corporation, a computer systems and management information products and services firm. Mr. Smith joined MAXIMA in 1978. He serves as chairman of the Federal Communication Commission's Small Business Advisory Committee. Other directorships include Federal Express Corporation and Inland Steel Corporation. He was appointed by former President George Bush to the U.S. Commission on Minority Business Development, where he served as chairman; the Executive Committee of the 1990 Economic Summit of Industrialized Nations; and the Board of Trustees for The John F. Kennedy Center for the Performing Arts. He has received the Man of Achievement Award from the Anti-Defamation League of B'Nai B'Rith and is chairman of the National Urban Coalition. Mr. Smith has been a director of the Company since 1993.

                                                            [PHOTO OF
                                                             JOSHUA I. SMITH]
4

              DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 1995

                                Principal Occupation and Other Information

                             WALTER H. HELMERICH, III, 71, Chairman and a
                             director of Helmerich & Payne, Inc., involved in
                             well drilling, crude oil and natural gas
                             production, real estate, and the manufacture of
                             chemicals. Mr. Helmerich joined Helmerich & Payne
                             in 1950. He is a Director of Liberty Bancorp Inc.;
       [PHOTO OF             First National Bank and Trust Co. of Tulsa; Liberty
WALTER H. HELMERICH, III]    National Bank and Trust Co. of Oklahoma City;
                             Independent Petroleum Association of America;
                             Oklahoma Medical Research Foundation; Oklahoma
                             Health Sciences Foundation, Inc.; Atwood Oceanics,
                             Inc.; Natural Gas Odorizing, Inc.; and a trustee of
                             Hillcrest Medical Center and Retina Research
                             Foundation. Mr. Helmerich has been a director of the Company since 1982.

                             JERRY R. JUNKINS, 56, Chairman, President and chief
                             executive officer of Texas Instruments
                             Incorporated, one of the world's leading
                             high-technology companies. Mr. Junkins joined Texas
                             Instruments in 1959. He became President and chief
                             executive officer in 1985, and Chairman of the
    [PHOTO OF                Board in 1988. In addition to his Texas Instruments
JERRY R. JUNKINS]            duties, he is a member of the Dallas Citizens
                             Council; the Board of Trustees of Southern
                             Methodist University; The Business Roundtable; and the Business Council. He is a presidential appointee to the Defense Policy Action Committee on Trade. He serves as a member of the Board of Directors of Procter & Gamble Company. Mr. Junkins has been a director of the Company since 1988.

                             CHARLES F. KNIGHT, 58, Chairman of the Board, chief
                             executive officer and a director of Emerson
                             Electric Co., manufacturer of electrical and
                             electronic equipment. Mr. Knight joined Emerson
                             Electric in 1973 as Vice Chairman of the Board. He
                             was elected Chairman and chief executive officer in
                             1974. Prior to joining Emerson Electric, Mr. Knight
     [PHOTO OF               was President and chief executive officer of Lester
CHARLES F. KNIGHT]           B. Knight & Associates, Inc. from 1969 to 1973. He
                             is a trustee of Missouri Botanical Garden and Olin
                             Foundation. Other directorships include:
                             Anheuser-Busch Companies, Inc.; The British
                             Petroleum Company p.l.c., London, England;
                             International Business Machines; and Southwestern
                             Bell Corporation. Mr. Knight has been a director of the Company since 1986.

     Principal Occupation and Other Information

GEORGE A. SCHAEFER, 65, former Caterpillar Chairman of the Board and chief executive officer. Mr. Schaefer joined Caterpillar in 1951 and subsequently advanced through various management positions in auditing and accounting. He was named chief accountant at the San Leandro Plant in 1960 and was finance and accounting manager of Caterpillar France S.A. from 1962 to 1968. He was Manager of Corporate Accounting in General Offices in 1968 and was Manager of Manufacturing Systems Development from 1969 until being appointed Manager of the Decatur Plant in 1973. In June of 1976 he was elected Vice President in charge of the Company's financial and data processing functions. He was elected an Executive Vice President in 1981, Vice Chairman of the Board in 1984 and Chairman of the Board and chief executive officer effective February 1, 1985. Mr. Schaefer is a director of Aon Corporation; Helmerich & Payne, Inc.; McDonnell Douglas Corporation; and Morton International, Inc. Mr. Schaefer has been a director of the Company since 1983.

                                                            [PHOTO OF
                                                             GEORGE A. SCHAEFER]

              DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 1996

     Principal Occupation and Other Information

JAMES P. GORTER, 64, joined Goldman, Sachs & Co. in 1956 and became a General Partner in 1965. He served as a member of Goldman Sachs Management Committee from 1976 to 1988 and served as Co-Head of the Investment Banking Division and Managing Partner of the Chicago office. He became a Limited Partner in 1988. He is currently Chairman of the Board of Baker, Fentress & Company; and a director of Consolidated-Tomoka Land Co. He is Chairman of the Board of Trustees of Lake Forest College and a member of the Advisory Council of the Kellogg School of Management at Northwestern University. Mr. Gorter was elected a director of the Company in 1990.

                                                            [PHOTO OF JAMES
                                                             P. GORTER]

PETER A. MAGOWAN, 51, Chairman of Safeway Inc. and President and managing general partner of the San Francisco Giants. During his 25 years at Safeway, his responsibilities have included managing the company's international operations in Canada, the United Kingdom, West Germany and Australia. He has been chairman of Safeway since 1980. In addition to Safeway, Mr. Magowan also serves as a director of Chrysler Corporation and The Vons Companies. He is a member of the Advisory Council of the School of Advanced International Studies of Johns Hopkins University and a public member of the Hudson Institute. Mr. Magowan has been a director of the Company since 1993.

                                                            [PHOTO OF PETER
                                                             A. MAGOWAN]

                                 Principal Occupation and Other Information

                             JAMES W. WOGSLAND, 62, Vice Chairman of
                             Caterpillar. Mr. Wogsland joined Caterpillar in
                             1957 and subsequently advanced through various
                             management positions in finance. He transferred to
                             Caterpillar Overseas in Geneva in 1964 and was
                             named Secretary-Treasurer of that subsidiary in
                             1970. He was elected Treasurer of Caterpillar
                             Tractor Co. in 1976, and held that position until
                             being named Director-President of Caterpillar
                             Brasil S.A. in Sao Paulo in 1981. He was elected an
     [PHOTO OF               Executive Vice President in 1987 and Vice Chairman
JAMES W. WOGSLAND]           in 1990. Mr. Wogsland is a member of the Advisory
                             Board of St. Francis Hospital, Peoria, Illinois;
                             and a Trustee of Eureka College, Eureka, Illinois.
                             Other directorships: Protection Mutual Insurance
                             Company; CIPSCO Incorporated and Central Illinois
                             Public Service Company, Springfield, Illinois; and
                             First of America Bank Corporation, Kalamazoo,
                             Michigan, and its subsidiary First of America
                             Bank-Illinois, N.A. Mr. Wogsland has been a director of the Company since 1987.

                             CLAYTON K. YEUTTER, 63. Most recently Mr. Yeutter
                             served as Counselor for Domestic Affairs to
                             President George Bush. Mr. Yeutter was appointed
                             chairman of the Republican National Committee in
                             1991 after serving as Secretary of the U.S.
                             Department of Agriculture from 1989. From 1985 to
                             1989, Mr. Yeutter served as U.S. Trade
                             Representative. Prior to that, he was President and
                             Chief Executive Officer of the Chicago Mercantile
                             Exchange since 1978. He was a senior partner of the
     [PHOTO OF               law firm of Nelson, Harding, Yeutter & Leonard in
CLAYTON K. YEUTTER]          Lincoln, Nebraska during 1977-78. He served as
                             Deputy Special Trade Representative, Executive
                             Office of the President from 1975 to 1977. Earlier,
                             Mr. Yeutter held several additional positions with the Department of Agriculture and also spent several years as a faculty member of the Department of Agricultural Economics at the University of Nebraska. Other directorships: ConAgra, Texas
                             Instruments Incorporated, Oppenheimer Funds, FMC,
                             B.A.T. Industries and Lindsay Manufacturing Co. Mr.
                             Yeutter was a Director of the Company from June
                             1991 to February 1992 and he was reelected a Director of the Company in December 1992.


BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

    During 1993, the Board of Directors held six meetings. For the incumbent Board of Directors as a whole, attendance exceeded 96% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings of all committees of the Board on which they served (during the periods they served). All incumbent directors, except Mr. Knight, attended at least 75% of such meetings. In addition, the Company's directors take part in the consideration of Company matters and documents and in communications with the Chairman of the Board and others wholly apart from such meetings.

    The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Public Policy Committee.

    The Audit Committee reviews management's recommendation for selection of the Company's independent public accountants and makes recommendations to the Board regarding retention or non-retention of the independent accountants. The Committee makes all necessary inquiries of management and the independent accountants concerning established standards of corporate conduct and performance with regard to accounting and reporting principles. The Committee also reviews with Company management, independent accountants, and director of internal audit, the Company's general internal accounting and financial reporting policies and procedures. The Committee meets periodically with the public accountants and the Company's internal audit manager to review their respective audit plans for the current year and the status of their work, including the public accountants' audit fees. Prior to public release, management and independent public accountants review with the Committee: results of audits made by the independent accountants; the Company's consolidated financial statements; and significant transactions not a normal part of the Company's operations. The Committee also reviews the Management's Discussion and Analysis ("MD&A") contained in the Company's Form 10-K to ensure it is consistent with the financial statements and adequately describes the Company's business and financial affairs. In addition, the Committee reviews management's plans to engage the Company's public accountants to perform non-audit services; evaluates the cooperation received by independent accountants during their examination; and meets periodically in private session with the public accountants, the Company's internal audit manager and other persons the Committee deems appropriate. The Committee is composed exclusively of directors who are not employees and who are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a Committee member. Present members of the Audit Committee are Ms. Lilyan H. Affinito (who is chairperson) and Messrs. John W. Fondahl, David R. Goode, James P. Gorter, Charles F. Knight, and George A. Schaefer. During 1993, the Committee held four meetings.

    The Compensation Committee reviews the Company's employee and management compensation practices. The Committee also approves and recommends standards for the Company's compensation programs and plans, including, but not limited to, the Company's various incentive compensation, retirement and other similar plans. The Committee administers the Company's 1977 and 1987 Stock Option Plans, including the granting of options thereunder. Annually, the Committee establishes objectives for the CEO and meets privately to evaluate his performance. The Committee is composed exclusively of directors who are not employees or former employees of the Company ("outside directors"). Also, no officer of the Company serves on the compensation committee or as a director of a company of which a Committee member or Company director is an employee. The Committee has no authority with respect to the granting of options to directors eligible to receive stock options under the 1987 Stock Option Plan. Present members of the Committee are Messrs. James P. Gorter (who is chairman), David R. Goode, Walter H. Helmerich, III, Jerry R. Junkins, Peter
  A. Magowan, and Clayton K. Yeutter. During 1993, the Committee held five meetings.

    The Nominating Committee develops and recommends to the Board of Directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates and recommends to the Board candidates for vacancies and new director positions occurring from time to time and for the slate of directors to be proposed on behalf of the Board of Directors at the annual meeting of stockholders. The Committee also advises the Board concerning possible candidates for the position of Chairman of the Board and chief executive officer, as well as for other executive officer positions within the Company. The Committee considers nominees recommended by stockholders and procedures for the nomination of directors by stockholders are referenced on page 26. Present members of the Committee are Messrs. Walter
  H. Helmerich, III (who is chairman), Donald V. Fites, Peter A. Magowan, George
  A. Schaefer, and Joshua I. Smith. During 1993, the Committee held four meetings.

    The Public Policy Committee is a new committee responsible for making recommendations to the Board with respect to matters of public and social policy affecting the Company, including charitable and political contributions of the Company or any political action committee or foundation affiliated with the Company, and consumer and community relations issues. The Committee also provides general oversight of the Company's Code of Worldwide Business Conduct and Operating Principles and Policy Letters, and of the Company's environmental, disclosure, Foreign Corrupt Practices Act and other specific and general programs regarding compliance with laws relating to the Company. The Committee is responsible for reviewing major litigation, legislative proposals, proposed regulations, and stockholder proposals involving matters not falling within the auspices of another committee of the Board, and Company responses to any such proposals. Present members of the Committee are Ms. Lilyan H. Affinito and Messrs. Clayton K. Yeutter (who is chairman), Donald V. Fites, John W. Fondahl, Jerry
  R. Junkins, and Joshua I. Smith. During 1993, the Committee held one meeting.

COMPENSATION OF DIRECTORS

    Upon election of the nominees proposed herein, the Board of Directors will consist of thirteen members, of whom two are salaried employees of the Company. Those directors who are salaried employees receive no additional compensation for their service as directors. Directors who are not salaried employees of the Company ("non-employee directors") are paid a retainer of $30,000 per year and fee of $1,000 for each meeting of the Board of Directors and each meeting of any committee of the Board of Directors attended, together with the expenses of attendance. The chairman of each committee receives an additional annual stipend of $5,000.

    Non-employee directors are eligible to receive stock options pursuant to the Company's 1987 Stock Option Plan. In 1993, options for 1,000 shares of Common Stock were received by each director under the 1987 Stock Option Plan. The Board of Directors also has adopted a pension plan for non-employee directors. Under the directors' pension plan, all non-employee directors who are 70 years of age and who have served as directors for five years are eligible to retire and be paid retirement income equal to the annual retainer paid to them as directors at the time of their retirement. Fifty percent of the annual pension amount payable to a retired director shall be paid to a retired director's spouse who survives him or her.

    On an annual basis, each non-employee director is eligible to participate in the Directors' Deferred Compensation Plan which allows the deferral of fifty percent or more of the annual compensation (excluding expense reimbursement) payable from time to time as a result of services performed on behalf of the Company. Ms. Affinito and Messrs. Gorter and Yeutter have elected to defer their compensation for 1994. Directors participating in this Plan may elect to have the deferred compensation invested in an interest-bearing account, a share equivalent account representing the Company's common stock, or a combination of the two. The interest-bearing account accrues interest at the applicable prime rate. Deferred compensation in the share equivalent account is treated as though it were invested in Common Stock. If a participant makes a share election, dividend equivalents accrue to a participant's account quarterly and each account is adjusted to reflect share ownership changes resulting from events such as a stock split. Participants have no voting rights with respect to the share equivalent account. All distributions from accounts are made in cash.

    All directors of the Company participate in the Directors' Charitable Award Program ("Program"). The total amount of award payable with respect to each participant under the Program is $1 million. Payments under the Program are made in 10 annual installments and commence at the death of a director. The first five installments are paid to charities designated by the director and the last five installments are paid to the Company's Charitable Foundation. Directors derive no financial benefit from this Program since all charitable deductions accrue solely to the Company.

EQUITY SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
OTHER BENEFICIAL OWNERS (AS OF DECEMBER 31,1993)

    The following table sets forth the beneficial ownership (as defined by the rules of the Securities and Exchange Commission) of Company Common Stock by all directors (including all nominees for director), the officers named in the Summary Compensation Table on page 17, and all directors and executive officers as a group. No director beneficially owns, directly or indirectly, more than one-tenth of one percent of Company Common Stock. All directors and executive officers as a group beneficially own less than one percent of Company Common Stock. The Company has no other class of equity securities outstanding.

         TABLE OF EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                                  Shares
                                                               Beneficially
                                                                  Owned
- ------------------------------------------------------------   ------------
Lilyan H. Affinito                                                    4,200 (1)
Glen A. Barton                                                       29,127 (2)
Vito H. Baumgartner                                                   9,126 (3)
Donald V. Fites                                                      78,254 (4)
Gerald S. Flaherty                                                   40,362 (5)
John W. Fondahl                                                       4,500 (6)
David R. Goode                                                          500
James P. Gorter                                                       3,000 (7)
Walter H. Helmerich, III                                              5,000 (8)
Jerry R. Junkins                                                      3,200 (9)
Charles F. Knight                                                     5,000 (10)
Peter A. Magowan                                                      1,000
George A. Schaefer                                                   37,651 (11)
Joshua I. Smith                                                           0
James W. Wogsland                                                    35,282 (12)
Clayton K. Yeutter                                                      100
All directors and officers as a group                               509,601 (13)
- ------------------------------------------------------------   ------------

 (1) Includes 4,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Ms. Affinito has deferred a portion of her director compensation pursuant to the Director's Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1993 in 1,125 shares of Common Stock.

 (2) Includes 23,137 shares subject to employee stock options exercisable within 60 days. In addition to shares listed above, Mr. Barton has deferred a portion of his compensation pursuant to a supplemental employee investment plan representing an equivalent value as if such compensation had been invested on December 31, 1993 in 257 shares of Common Stock.

 (3) Includes 3,333 shares subject to employee stock options exercisable within 60 days.

 (4) Includes 55,133 shares subject to employee stock options exercisable within 60 days. Also includes 211 shares over which Mr. Fites does not have sole voting and investment power.

 (5) Includes 29,900 shares subject to employee stock options exercisable within 60 days. In addition to shares listed above, Mr. Flaherty has deferred a portion of his compensation pursuant to a supplemental employee investment plan representing an equivalent value as if such compensation had been invested on December 31, 1993 in 270 shares of Common Stock.

 (6) Includes 4,000 shares subject to outside director stock options exercisable within 60 days. Also includes 500 shares over which Mr. Fondahl does not have sole voting and investment power. In addition to the shares listed above, Mr. Fondahl has deferred a portion of his director compensation pursuant to the Director's Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1993 in 671 shares of Common Stock.

 (7) Includes 2,000 shares subject to outside director stock options exercisable within 60 days.

 (8) Includes 4,000 shares subject to outside director stock options exercisable within 60 days.

 (9) Includes 3,000 shares subject to outside director stock options exercisable within 60 days.

(10) Includes 4,000 shares subject to outside director stock options exercisable within 60 days.

(11) Includes 21,000 shares subject to outside director and employee stock options exercisable within 60 days.

(12) Includes 18,833 shares subject to employee stock options exercisable within 60 days. In addition to shares listed above, Mr. Wogsland has deferred a portion of his compensation pursuant to a supplemental employee investment plan representing an equivalent value as if such compensation had been invested on December 31, 1993 in 670 shares of Common Stock.

(13) Includes 327,765 shares subject to employee and outside director stock options exercisable within 60 days. Also includes 100 shares for which voting and investment power is shared and 1,100 shares for which beneficial ownership has been disclaimed.

    Listed below are certain persons who, to the knowledge of the Company, own beneficially, as of December 31, 1993, more than five percent of the Company's Common Stock.

             TABLE OF EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                    VOTING           DISPOSITIVE        TOTAL AMOUNT    PERCENT
                                  AUTHORITY           AUTHORITY         OF BENEFICIAL     OF
NAME AND ADDRESS                SOLE    SHARED     SOLE      SHARED       OWNERSHIP      CLASS
 Joint filing by FMR Corp.
  and Edward C. Johnson 3d    560,361      0     7,686,556      0         7,686,556       7.56%
  82 Devonshire Street
  Boston, MA 02109

 Joint filing by The
  Capital Group, Inc.         980,130      0     6,469,630      0         6,469,630       6.36%
  and Capital Research
  and Management Company
  333 South Hope Street
  Los Angeles, CA 90071

                     REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICIES

    For each year, the Compensation Committee ("Committee") establishes compensation guidelines and targets for the performance of the Company, of business units within the Company, and of individual executive officers. For purposes of this discussion, there are 23 executive officers. The Committee believes the guidelines and targets discussed below provide an executive compensation program designed to improve cost effectiveness and stockholder return.

    In developing compensation plans and setting compensation levels for 1993, the Committee reviewed compensation studies conducted by consultants. Consultant studies were used in determining both long and short-term compensation. Their data was based on an examination of officer compensation at 24 companies comparable to the Company in size, market capitalization and principal undertaking as manufacturers of heavy equipment ("Comparator Companies"). All companies surveyed by these consultants are included in the S&P 500 index and three companies, in addition to the Company, are included in the S&P Machinery (Diversified) Index. Compensation levels for Company executives are below average with respect to Comparator Companies.

  EXECUTIVE OFFICER COMPENSATION

  BASE SALARY

    Base salaries of individual executive officers are reviewed by the Committee annually. In determining adjustments to base salary for a particular year, the Committee relies on reports from consultants regarding salaries at Comparator Companies. With the assistance of the officers' superiors, the Committee also makes subjective determinations regarding the performance of individual officers.

    Adjustments to salary are not based upon a formulaic consideration of specified performance factors. However, Company and relevant business unit profitability are taken into consideration when evaluating individual performance and may determine whether salaries will be frozen for a particular year or subject to increase based on comparison studies and subjective analysis. For example, officer salaries were frozen for 1992 in light of anticipated Company performance for that year. Because improved performance was anticipated for 1993, effective January 1 of that year, the Committee increased officer base salaries, including the salaries of named executive officers, to bring those salaries to what the Committee considered, based on consultant reports, minimally competitive levels. Despite these increases, officer base salaries still are below average with respect to Comparator Companies.

  INCENTIVE COMPENSATION

  CORPORATE INCENTIVE COMPENSATION PLAN

    Executive officers, together with most management and salaried employees, participate in the Company's Corporate Incentive Compensation Plan ("Incentive Plan"). The purpose of the Incentive Plan is to provide contingent benefits to employees to reflect their contribution to Company profitability and to serve as an incentive to contribute to future Company success.

    Payouts under the Incentive Plan are calculated by taking into account (a) annual base salary, (b) a specific percentage of base salary, which increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibilities, and (c) the Company's achievement of specific levels of return on assets ("ROA"). Before any amount can be awarded under the Incentive Plan, the Company must achieve a minimum ROA level, with increasing amounts to be awarded if the Company achieves a target ROA or maximum ROA. In 1993, the target ROA level under the Incentive Plan was met and executive officers received an Incentive Plan payout, as reflected for the named executive officers in the "Bonus" column of the "Summary Compensation Table." Eighteen other officers also received an Incentive Plan payout.

    In addition to an Incentive Plan award based on Company ROA, an individual award may be made under the Incentive Plan to an officer by the Committee based on a subjective determination of individual performance. The aggregate of individual awards to all officers cannot exceed the amount available in a discretionary pool established for such awards. The discretionary pool amount is part of the total pool and is based on the achievement of Company ROA levels discussed above. In 1993, each named executive officer received an individual award, included in the "Bonus" column of the "Summary Compensation" table. Eighteen other officers also received an individual award.

  BUSINESS UNIT INCENTIVE COMPENSATION PLANS

    Some executive officers also participate in incentive plans applicable to their respective business units. The Company has 114 incentive compensation plans applicable to business units and divisions within those units. Each business unit within the Company has its own criteria for determining incentive compensation for its employees. With the exception of eight business unit plans, at least 25% of the payout under a business unit plan must be based on Company achievement of ROA levels applicable to the Incentive Plan. Other factors determining business unit payout include, but are not limited to, return on sales for the particular unit, unit ROA, unit profit, operating expenses, percentage of industry sales, percentage of potential sales, and customer satisfaction. In addition, units providing administrative services to other units within the Company may have a portion of their incentive compensation tied to the performance of those other units. The two most widely used factors determining payouts under the business unit plans are return on sales for the unit and unit ROA.

    Executive officers participating in their respective business unit incentive plans generally are eligible to receive fifty percent of the amount that would have been awarded if he or she had participated solely in the business unit plans, and fifty percent of the amount that would have been awarded had the officer participated solely in the Incentive Plan. Thirteen executive officers received payments based on the 1993 performance of their business units.

    Based on competitive concerns, the Company does not believe it is appropriate for purposes of this report to disclose specific performance factors applicable to each individual business unit. Because these factors reflect the Company's view regarding criteria essential for each unit's long-term success, disclosure of such factors on a unit by unit basis would be detrimental to the Company and its stockholders by giving competitors a comprehensive blueprint, dissected by business unit, for attacking the Company in the marketplace. In 1993, a total of $110 million was earned by Company employees under the corporate and business unit incentive plans. That amount represents 4.9% of total wages and salaries before incentive pay for 1993.

  STOCK OPTIONS

    A stock option permits the holder to buy Company stock at a specific price during a specific time period. As the price of Company stock rises, the option increases in value. The Company has a plan permitting the Committee to award stock options to executive officers and other key employees of the Company. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better Company performance and enhanced stock value.

    Whether or not an option grant is made and the size of a particular grant depend upon an individual's salary grade and the Committee's subjective evaluation of an individual's overall performance. A formulaic interpretation of particular Company performance criteria is not involved.

    To ensure that executive officers and key management employees retain significant stockholdings in the Company, the Committee encourages them to own a number of shares at least equal to the average number of shares for which they received options in their last three option grants. For 1993, if sixty percent of the minimum ownership guideline was not met, significant progress had not been made to achieve the desired ownership level, or a satisfactory explanation for failure to meet the guideline had not been presented, the Committee reduced the number of shares included in the officer's 1993 option grant.

    During 1993, executive officers, including the named executive officers, were granted stock options based on a subjective assessment of their individual performance by the Committee. In 1993, two officers were penalized for low share ownership in receiving stock options. One of the named executive officers, Vito H. Baumgartner, was so penalized. Mr. Baumgartner's reduced share ownership resulted from a liquidation of assets necessary to purchase a home in Switzerland following his return to that country from a foreign assignment with the Company. As of December 31, 1993, Mr. Baumgartner was in compliance with share ownership guidelines applicable to stock options.

  LONG-TERM INCENTIVE COMPENSATION

    Company executive officers, together with certain other senior managers, also participate in a long-term incentive supplement to the stock option plan ("LTIP"). The LTIP, adopted by stockholders at the Company's 1993 annual meeting, is designed to provide an incentive to executives to contribute to the Company's long-term goals and objectives.

    Under the LTIP, a three-year performance period is established each year, with participants receiving a payout (50% in cash and 50% in restricted stock) if certain minimum, target or maximum performance thresholds are achieved at the end of that period. The Committee has the discretion to apply different performance criteria for different three-year performance periods. The Committee also has the discretion during a performance period to adjust performance measures set for that period to reflect changes in accounting principles and practices; mergers, acquisitions or divestitures; major technical innovations; or extraordinary, nonrecurring or unusual items.

    In 1993, the Committee established a three-year performance period to end in 1995. Amounts that can be paid at the end of the period depend upon an executive's base salary, a predetermined percentage of that salary that varies based on an executive's position, and whether certain ROA thresholds have been achieved. For an executive to receive any payout under the LTIP, the Company must achieve a threshold ROA level for the performance period. If a target ROA level is achieved, a larger amount would be received, while attaining a certain maximum ROA level would yield the maximum amount payable under the plan. If applicable ROA levels are achieved, the first LTIP payout would occur in 1996 after termination of the first performance period. In 1994, a new three year performance period was established for 1994 - 1996.

  CHIEF EXECUTIVE OFFICER COMPENSATION

  BASE SALARY

    Effective January 1, 1993, Mr. Fites' base salary was increased. In providing this increase, the Committee considered that, under Mr. Fites' first two years of leadership, the Company maintained its position as the world's leading manufacturer of construction and mining equipment. Through his efforts to complete the organizational restructuring of the Company and the Company's comprehensive factory modernization program, it was believed Mr. Fites had made good progress toward returning the Company to profitability and a more appropriate level of stockholder return. Decisive steps were taken to make the Company a stronger international competitor and better investment for stockholders by efforts to achieve annual gains in product and service quality, to develop stronger relationships with principal stockholders, dealers and employees, to improve product lines and to dispose of unproductive assets and operations, all with a view to enhancing the Company's long-term prospects, as well as his selective involvement in public policy issues of importance to the Company's worldwide competitive position. Another factor considered by the Committee was Mr. Fites' efforts to realize a labor agreement with the United Auto Workers Union that would permit the Company to remain globally competitive from a U.S. manufacturing base.

    The Committee believes these efforts laid the groundwork for the Company's substantially improved performance in 1993. The Committee considers its assessment of Mr. Fites' leadership to have been substantiated, in that during the past year the Company has recorded a profit of $681 million (excluding an extraordinary loss of $29 million). In addition, the Company's stock price increased approximately 66%. The Committee believes the factors serving as a basis for Mr. Fites' salary increase will continue to have a positive impact on the Company.

    In adjusting Mr. Fites' salary, the Committee also examined consultant reports regarding base salaries of chief executives at Comparator Companies. Based on those reports, the Committee concluded that Mr. Fites' salary did not reflect accurately his contributions to overall Company performance and the adjustment given was necessary to bring his salary to a minimally competitive level. Despite Mr. Fites' salary increase, his salary remained below average with respect to chief executives at Comparator Companies.

  INCENTIVE COMPENSATION

    Mr. Fites participates in the Incentive Plan. Because the Company achieved its target ROA level under the Incentive Plan in 1993, Mr. Fites received an Incentive Plan payout, as reflected in the "Bonus" column of the "Summary Compensation Table."

    That payout amount includes an individual award to Mr. Fites under the Incentive Plan. The Committee believes such award is warranted, given that Mr. Fites has provided leadership during a year in which Company profitability has improved substantially, Company market share in most lines of its business has increased, new products have been introduced, existing product quality has been retained or enhanced, and cost reductions have occurred. In addition, Mr. Fites has made significant contributions to the industry as a whole through his efforts regarding the North American Free Trade Agreement and the General Agreement on Tariffs and Trade.

  STOCK OPTIONS

    During 1993, Mr. Fites received option grants covering 20,000 shares of Company stock, as reflected in the Summary Compensation Table and Option Grants in 1993 table. Like other executive officers, Mr. Fites received options in 1993 based upon a subjective analysis by the Committee of his individual performance, rather than a formulaic assessment of specific Company performance criteria. These factors reflect the contributions referenced in the discussion above on Mr. Fites' base salary and individual incentive award. Mr. Fites' option grants were not subject to the penalty described above in respect to officer share ownership.

  LONG-TERM INCENTIVE COMPENSATION

    Mr. Fites participates in the LTIP, receiving payouts based on the criteria discussed above. Specific reference to minimum, target, and maximum amounts that could be received by Mr. Fites under criteria currently applicable to the LTIP are referenced in the Long-Term Incentive Plans/Awards in 1993 table on page 19. Like other executive officers, Mr. Fites is not eligible to receive a payout under the LTIP until 1996, and then only if the minimum ROA is achieved.

  IMPACT OF TAX LAW CHANGES

    Recently, the Revenue Reconciliation Act of 1993 amended Section 162 of the Internal Revenue Code to eliminate the deductibility of certain compensation over $1 million paid to the chief executive officer and other named executive officers. The change was effective January 1, 1994.

    The Committee believes it is in the best interests of the Company and stockholders not to take action at this time to adjust its compensation programs to qualify for certain exceptions to the deductibility limitation. It appears that under the new tax law, payments pursuant to compensation plans that give compensation committees flexibility to adjust performance criteria for differing performance periods (e.g., the Company's LTIP) may not qualify for deductibility. The Committee believes the ability to adjust performance criteria for successive performance periods to ensure that short and long-term incentive compensation is tied to areas in which improved Company performance may be required is crucial to the success of such plans and their enhancement of stockholder value.

    Given the inflexibility that could result in seeking to meet the most restrictive interpretations of those changes, the cost of coming within the exceptions to the deductibility limitation would outweigh the benefits derived, given that only the compensation of Messrs. Fites and Wogsland would be expected potentially to exceed the deductibility cap at this time. The Committee notes, however, that further developments, including adoption of regulations proposed on December 15, 1993, may result in a reconsideration of this position in future years.

               James P. Gorter (Chairman)        Clayton K. Yeutter
               Walter H. Helmerich, III          David R. Goode
               Jerry R. Junkins                  Peter A. Magowan

PERFORMANCE GRAPH

    The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) of the Company's Common Stock for the five-year period from December 31, 1988 through December 31, 1993 with the Standard & Poor's 500 Composite Index and the Standard & Poor's Machinery (Diversified) Index. The comparisons are not intended to forecast or be indicative of possible future performance of the Company's stock. In addition, the Company's principal competitors are located outside the United States and are not included in published industry indexes.


                             [GRAPH APPEARS HERE]

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
   AMONG CATERPILLAR, S&P 500 INDEX AND S&P MACHINERY (DIVERSIFIED) INDEX


Measurement Period                          S&P          S&P MACHINERY
(Fiscal Year Covered)        CATERPILLAR    500 INDEX    (DIVERSIFIED)
- --------------------         -----------    ---------    -------------
Measurement Pt-
12/31/88                     $100.00        $100.00      $100.00
FYE 12/31/89                 $ 92.31        $131.59      $118.99
FYE 12/31/90                 $ 76.74        $127.49      $102.64
FYE 12/31/91                 $ 73.49        $166.17      $122.03
FYE 12/31/92                 $ 90.85        $178.81      $124.52
FYE 12/31/93                 $152.07        $196.75      $184.35

    The Company notes that from January 1, 1993 through December 31, 1993, the price of Company stock increased 66%. For that period, the value of the S&P 500 Composite Index increased 10%, while the value of the S&P Machinery (Diversified) Index increased 48%.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Present members of the Compensation Committee are Messrs. James P. Gorter (Chairman), David R. Goode, Walter H. Helmerich, III, Jerry R. Junkins, Peter
  A. Magowan, and Clayton K. Yeutter. Mr. Gorter also is a limited partner of Goldman, Sachs & Co. ("Goldman") which performed various investment banking services for the Company during 1993 and is anticipated to perform such services in 1994. As a limited partner, Mr. Gorter is not directly involved in the day-to-day business operations of Goldman.

EXECUTIVE COMPENSATION

    The following table summarizes all compensation paid to the Company's chief executive officer and to each of the Company's four most highly compensated executive officers other than the chief executive officer for services rendered to the Company for the years ended December 31, 1993, 1992 and 1991.

                           SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                                                   Compensation
                                                                   ------------
                                  Annual Compensation                 Awards
                       ------------------------------------------- ------------
                                                                    Securities
Name and                                            Other Annual    Underlying       All Other
Principal Position     Year    Salary    Bonus (1)  Compensation    Options (2)    Compensation (3)
- ------------------     ----    ------    ---------  ------------    -----------    ----------------
D. V. Fites,           1993   $670,000   $339,024       $-0-          20,000          $32,160
 Chairman and Chief    1992    550,000        -0-        -0-          42,000           26,400
 Executive Officer     1991    522,500        -0-        -0-          20,000           23,100
J. W. Wogsland,        1993   $490,000   $246,928       $-0-          11,700          $23,520
 Vice Chairman         1992    400,000        -0-        -0-          31,000           17,333
                       1991    380,000        -0-        -0-          11,700           15,200
G.A. Barton,           1993   $325,000   $148,395       $-0-           7,650          $11,983
 Group President       1992    285,000        -0-        -0-          18,000           11,400
                       1991    277,500        -0-        -0-           8,800           11,100
G.S. Flaherty,         1993   $325,000   $148,395       $-0-           7,650          $13,000
 Group President       1992    285,000        -0-        -0-          18,000           11,400
                       1991    277,500        -0-        -0-           7,650           11,100
V. H. Baumgartner,     1993   $335,762   $ 87,968       $-0-           4,500          $   -0-
 Vice President (4)    1992    344,070        -0-        -0-          10,000              -0-
                       1991    319,065        -0-        -0-           5,100              -0-

(1) Consists of cash payments made in 1994 pursuant to the Corporate Incentive Compensation Plan with respect to 1993 performance.
(2)  Number of Options granted under the 1987
     Stock Option Plan.
(3) Consists of matching Company contributions for the Employees' Investment Plan and Supplemental Employees' Investment Plan.
(4) Dollar amounts are based on compensation in Swiss Francs converted to U.S. dollars and are affected by fluctuating exchange rates.

    The following tables set forth certain information at December 31, 1993 and for the fiscal year then ended with respect to stock options and stock appreciation rights granted to and exercised by the individuals named in the Summary Compensation Table above. No options have been granted at an option price below fair market value on the date of grant.

                             OPTION GRANTS IN 1993

                                                                                            Potential Realizable Value at
                                                                                            Assumed Annual rates of Stock
                                                                                            Price Appreciation for Option
                                               Individual Grants                                       Term(1)
                      ------------------------------------------------------------------   --------------------------------
                      Number of
                      Securities     % of Total
                      Underlying   Options Granted
                       Options     to Employees in    Exercise Price
        Name          Granted(2)     1993 (3)           Per Share        Expiration Date        5%              10%
- -------------------   ----------   ----------------   ----------------   ---------------   --------------   ---------------
D. V. Fites               20,000              2.69%           $75.0625        06/06/2003         $944,129        $2,392,605
J. W. Wogsland            11,700              1.57%           $75.0625        06/06/2003         $552,315        $1,399,674
G. A. Barton               7,650              1.03%           $75.0625        06/06/2003         $361,129          $915,171
G. S. Flaherty             7,650              1.03%           $75.0625        06/06/2003         $361,129          $915,171
V. H. Baumgartner          4,500               .60%           $75.0625        06/06/2003         $212,429          $538,336
Executive Group          144,860             19.47%           $75.0625        06/06/2003       $6,838,324       $17,329,639
All Stockholders(4)          N/A                N/A                N/A               N/A   $4,779,020,313   $12,110,965,092
Executive Group              N/A                N/A                N/A               N/A             .14%              .14%
Gain as % of all
Stockholder Gain

(1) The dollar amounts under these columns use the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $122.27 and $194.69, respectively. The Company expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.

(2) Options are exercisable upon completion of one full year of employment following the grant date (except in the case of death or retirement) and vest at the rate of one-third per year over the three years following the grant. Upon exercise, option holders may surrender shares to pay the option exercise price.

(3) In 1993, options for 144,860 shares were granted to all executive officers, as a group; options for 8,000 shares were granted to all directors who are not executive officers, as a group; and options for 599,280 shares were granted to all employees other than executive officers, as a group.

(4) For "All Stockholders" the potential realizable value is calculated from $75.0625, the price of Common Stock on June 8, 1993, based on the outstanding shares of Common Stock on that date.

                   AGGREGATED OPTION/SAR EXERCISES IN 1993,
                     AND 1993 YEAR-END OPTION/SAR VALUES

                                                            Number of Securities Underlying       Value of Unexercised
                                                            Unexercised Options / SARs at     In-the-Money Options / SARs at
                                                                   1993 Year-End                         at 1993 Year-End(1)
                       Shares Acquired     Value Realized   -------------------------------   -------------------------------
        Name           on Exercise (2)         (1)           Exercisable     Unexercisable     Exercisable     Unexercisable
- -------------------   ------------------   --------------   -------------   ---------------   -------------   ---------------
D. V. Fites                       29,150         $593,382          55,133            54,667      $1,474,183        $1,344,679
J. W. Wogsland                    37,960          958,338          18,833            36,267         469,199           911,489
G. A. Barton                      16,240          415,844          23,137            22,583         648,405           566,293
G. S. Flaherty                     7,777          274,997          29,900            22,200         854,822           551,906
V. H. Baumgartner                 17,160          376,290           3,333            12,867          97,074           320,751

(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as the case may be, minus the exercise price.

(2) Upon exercise, option holders may surrender shares to pay the option exercise price. The amounts provided are gross amounts absent netting for share surrender.

    The following table sets forth certain information regarding estimated potential awards to named executive officers pursuant to the Long-Term Incentive Supplement to the Company's 1987 Stock Option Plan.

                              LONG-TERM INCENTIVE
                              PLANS/AWARDS IN 1993

                                           Estimated Future Payouts Under
                                           Non-Stock Price-Based Plans
                                           ------------------------------
                       Performance or
                     Other Period Until
Name                Maturation or Payout   Threshold    Target    Maximum
- ---------------     --------------------   ---------    ------    -------
D. V. Fites              1993-1995          $240,000   $480,000   $720,000

J. W. Wogsland           1993-1995           165,000   330,000   495,000

G. A. Barton             1993-1995            90,000   180,000   270,000

G. S. Flaherty           1993-1995            90,000   180,000   270,000

V. H. Baumgartner        1993-1995            65,000   129,000   194,000


    The first payment under this Supplement will not be made, if at all, until 1996 based on the aggregate performance of the Company for the years of 1993, 1994 and 1995. Payment of awards is based upon a proposed percentage rate being applied to each employee's annual salary rate and is dependent upon the Company's achievement of specified levels of return on assets over the three year period. The target amount will be earned if 100% of targeted return on assets is achieved. The threshold amount will be earned if 70% of targeted return on assets is achieved, and the maximum award amount will be earned at 130% of targeted return on assets. Current salary levels were used to calculate the estimated dollar value of future payments.

PENSION PROGRAM

    Under the Company's pension program covering officers and other management employees, annual benefits are payable upon retirement. The full cost of this pension program is paid by the Company. Officers are required to retire at age
  65. Most other management employees may, under federal law, work indefinitely. Retirement prior to age 62 results in an appropriate pension reduction. The amounts shown in the following table are the estimated aggregate annual benefits for various levels of earnings and years of benefit service payable in the event of retirement after age 62 and not later than age 65.

                         PENSION PLAN TABLE

- ----------------------------------------------------------------
Remuneration                  Years of Service
- ------------    ------------------------------------------------
                   15        20        25        30        35
- ----------------------------------------------------------------

  $100,000      $ 22,500  $ 30,000  $ 37,500  $ 45,000  $ 52,500
- ----------------------------------------------------------------
  $150,000        33,750    45,000    56,250    67,500    78,750
- ----------------------------------------------------------------
  $200,000        45,000    60,000    75,000    90,000   105,000
- ----------------------------------------------------------------
  $250,000        56,250    75,000    93,750   112,500   131,250
- ----------------------------------------------------------------
  $300,000        67,500    90,000   112,500   135,000   157,500
- ----------------------------------------------------------------
  $350,000        78,750   105,000   131,250   157,500   183,750
- ----------------------------------------------------------------
  $400,000        90,000   120,000   150,000   180,000   210,000
- ----------------------------------------------------------------
  $450,000       101,250   135,000   168,750   202,500   236,250
- ----------------------------------------------------------------
  $500,000       112,500   150,000   187,500   225,000   262,500
- ----------------------------------------------------------------
  $550,000       123,750   165,000   206,250   247,500   288,750
- ----------------------------------------------------------------
  $650,000       146,250   195,000   243,750   292,500   341,250
- ----------------------------------------------------------------
  $750,000       168,750   225,000   281,250   337,500   393,750
- ----------------------------------------------------------------
  $850,000       191,250   255,000   318,750   382,500   446,250
- ----------------------------------------------------------------
  $950,000       213,750   285,000   356,250   427,500   498,750
- ----------------------------------------------------------------
$1,100,000       247,500   330,000   412,500   495,000   577,500
- ----------------------------------------------------------------

  The compensation covered by the pension program is generally based on an employee's annual salary and bonus. Amounts payable pursuant to a defined benefit supplementary pension plan are included. As of December 31, 1993, the persons named in the Summary Compensation Table had the following estimated credited years of benefit service for purposes of the pension program: D. V. Fites - 35 years*; J. W. Wogsland - 35 years*; G. A. Barton - 33 years; G. S. Flaherty - 35 years; and V. H. Baumgartner - 29 years**. The amounts payable under the pension program are computed on the basis of an ordinary life annuity and are generally not subject to deductions for Social Security benefits or other amounts.
_______________
 *Although having served 36 years with the Company, amounts payable under the plan are based on a maximum of 35 years of service.

**Mr. Baumgartner is covered by the pension plan of a subsidiary of the Company which is intended to provide benefits comparable to those under the Company's pension program. There are no material differences between Mr. Baumgartner's pension plan benefits and those disclosed in the table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For disclosure regarding a reportable relationship involving Mr. James P. Gorter, a director of the Company, see page 16, "Compensation Committee Interlocks and Insider Participation."

    Mr. Siegfried R. Ramseyer, a Vice President of the Company, was Managing Director of Caterpillar Overseas S.A. ("Subsidiary") until December 31, 1992, and is indebted to that Subsidiary in the amount of approximately $302,826. The loan relates to a home purchase by Mr. Ramseyer in Switzerland and is collateralized by a mortgage on the property. The primary purpose of the transaction was to permit Mr. Ramseyer to retain his home in Switzerland and to purchase a home in the United States where he has been assigned. The loan is interest free and repayable to the Subsidiary no later than December 31, 2002. If for any reason Mr. Ramseyer returns to Switzerland or ceases to act as a Vice President of the Company prior to December 31, 2002, the Subsidiary is entitled to request repayment of the loan upon giving 60 days prior written notice. During Mr. Ramseyer's assignment in the United States, the Subsidiary may lease the property and receive rental income.

PROPOSAL 2 - APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors wishes to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Price Waterhouse as independent auditors of the Company for the year 1994.

    Price Waterhouse have been the auditors of the Company since its incorporation in 1925. No relationship exists other than the usual relationship between independent public accountant and client.

    In the event the appointment of Price Waterhouse as independent auditors for 1994 is not approved by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to consider the selection of other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1994 will be permitted to stand unless the Board finds other good reason for making a change. The directors recommend a vote 'FOR' the approval of the appointment of Price Waterhouse.

    Representatives of Price Waterhouse are expected to be present at the annual meeting of stockholders on April 13, 1994, with the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

PROPOSAL 3 - STOCKHOLDER PROPOSAL

    Mr. Bill Casstevens, Secretary-Treasurer of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the "UAW"), advises that, on behalf of the UAW (owner of 19 shares of Company stock), he or another representative intends to present for consideration and action at the annual meeting, the following resolution:

  RESOLUTION PROPOSED BY STOCKHOLDER

    BE IT RESOLVED: that the shareholders of Caterpillar Inc. ("Caterpillar" or "company") request the Board of Directors to take the steps necessary to amend the bylaws of the company to provide that any nominations of directors by a stockholder pursuant to Article III, Section 1(d)(ii), will be included in the proxy statement and ballot sent to stockholders, said steps to include but not be limited to revising the time period in which such nominations are to be made.

  SUPPORTING STATEMENT OF PROPONENT

    Article III, Section 1(d) of Caterpillar's bylaws appears to provide for a very open, democratic method of making nominations for the company's Board of Directors. Subsection (i) provides that the board of directors or a committee of it may make nominations. Subsection (ii) provides that a stockholder may make a nomination at a stockholder's meeting.

    The provision for nominations by a stockholder, however, is an empty one since they can only be made at a stockholders' meeting. The vast majority of stockholders cast their ballots by proxy weeks before a stockholders' meeting. Although a stockholder attending the meeting can change his or her ballot at that time, only a minuscule fraction of stockholders attend such meetings in person.

    To provide for meaningful stockholder nominations, the company's bylaws should be changed to provide that the nominations must be made early enough to be included in the proxy statement and proxy ballot that is sent to shareholders.

    Given the company's marginal performance in recent years, it is clear that new directors willing to take the board in a fresh direction are needed. Stockholder nominations that appear in proxy materials and on the proxy ballot would be an ideal way to achieve that. Even if such nominations fail, they will increase the current board's accountability.

  STATEMENT IN OPPOSITION TO PROPOSAL

    Currently, stockholders who want to nominate their own candidates to the Company's Board of Directors have several options. They may accept the Company's invitation to attend the Annual Meeting of Stockholders and forward their director nominations at that time, as long as written notice of such nomination is received by the Secretary of the Company not later than ninety days in advance of such meeting. Indeed, the Company's proxy statement details procedures required under Company bylaws for the nomination of directors by stockholders. Other stockholders attending the annual meeting may vote for nominated directors, even if such a vote would change a vote previously submitted by proxy.

    Alternatively, the federal securities laws provide another mechanism. The stockholder may file with the Securities and Exchange Commission and distribute to stockholders its own proxy statement and ballot soliciting votes for its own slate of director nominees or for an individual director.

    These mechanisms provide stockholders ample opportunity to change the composition of the Board if they believe "new directors willing to take the board in a fresh direction are needed." It is important to note, however, that the Company's current Board provided guidance for the efforts that led to the past year's substantially improved performance. From January 1, 1993 through December 31, 1993, Company stock increased in value by approximately 66% and for 1993 the Company recorded a profit of $681 million or $6.72 per share (excluding an extraordinary loss of $29 million). In fact, the UAW's characterization of the Board, in light of recent Company performance, raises the question whether this proposal is designed to further the interests of stockholders as a whole or merely to harass the Company in an attempt to force acceptance of the international union's so-called pattern labor agreement.

    Adoption of this proposal would not permit inclusion of stockholder nominations in the Company's proxy materials. That would require an amendment to the Company's bylaws by stockholders at a future stockholders' meeting. Approval of the amendment by not less than 75% of the outstanding stock entitled to vote would be required at that meeting for the proponent's proposal to be implemented.

   The Board of Directors recommends a vote AGAINST the proposal.

PROPOSAL 4 - STOCKHOLDER PROPOSAL

    Mr. Dana L. Wiggins, Business Representative for the Northern Nevada Carpenters Pension Trust ("Fund"), advises that, on behalf of the Fund (owner of 2,500 shares of Company stock), he or another representative of the Fund intends to present for consideration and action at the annual meeting the following resolution:

  RESOLUTION PROPOSED BY STOCKHOLDER

    BE IT RESOLVED: That the shareholders of Caterpillar Inc. ("Company") urge that the Board of Directors take the necessary steps, in compliance with Delaware state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

  SUPPORTING STATEMENT OF PROPONENT

    The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

    Concerns that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued. Additionally, concerns that the annual election of all directors would expose shareholders to takeover attempts at below full value is also unfounded. Our Company's poison pill is a virtually insurmountable takeover defense which forces potential acquirers to negotiate offers with the Board.

    Most alarming is that the staggered Board can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies. The performance of Caterpillar's stock since the staggered Board was implemented in 1986 emphasizes this point. According to the performance chart on 13 of the Company's 1993 proxy statement, Caterpillar has underperformed its peer group, the S&P Machinery (Diversified) Index, and the S&P 500 in 1987, 1988, 1989, 1990, 1991 and 1992 for a cumulative shareholder return of 31 percent below the peer group and 55 percent below the S&P 500. Underperformance relative to our Company's peer group is primarily attributable to mismanagement, not market forces.

    Additionally, Caterpillar was the 910th worst company out of 1,000 in the United Shareholders Association's 1993 ranking of the Fortune 1,000 on performance and corporate governance. On long-term performance (10 year shareholders returns measured by stock price appreciation plus dividends), Caterpillar's score was 6.6 out of 25, a score which was worse than 863 other companies.

    The poor performance of our Company over the previous five and ten year periods is a compelling reason to reconsider the wisdom of a staggered Board. We believe that allowing shareholders to annually register their views on the performance of the Board collectively and each director individually is one of the best methods to insure that our Company will be managed in the best interests of the shareholders.

  STATEMENT IN OPPOSITION TO PROPOSAL

    In 1986, Company stockholders voted, by a significant majority, to divide the Board of Directors into three approximately equal classes, with one class elected each year for a three-year term. Last year, stockholders affirmed their support for the classified structure by rejecting a proposal to eliminate it. Certain institutional stockholders, such as Teachers Insurance and Annuity Association -- College Retirement Equities Fund ("TIAA-CREF"), as a matter of policy do not support stockholder proposals to eliminate a classified board structure.

    The Board continues to believe the classified structure is in the best interests of the Company and its stockholders for the following reasons. First, the structure is designed to provide continuity and stability in the management of Company affairs, since, at any given time, a majority of the Board generally will have had prior experience as directors of the Company. At the same time, the classified structure, by permitting annual elections with respect to one-third of the Board, affords stockholders a significant opportunity to express their views regarding Board performance.

    Second, the classified structure is designed to enhance management's ability to negotiate in the best interests of all stockholders with a person seeking control of the Company, since, absent a negotiated acquisition, at least two annual stockholder meetings would be required to effect a change in control of the Board. Contrary to the proponent's assertion, the Company's stockholder rights plan is not an "insurmountable takeover defense." In fact, the plan provides that the Company is required to redeem plan rights if requested by two-thirds of the Company's outstanding shares. Similarly, the classified structure is not an "insurmountable" takeover defense. Rather, it protects the interests of stockholders in the event of a takeover attempt.

    It should be noted that adoption of this proposal would not in itself eliminate Board classification. That would require the Board to submit an amendment to the Company's bylaws for action by stockholders at a future stockholders' meeting. Approval of that amendment by not less than 75% of the outstanding stock entitled to vote would be required for the 1986 stockholder vote to be reversed and the classified structure eliminated.

    It should also be noted that the proponent's characterization of Company performance contains an omission that renders the characterization misleading. The omitted fact is that the value of Company stock has increased approximately 66% during fiscal year 1993 and for 1993 the Company recorded a profit of $681 million or $6.72 per share (excluding an extraordinary loss of $29 million).

    The Board of Directors recommends a vote AGAINST the proposal.

PROPOSAL 5 - STOCKHOLDER PROPOSAL

    Mr. Thomas P.V. Masiello, Administrator for the Massachusetts Laborers' Pension Fund ("Pension Fund"), advises that on behalf of the Pension Fund (owner of 2,000 shares of Company stock) he or another representative intends to present for consideration and action at the annual meeting, the following resolution:

  RESOLUTION PROPOSED BY STOCKHOLDER

    BE IT RESOLVED: that the stockholders of Caterpillar, Inc. ("Caterpillar" or "Company"), assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

  SUPPORTING STATEMENT OF PROPONENT

    Cumulative voting is one of the few ways stockholders can attempt to elect members who they believe better represent their views.

    It is vitally needed at Caterpillar, where the current board has sat passively by, collecting its annual retainer of $30,000 and accruing a lifetime pension at that amount, while the company has underperformed the market and its industry group for the past five years.

    Cumulative voting maximizes a stockholder's voting power by allowing him or her to concentrate their votes for a single nominee or combination of nominees.

    For example, Caterpillar has 10 directors. Without cumulative voting, the owners of 10 percent of the company's stock do not have a realistic chance of electing a director. They would only be able to cast their 10 percent for each nominee. However, with cumulative voting, those same owners would be able to actually elect a nominee by lumping all of their votes for that nominee.

    Even if dissedent stockholders do not have enough votes to elect nominees, cumulative voting ensures that management and the board will consider their views.

    Please mark your ballot in support of this proposal.

  STATEMENT IN OPPOSITION TO PROPOSAL

    In 1986, stockholders approved a Company proposal that, among other things, eliminated cumulative voting in the election of directors. Only 20% of stockholders voted against elimination. Statistics reveal that a substantial majority of public companies do not provide for cumulative voting in the election of directors. Certain large institutional holders, such as TIAA-CREF, consistently oppose proposals to institute such voting.

    Cumulative voting promotes special interest representation on the Board rather than representation for the benefit of all stockholders. Where cumulative voting is in effect, a minority block of stockholders may be able to elect one or more directors by giving all of their votes to those candidates. Directors so elected may be concerned with acting in the interests of the group electing them rather than stockholders as a whole. Factionalism and contention among directors could result to the disadvantage of the Company and its stockholders.

    The Company's current Board has represented stockholders during a period in which the groundwork was laid for a year of substantially improved performance. They have not "sat passively by ... while the company has underperformed the market and its industry group..." In fact, since January 1, 1993, stockholders have watched the value of Company stock increase by approximately 66%.

    The Board of Directors recommends a vote AGAINST the proposal.

FILINGS PURSUANT TO SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

    Based upon a review of Company records, it appears that one executive officer, Mr. James E. Despain, failed to file one report on Form 4 in a timely manner. The report relates to one transaction involving 162 shares occurring on November 3, 1993. A Form 4 was filed with respect to that transaction on January 13, 1994.

STOCKHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

    Under the rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Company's Proxy Statement for the annual meeting of stockholders to be held in 1995 must submit such proposals so as to be received by the Company's Secretary at 100 NE Adams Street, Peoria, Illinois 61629 on or before October 25, 1994.

STOCKHOLDER NOMINATIONS

    A stockholder may also nominate an individual for election as a director at the annual meeting but, pursuant to the Company's bylaws, written notice of such nomination must be received by the Secretary of the Company at 100 NE Adams Street, Peoria, Illinois 61629, not later than ninety days in advance of such meeting. A copy of the Company's bylaws specifying the requirements for stockholder nominations will be furnished to any stockholder without charge upon written request to the Secretary.

SOLICITATION

    The accompanying proxy is solicited by and on behalf of the Board of Directors. The cost of soliciting proxies will be borne by the Company. Such solicitation is being made by mail and may also be made by telephone or in person using the services of directors, officers and regular employees of the Company. In addition, the Company has engaged Georgeson & Co. for a fee of $20,000 plus out-of-pocket expenses to assist in the solicitation. Banks, brokerage firms and other custodians, nominees, and fiduciaries will be reimbursed by the Company for reasonable expenses incurred in sending proxy material to beneficial owners of Company Common Stock.

STOCKHOLDER LIST

    A listing of the Company's stockholders of record will be available for examination by stockholders during normal business hours at the Loews Ventana Canyon Resort, 7000 North Resort Drive, Tucson, Arizona, at least ten days prior to the annual meeting.

REVOCABILITY OF PROXY

    A stockholder giving the enclosed proxy may revoke it at any time before it is exercised by filing with the Company a written notice of revocation or by a duly executed and presented proxy bearing a later date or by voting in person at the meeting.

    Dated: February 25, 1994

[Caterpillar logo]

                                    APPENDIX












                                CATERPILLAR INC.


                       GENERAL AND FINANCIAL INFORMATION


                                      1993

                            DESCRIPTION OF BUSINESS

Caterpillar Inc. together with its consolidated subsidiaries (the company) operates in three principal business segments:
   (1) Machinery-Design, manufacture, and marketing of earthmoving, construction, and materials handling machinery - track and wheel tractors, track and wheel loaders, lift trucks, self-guided materials handling vehicles, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, and related parts.
   (2) Engines-Design, manufacture, and marketing of engines for earthmoving and construction machines, on-highway trucks, and locomotives; marine, petroleum, agricultural, industrial, and other applications; electric power generation systems; and related parts. Caterpillar diesel and spark-ignited engines meet power needs ranging from 54 to 8,000 horsepower. Turbines range from 1,340 to 15,000 horsepower (1,000 to 10,500 kilowatts).
   (3) Financial Products-Provides financing alternatives for Caterpillar and noncompetitive related equipment, and extends loans to Caterpillar customers and dealers. Also provides various forms of insurance to Caterpillar dealers and customers to help support their purchase and financing of Caterpillar equipment.
   The company conducts operations in the Machinery and Engines segments of its business under highly competitive conditions, including intense price competition. It places great emphasis upon the high quality and performance of its products and the service support for such products which is supplied by its dealers. Although no one competitor is believed to produce all of the same types of machines and engines produced by the company, there are numerous companies, large and small, which compete with the company in the sale of each of its products.
   The company's products are sold primarily under the marks "Caterpillar," "Cat," "Solar," and "Barber-Greene." Machines are distributed principally through a worldwide organization of independent full-line dealers, and one company-owned dealership, 65 located in the United States and 118 located outside the United States. Worldwide, these dealers have more than 1,250 places of business. Diesel and spark-ignited engines are sold through the worldwide dealer organization and to other manufacturers for use in products manufactured by them. Caterpillar dealers do not deal exclusively in the company's products, although in most cases sales and servicing of the company's products are the dealers' principal business. Turbines are sold through a sales force employed by Solar Turbines Incorporated, a wholly owned subsidiary, or its subsidiaries and associated companies. These employees are from time to time assisted by independent sales representatives.
   Financial Products consists primarily of Caterpillar Financial Services Corporation and its subsidiaries, and Caterpillar Insurance Co. Ltd.

- ------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                               Page
Report of Management.......................................     A-3
Report of Independent Accountants..........................     A-3
Consolidated Financial Statements and Notes................     A-4
Eleven-year Financial Summary..............................    A-24
Management's Discussion and Analysis (MD&A)
   Results of Operations
      -1993 Compared with 1992.............................    A-26
      -1992 Compared with 1991.............................    A-30
   Liquidity and Capital Resources.........................    A-31
   Employment..............................................    A-31
   Other Matters...........................................    A-32
   1994 Outlook............................................    A-34
Supplemental Stockholder Information.......................    A-36
Directors and Officers.....................................    A-37

                                     A-2

REPORT OF MANAGEMENT                                            CATERPILLAR INC.
- --------------------------------------------------------------------------------
The management of Caterpillar Inc. has prepared the accompanying consolidated financial statements for the years ended December 31, 1993, 1992, and 1991, and is responsible for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles and, reflecting management's best judgment, present fairly the company's results of operations, financial position, and cash flows.

  Management maintains a system of internal accounting controls which has been designed to provide reasonable assurance that: transactions are executed in accordance with proper authorization, transactions are properly recorded and summarized to produce reliable financial records and reports, assets are safeguarded, and the accountability for assets is maintained.

  The system of internal controls includes statements of policies and business practices, widely communicated to employees, which are designed to require them to maintain high ethical standards in their conduct of company affairs. The internal controls are augmented by careful selection and training of supervisory and other management personnel, by organizational arrangements that provide for appropriate delegation of authority and division of responsibility, and by an extensive program of internal audit with management follow-up.

  The financial statements have been audited by Price Waterhouse, independent accountants, in accordance with generally accepted auditing standards. They have made similar annual audits since initial incorporation of the company. Their role is to render an objective, independent opinion on management's financial statements. Their report appears below.

  Through its Audit Committee, the board of directors reviews the company's financial and accounting policies, practices, and reports. The Audit Committee consists exclusively of five directors who are not salaried employees and who are, in the opinion of the board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member. The Audit Committee meets several times each year with representatives of management, the internal auditing department, and the independent accountants to review the activities of each and satisfy itself that each is properly discharging its responsibilities. Both the independent accountants and the internal auditors have free access to the Audit Committee and meet with it periodically, with and without management representatives in attendance, to discuss, among other things, their opinions as to the adequacy of internal controls and to review the quality of financial reporting.

                                                        [SIGNATURE]
                                                        (Donald V. Fites)
                                                        Chairman of the Board

                                                        [SIGNATURE]
                                                        (James W. Owens)
                                                        Chief Financial Officer

                                                                January 21, 1994
- --------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS

            <LOGO>   (Price Waterhouse)

TO THE STOCKHOLDERS OF CATERPILLAR INC.:

In our opinion, the accompanying consolidated financial statements, Statements 1 through 4, present fairly, in all material respects, the financial position of Caterpillar Inc. and subsidiaries at December 31, 1993, 1992, and 1991, and their results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 2 to the consolidated financial statements, in 1992 the company adopted the provisions of Statement of Financial Accounting Standards
(SFAS) 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; the provisions of SFAS 112, "Employers' Accounting for Postemployment Benefits"; and the provisions of SFAS 109, "Accounting for Income Taxes."

[SIGNATURE]
(Price Waterhouse)

Peoria, Illinois
January 21, 1994

STATEMENT 1
CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31
(Millions of dollars except per share data)
- -------------------------------------------------------------------------------

                                                                                1993       1992      1991
                                                                              -------    -------    ------
MACHINERY AND ENGINES:
 Sales (note 1B)............................................................  $11,235    $ 9,840    $ 9,838
                                                                              -------    -------    -------
 Operating costs:
  Cost of goods sold........................................................    9,075      8,444      8,451
  Selling, general, and administrative expenses.............................    1,262      1,263      1,245
  Research and development expenses (note 4)................................      319        310        272
  Provision for plant closing and consolidation costs (note 6)..............        -          -        262
  Gain on sale of lift truck assets (note 7)................................        -        (53)         -
                                                                              -------    -------    -------
                                                                               10,656      9,964     10,230
                                                                              -------    -------    -------
 Operating profit (loss)....................................................      579       (124)      (392)
 Interest expense...........................................................      268        324        294
                                                                              -------    -------    -------
                                                                                  311       (448)      (686)
 Net interest income on U.S. tax settlement (note 9)........................      251          -          -
 Other income (note 8)......................................................       92         75         65
                                                                              -------    -------    -------
 Profit (loss) before taxes.................................................      654       (373)      (621)
                                                                              -------    -------    -------
FINANCIAL PRODUCTS:
 Revenues (note 1B).........................................................      380        354        344
                                                                              -------    -------    -------
 Operating costs:
  Selling, general, and administrative expenses.............................      161        146        132
  Interest expense..........................................................      172        173        175
                                                                              -------    -------    -------
                                                                                  333        319        307
                                                                              -------    -------    -------
 Operating profit...........................................................       47         35         37
 Other income (note 8)......................................................       21         20         13
                                                                              -------    -------    -------
 Profit before taxes........................................................       68         55         50
                                                                              -------    -------    -------
CONSOLIDATED PROFIT (LOSS) BEFORE TAXES.....................................      722       (318)      (571)
 Provision (credit) for income taxes (note 9)...............................       42       (114)      (152)
                                                                              -------    -------    -------
 Profit (loss) of consolidated companies....................................      680       (204)      (419)
 Equity in profit (loss) of affiliated companies (notes 1A and 13)..........        1        (14)        15
                                                                              -------    -------    -------
 PROFIT (LOSS) BEFORE EXTRAORDINARY LOSS AND
  EFFECTS OF ACCOUNTING CHANGES.............................................      681       (218)      (404)
 Extraordinary loss on early retirement of debt (note 16)...................      (29)         -          -
 Effects of accounting changes (note 2).....................................        -     (2,217)         -
                                                                              -------    -------    -------
 PROFIT (LOSS)..............................................................  $   652    $(2,435)   $  (404)
                                                                              =======    =======    =======
PROFIT (LOSS) PER SHARE OF COMMON STOCK:
 Profit (loss) before extraordinary loss and effects of accounting changes..  $  6.72    $ (2.16)   $ (4.00)
 Extraordinary loss on early retirement of debt.............................     (.29)         -          -
 Effects of accounting changes..............................................        -     (21.96)         -
                                                                              -------    -------    -------
 Profit (loss)..............................................................  $  6.43    $(24.12)   $ (4.00)
                                                                              =======    =======    =======
Dividends declared per share of common stock................................  $   .60    $   .60    $  1.05

         See accompanying Notes to Consolidated Financial Statements.

STATEMENT 2                                                     CATERPILLAR INC.
CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31 (Dollars in millions)
- --------------------------------------------------------------------------------

                                                               1993     1992     1991
                                                              -------  -------  -------
COMMON STOCK (NOTE 18):
 Balance at beginning of year...............................  $  799  $   798   $  795
 Common shares issued, including treasury shares reissued:
  1993 - 909,565; 1992 - 40,464; 1991 - 5,642...............      36        1        3
                                                              ------  -------   ------
 Balance at year-end........................................     835      799      798
                                                              ------  -------   ------
PROFIT EMPLOYED IN THE BUSINESS:
 Balance at beginning of year...............................     643    3,138    3,648
 Profit (loss)..............................................     652   (2,435)    (404)
 Dividends declared.........................................     (61)     (60)    (106)
                                                              ------  -------   ------
 Balance at year-end........................................   1,234      643    3,138
                                                              ------  -------   ------
MINIMUM PENSION LIABILITY ADJUSTMENT (NOTE 5A)..............     (40)       -        -
                                                              ------  -------   ------
FOREIGN CURRENCY TRANSLATION ADJUSTMENT (NOTE 3):
 Balance at beginning of year...............................     133      108       97
 Aggregate adjustment for year..............................      37       25       11
                                                              ------  -------   ------
 Balance at year-end........................................     170      133      108
                                                              ------  -------   ------
STOCKHOLDERS' EQUITY AT YEAR-END............................  $2,199  $ 1,575   $4,044
                                                              ======  =======   ======

         See accompanying Notes to Consolidated Financial Statements.

STATEMENT 3
FINANCIAL POSITION AT DECEMBER 31
(Dollars in millions)
- ---------------------------------------------------------------------------

                                                                                           CONSOLIDATED
                                                                                (Caterpillar Inc. and subsidiaries)
                                                                                -----------------------------------
                                                                                  1993        1992         1991
                                                                                -----------------------------------
ASSETS
  Current assets:
    Cash and short-term investments.......................................      $    83      $   119      $   104
    Receivables--trade and other..........................................        2,637        2,190        2,009
    Receivables--finance (note 10)........................................          988          758          664
    Refundable income taxes (note 9)......................................           --           86          154
    Deferred income taxes and prepaid expenes.............................          838          709          718
    Inventories (notes 1C and 11).........................................        1,525        1,675        1,921
                                                                                ---------------------------------
  Total current assets....................................................        6,071        5,537        5,570
  Land, buildings, machinery, and equipment--net (notes 1D and 12)........        3,827        3,954        4,049
  Long-term receivables--trade and other..................................          132          140          124
  Long-term receivables--finance (note 10)................................        2,152        1,767        1,481
  Investments in affiliated companies (notes 1A and 13)...................          395          345          346
  Investments in Financial Products subsidiaries..........................           --           --           --
  Deferred income taxes (note 9)..........................................        1,321        1,254           --
  Intangible assets (note 1E).............................................          353          357          120
  Other assets............................................................          556          581          352
                                                                                ---------------------------------
TOTAL ASSETS..............................................................      $14,807      $13,935      $12,042
                                                                                =================================
LIABILITIES
  Current liabilities:
    Short-term borrowings (note 15).......................................      $   822      $   941      $   474
    Accounts payable and accrued expenses.................................        2,055        1,772        1,662
    Accrued wages, salaries, and employee benefits........................          957          828          718
    Dividends payable.....................................................           15           15           15
    Deferred and current income taxes payable.............................          111           59          109
    Long-term debt due within one year (note 16)..........................          711          612          881
                                                                                ---------------------------------
  Total current liabilities...............................................        4,671        4,227        3,859
  Long-term debt due after one year (note 16).............................        3,895        4,119        3,892
  Liability for postemployment benefits (note 5)..........................        4,018        3,995           86
  Deferred income taxes (note 9)..........................................           24           19          161
                                                                                ---------------------------------
TOTAL LIABILITIES.........................................................       12,608       12,360        7,998
                                                                                ---------------------------------
CONTINGENCIES (NOTE 17)
STOCKHOLDERS' EQUITY (STATEMENT 2)
  Common stock of $1.00 par value (note 18):
    Authorized shares: 200,000,000
    Outstanding shares (1993--101,861,828; 1992-100,952,263;
    and 1991--100,911,799 [after deducting 501,663; and 542,127
    treasury shares for 1992 and 1991, respectively]) at paid-in amount...          835          799          798
  Profit employed in the business.........................................        1,234          643        3,138
  Minimum pension liability adjustment (note 5A)..........................          (40)          --           --
  Foreign currency translation adjustment (note 3)........................          170          133          108
                                                                                ---------------------------------
TOTAL STOCKHOLDERS' EQUITY................................................        2,199        1,575        4,044
                                                                                ---------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................................      $14,807      $13,935      $12,042
                                                                                =================================

         See accompanying Notes to Consolidated Financial Statements.

STATEMENT 3                                                CATERPILLAR INC.
FINANCIAL POSITION AT DECEMBER 31
(Dollars in millions)
- ---------------------------------------------------------------------------

                                                                                   Supplemental consolidating data
                                                                         ---------------------------------------------------
                                                                           MACHINERY AND ENGINES
                                                                          (Caterpillar Inc. with
                                                                           Financial Products on
                                                                             the equity basis)        FINANCIAL PRODUCTS
                                                                         ----------------------------------------------------
                                                                           1993     1992     1991    1993     1992     1991
                                                                         ----------------------------------------------------
ASSETS
  Current assets:
    Cash and short-term investments..................................... $    62  $   104  $    79  $    21  $    15  $    25
    Receivables--trade and other........................................   2,612    2,201    2,029       63       56       59
    Receivables--finance (note 10)......................................      --       --       --      988      758      664
    Refundable income taxes (note 9)....................................      --       86      154       --       --       --
    Deferred income taxes and prepaid expenes...........................     869      734      717        2        1        1
    Inventories (notes 1C and 11).......................................   1,525    1,675    1,921       --       --       --
                                                                         ----------------------------------------------------
  Total current assets..................................................   5,068    4,800    4,900    1,074      830      749
  Land, buildings, machinery, and equipment--net (notes 1D and 12)......   3,456    3,673    3,764      371      281      285
  Long-term receivables--trade and other................................     132      140      124       --       --       --
  Long-term receivables--finance (note 10)..............................      --       --       --    2,152    1,767    1,481
  Investments in affiliated companies (notes 1A and 13).................     395      345      346       --       --       --
  Investments in Financial Products subsidiaries........................     457      375      347       --       --       --
  Deferred income taxes (note 9)........................................   1,334    1,269       --       --       --       --
  Intangible assets (note 1E)...........................................     353      357      120       --       --       --
  Other assets..........................................................     398      437      164      158      144      184
                                                                         ----------------------------------------------------
TOTAL ASSETS............................................................ $11,593  $11,396  $ 9,765  $ 3,755  $ 3,022  $ 2,699
                                                                         ====================================================
LIABILITIES
  Current liabilities:
    Short-term borrowings (note 15)..................................... $   139  $   398  $   141  $   683  $   543  $   333
    Accounts payable and accrued expenses...............................   1,925    1,669    1,533      201      196      204
    Accrued wages, salaries, and employee benefits......................     955      827      717        2        1        1
    Dividends payable...................................................      15       15       15       --       --       --
    Deferred and current income taxes payable...........................      71       25       97       40       34       12
    Long-term debt due within one year (note 16)........................     218      120      319      493      492      562
                                                                         ----------------------------------------------------
  Total current liabilities.............................................   3,323    3,054    2,822    1,419    1,266    1,112
  Long-term debt due after one year (note 16)...........................   2,030    2,753    2,676    1,865    1,366    1,216
  Liability for postemployment benefits (note 5)........................   4,018    3,995       86       --       --       --
  Deferred income taxes (note 9)........................................      23       19      137       14       15       24
                                                                         ----------------------------------------------------
TOTAL LIABILITIES.......................................................   9,394    9,821    5,721    3,298    2,647    2,352
                                                                         ----------------------------------------------------
CONTINGENCIES (NOTE 17)
STOCKHOLDERS' EQUITY (STATEMENT 2)
  Common stock of $1.00 par value (note 18):
    Authorized shares: 200,000,000
    Outstanding shares (1993--101,861,828; 1992--100,952,263;
    and 1991--100,911,799 [after deducting 501,663; and 542,127
    treasury shares for 1992 and 1991, respectively]) at paid-in amount.     835      799      798      258      238      228
  Profit employed in the business.......................................   1,234      643    3,138      206      141      117
  Minimum pension liability adjustment (note 5A)........................     (40)      --       --       --       --       --
  Foreign currency translation adjustment (note 3)......................     170      133      108       (7)      (4)       2
                                                                         ----------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY..............................................   2,199    1,575    4,044      457      375      347
                                                                         ----------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............................. $11,593  $11,396  $ 9,765  $ 3,755  $ 3,022  $ 2,699
                                                                          ===================================================

The supplemental consolidating data is presented for the purpose of additional analysis and to provide required supplemental disclosure of information about the Financial Products subsidiaries. See note 1A on page A-10 for a definition of the groupings in these statements.

STATEMENT 4
STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31
(Millions of dollars)
- --------------------------------------------------------------------------------

                                                                                      CONSOLIDATED
                                                                          (Caterpillar Inc. and subsidiaries)
                                                                          -----------------------------------
                                                                            1993          1992          1991
                                                                          -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Profit (loss).........................................................  $   652       $(2,435)      $  (404)
  Adjustments for noncash items:
    Depreciation and amortization.......................................      668           654           602
    Effects of accounting changes, net of tax...........................       --         2,217            --
    Gain on sale of lift truck assets...................................       --           (53)           --
    Nonrecurring charges, net of current year cash payments.............      (25)          (19)          356
    Profit of Financial Products........................................       --            --            --
    Other...............................................................     (128)           15           (67)

Changes in assets and liabilities:
  Receivables--trade and other..........................................     (524)         (251)          190
  Inventories...........................................................      154           188           189
  Accounts payable and accrued expenses.................................      315           165           (57)
  Other--net............................................................      293            22          (168)
                                                                          -----------------------------------
Net cash provided by operating activities...............................    1,405           503           641
                                                                          -----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures--excluding equipment leased to others............     (417)         (515)         (653)
  Expenditures for equipment leased to others...........................     (215)         (125)         (121)
  Proceeds from disposals of land, buildings, machinery, and equipment..       90            57            55
  Proceeds from sale of lift truck assets...............................       --           141            --
  Additions to finance receivables......................................   (2,024)       (1,601)       (1,269)
  Collections of finance receivables....................................    1,389         1,198           999
  Other--net............................................................      (41)          (78)          (87)
                                                                          -----------------------------------
Net cash used for investing activities..................................   (1,218)         (923)       (1,076)
                                                                          -----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid........................................................      (61)          (60)         (121)
  Common stock issued, including treasury shares reissued...............       36             1            --
  Proceeds from long-term debt issued...................................    1,218         1,044         1,573
  Payments on long-term debt............................................     (936)       (1,140)         (481)
  Short-term borrowings--net............................................     (451)          585          (560)
                                                                          -----------------------------------
Net cash provided by financing activities...............................     (194)          430           411
                                                                          -----------------------------------
Effect of exchange rate changes on cash.................................      (29)            5            18
                                                                          -----------------------------------
INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS..................      (36)           15            (6)
Cash and short-term investments at the beginning of the period..........      119           104           110
                                                                          -----------------------------------
Cash and short-term investments at the end of the period................  $    83       $   119       $   104
                                                                          ===================================



All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.


         See accompanying Notes to Consolidated Financial Statements.

                                                                CATERPILLAR INC.

- --------------------------------------------------------------------------------

                                                                                      Supplemental consolidating data
                                                                       ------------------------------------------------------------
                                                                              Machinery and Engines
                                                                         (Caterpillar Inc. with Financial
                                                                           Products on the equity basis)     Financial Products
                                                                       ------------------------------------------------------------
                                                                        1993     1992    1991               1993     1992     1991
                                                                       ------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Profit (loss)........................................................ $  652  $(2,435) $(404)            $    43  $    39  $    32
 Adjustments for noncash items:
  Depreciation and amortization.......................................    598      591    548                  70       63       54
  Effects of accounting changes, net of tax...........................     --    2,220     --                  --       (3)      --
  Gain on sale of lift truck assets...................................     --      (53)    --                  --       --       --
  Nonrecurring charges, net of current year cash payments.............    (25)     (19)   356                  --       --       --
  Profit of Financial Products........................................    (43)     (39)   (32)                 --       --       --
  Other...............................................................   (176)      14    (55)                 48        1      (12)

Changes in assets and liabilities:
 Receivables--trade and other.........................................   (488)    (242)   168                  (7)       3      (22)
 Inventories..........................................................    154      188    189                  --       --       --
 Accounts payable and accrued expenses................................    322      183    (93)                (28)      --       45
 Other--net...........................................................    279      (26)  (174)                  5       22        6
                                                                       ------------------------------------------------------------
Net cash provided by operating activities.............................  1,273      382    503                 131      125      103
                                                                       ------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures--excluding equipment leased to others...........   (415)    (513)  (650)                 (2)      (2)      (3)
 Expenditures for equipment leased to others..........................    (12)      (6)    (5)               (203)    (119)    (116)
 Proceeds from disposals of land, buildings, machinery, and equipment.     57       26     35                  33       31       20
 Proceeds from sale of lift truck assets..............................     --      141     --                  --       --       --
 Additions to finance receivables.....................................     --       --     --              (2,024)  (1,601)  (1,269)
 Collections of finance receivables...................................     --       --     --               1,389    1,198      999
 Other--net...........................................................    (85)    (118)   (24)                 15       41      (38)
                                                                       ------------------------------------------------------------
Net cash used for investing activities................................   (455)    (470)  (644)               (792)    (452)    (407)
                                                                       ------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid.......................................................    (61)     (60)  (121)                 --      (15)      --
 Common stock issued, including treasury shares reissued..............     36        1     --                  30       10       10
 Proceeds from long-term debt issued..................................    201      427    882               1,017      617      691
 Payments on long-term debt...........................................   (419)    (572)   (70)               (517)    (568)    (411)
 Short-term borrowings--net...........................................   (620)     310   (563)                169      275        3
                                                                       ------------------------------------------------------------
Net cash provided by financing activities.............................   (863)     106    128                 699      319      293
                                                                       ------------------------------------------------------------
Effect of exchange rate changes on cash...............................      3        7     18                 (32)      (2)      --
                                                                       ------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS................    (42)      25      5                   6      (10)     (11)
Cash and short-term investments at the beginning of the period........    104       79     74                  15       25       36
                                                                       ------------------------------------------------------------
Cash and short-term investments at the end of the period.............. $   62  $   104  $  79             $    21  $    15  $    25
                                                                       ============================================================


The supplemental consolidating data is presented for the purpose of additional analysis and to provide required supplemental disclosure of information about the Financial Products subsidiaries. See note 1A on page A-10 for a definition of the groupings in these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per share data)
- --------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  BASIS OF CONSOLIDATION

The accompanying financial statements include the accounts of Caterpillar Inc. and all its subsidiaries.

  Affiliated companies (50% interest or less) are accounted for by the equity method. Accordingly, the company's share of the affiliates' profit or loss is included in Statement 1 as "Equity in profit (loss) of affiliated companies" and the company's investments in these affiliates, including its share of their retained profits, are included in Statement 3 as "Investments in affiliated companies." Financial information of the affiliated companies is included in note 13.

  Information in the accompanying financial statements and supplemental consolidating data, where applicable, has been grouped as follows:

  CONSOLIDATED - represents the consolidated data of Caterpillar Inc. and subsidiaries, in accordance with Statement of Financial Accounting Standards
(SFAS) 94.

  MACHINERY AND ENGINES - company operations excluding the Financial Products subsidiaries; consists primarily of the company's manufacturing, marketing, and parts distribution operations.

  FINANCIAL PRODUCTS - the company's finance and insurance subsidiaries, primarily Caterpillar Financial Services Corporation and Caterpillar Insurance Co. Ltd.

  Certain amounts for prior years have been reclassified to conform with the current year financial statement presentation.

B.  SALES AND REVENUE RECOGNITION

Sales of machines and engines are generally unconditional sales that are recorded after product is shipped and invoiced to independently owned and operated dealers or customers.

  Revenues primarily represent finance and rental revenues of Caterpillar Financial Services Corporation, a wholly owned subsidiary of Caterpillar Inc. Finance revenues are recognized over the term of the contract at a constant rate of return on the scheduled uncollected principal balance, and rental revenues are recognized in the period earned. Recognition of income is suspended when collection of future income is not probable. Income recognition is resumed if the receivable becomes contractually current and collection doubts are removed; previously suspended income is recognized at that time.

C.  INVENTORIES

The cost of inventories is determined principally by the LIFO (last-in, first-out) method of inventory valuation. This method was first adopted for the major portion of inventories in 1950. The value of inventories on the LIFO basis represented approximately 90% of total inventories at current cost value on December 31, 1993, 1992, and 1991.

  If the FIFO (first-in, first-out) method had been in use, inventories would have been $1,818, $1,950, and $1,971 higher than reported at December 31, 1993, 1992, and 1991, respectively.

D.  DEPRECIATION

Depreciation is computed principally using accelerated methods. These methods result in a larger allocation of the cost of buildings, machinery, and equipment to operations in the early years of the lives of assets than does the straight-line method, which allocates costs evenly over the lives of assets.

  When an asset becomes fully depreciated, its cost is eliminated from both the asset and the accumulated depreciation accounts.

E.  AMORTIZATION

The cost of purchased intangibles is amortized using the straight-line method. Amortization periods are based on estimated remaining useful lives which, at December 31, 1993, averaged 20 years. Accumulated amortization was $178, $172, and $162, at December 31, 1993, 1992, and 1991, respectively.

  When a purchased intangible becomes fully amortized, its cost is eliminated from the reported accumulated amortization.

2.  ACCOUNTING CHANGES

Effective January 1, 1992, the company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS 112, "Employers' Accounting for Postemployment Benefits"; and SFAS 109, "Accounting for Income Taxes." The effect of these changes, as of January 1, 1992, was as follows:

                                                            Profit
                                                            (loss)
                                                          per share
                                                 Profit   of common
                                                 (loss)     stock
                                                --------  ----------
Postretirement benefits other than pensions,
 net of applicable income taxes (note 5B).....  $(2,141)    $(21.21)
Postemployment benefits, net of applicable
 income taxes (note 5C).......................      (29)       (.29)
Income taxes (note 9).........................      (47)       (.46)
                                                -------     -------
                                                $(2,217)    $(21.96)
                                                -------     -------

  In addition to the transition effects, incremental expense for 1992 resulting from the accounting changes was $117 before tax, $28 after tax, and $.28 per share.

3.  FOREIGN EXCHANGE

The U.S. dollar is the functional currency for substantially all of Caterpillar's consolidated companies. The functional currency for equity-basis companies is the local currency of the country in which the company is located. Net foreign exchange gains or losses for companies with the U.S. dollar as their functional currency are included in "Other income" in Statement 1, except as noted below. For all other companies, the exchange effects from translating all assets and liabilities at current exchange rates are reported as "Foreign currency translation adjustment" in Statements 2 and 3.

  Net foreign exchange gains arising from operations in Brazil's highly inflationary economy are removed from "Other income" in Statement 1 and included on the operating statement lines where the related inflationary effects are reported. Consequently, exchange gains and losses on local currency denominated debt and cash deposits, where the interest rates reflect the rate of inflation, are offset against interest expense and interest income, respectively. Similarly, exchange gains on local currency liabilities subject to monetary correction are offset against the related expense. Exchange gains were reclassified as follows:

                                                               CATERPILLAR INC.

- -------------------------------------------------------------------------------

                               1993   1992   1991
                               ----   ----   ----
Interest expense............   $ 72   $102   $ 57
Cost of goods sold..........     33     15     14
Provision for income taxes..     11      4      4
                               ----   ----   ----
                               $116   $121   $ 75
                               ----   ----   ----

  Profit of consolidated companies for 1993, 1992, and 1991 included net foreign exchange gains (losses) of $(25), $(5), and $9, respectively. The respective aftertax net gains (losses) were $(19), $3, and $22. Certain gains or losses may impact either taxes or pretax income, when stated in U.S. dollars, without impacting the other and; accordingly, the relationship between the pretax and aftertax effects may be disproportionate.

  The company enters into contracts to buy and sell foreign currencies in the future only to protect the U.S. dollar value of certain currency positions and future foreign currency transactions. The company does not engage in speculation. The gains and losses on these contracts are included in income when the operating revenues and expenses are recognized and, for assets and liabilities, in the period in which the exchange rates change. The cash flows from forward and option contracts accounted for as hedges of identifiable transactions or events are classified consistent with the cash flows from the transactions or events being hedged. Prior to 1992, the company also entered into option contracts and combination option contracts that were designated and effective as hedges of probable anticipated, but not firmly committed, foreign currency transactions. Gains and losses on such transactions were deferred and recognized in income in the same period as the hedged transaction. Although the company continues to enter into option contracts and combination option contracts to hedge future currency transactions, their use is limited to situations in which, according to current accounting requirements, gains and losses may be deferred and recognized concurrent with the hedged transaction.

  At December 31, 1993, 1992, and 1991, the company had approximately $1,345, $1,705, and $2,375, respectively, in contracts to buy or sell foreign currency in the future. At December 31, 1993 and 1992, the carrying value of such contracts was an asset (liability) of $(2) and $10 and the fair value, based on quoted market prices of comparable instruments, was a liability of $16 and $70, respectively. The value of the contracts upon ultimate settlement is dependent upon actual currency exchange rates at the various maturity dates, which range through 1995.

  There were no option contracts hedging anticipated transactions at December 31, 1993 or 1992. Included in the total contracts outstanding at December 31, 1991, were $40 of option contracts hedging anticipated sales denominated in foreign currencies. The net gain deferred on such contracts as of December 31, 1991, totaled $5.

4.  RESEARCH AND ENGINEERING EXPENSES

Research and engineering expenses are charged against operations as incurred. The portions of these expenses related to new product development and major improvements to existing products are classified as "Research and development expenses" in Statement 1. The remaining portions, attributable to engineering expenses incurred during the early production phase, as well as ongoing efforts to improve existing products, are included in "Cost of goods sold" in Statement 1.

5.  POSTEMPLOYMENT BENEFIT PLANS

A.  PENSION PLANS

The company has pension plans covering substantially all employees. These defined benefit plans provide a benefit based on years of service and/or the employee's average earnings near retirement. Pension expense for 1993, 1992, and 1991 was $95, $72, and $43, respectively. The company's funding policy for these plans is to contribute amounts which comply with applicable laws and regulations and are tax deductible.

  Cost components of consolidated pension expense were as follows:

                                  1993    1992    1991
                                 ------ ------- -------
Service cost - benefits earned
 during the period.............. $  103   $  96   $  91
Interest cost on projected
 benefit obligation..............   387     366     346
Return on plan assets:/(1)/
 Actual..................... $(674)    $(553)   $(672)
 Deferred...................   248       138      264
                             -----     -----    -----
 Recognized......................  (426)   (415)   (408)
Amortization of:
 Net asset existing at
  adoption of SFAS 87............   (22)    (24)    (24)
 Prior service cost/(2)/.........    51      47      38
 Net actuarial (gain) loss.......     2       2       -
                                  -----   -----   -----
Pension expense/(3)/............  $  95   $  72   $  43
                                  -----   -----   -----

/(1)/ Although the actual return on plan assets is shown, the expected long-term rate of return on plan assets of 9.9%, 9.9%, and 9.6% was used in determining consolidated pension expense for 1993, 1992, and 1991, respectively. The difference between the actual return and the recognized return on plan assets is shown as deferred return on plan assets.
/(2)/ Prior service costs are amortized using a straight-line method over the average remaining service period of employees expected to receive benefits from the plan amendment.
/(3)/ 1991 pension expense excludes pension expense of $51 and a gain on curtailment of $16 related to the probable closing of the company's York, Pennsylvania, facility (note 6).

  A reconciliation of the funded status of both U.S. and non-U.S. pension plans at their plan year-end (November 30 for U.S. plans and September 30 for non-U.S. plans) with the amount recognized in Statement 3 is presented in Table I on page A-12.

  For certain pension plans with accumulated benefits in excess of plan assets, an additional long-term liability was recorded as required by SFAS 87. This amount is included in Table I as "Adjustment required to recognize minimum liability." A related intangible asset of $323, $329, and $86 was recorded at December 31, 1993, 1992, and 1991. As the intangible asset may not exceed unrecognized prior service cost, at December 31, 1993, this adjustment resulted in a reduction to stockholders' equity of $40 (after deferred taxes of $24).

  Plan assets consist principally of common stocks, corporate bonds, and U.S. government obligations. The actuarial present value of benefits was determined using a weighted average discount rate of 7.3%, 7.9%, and 8.4% for 1993, 1992, and 1991, respectively. The projected benefit, for those plans with benefit payments based upon earnings near retirement, includes an

NOTES continued
(Dollars in millions except per share data)
- --------------------------------------------------------------------------------

                                                             TABLE I
- ----------------------------------------------------------------------------------------------------------------------------------
                                                           1993                        1992                        1991
                                                 -------------------------   -------------------------   -------------------------
                                                    Assets     Accumulated      Assets     Accumulated      Assets     Accumulated
                                                    Exceed       Benefits       Exceed       Benefits       Exceed       Benefits
                                                 Accumulated      Exceed     Accumulated      Exceed     Accumulated      Exceed
                                                   Benefits       Assets       Benefits       Assets       Benefits       Assets
                                                 -----------   -----------   -----------   -----------   -----------   -----------

Actuarial present value of:
  Vested benefit obligation.....................     $(2,453)      $(2,047)     $(2,197)       $(1,838)      $(2,001)      $(1,236)

  Nonvested benefit obligation...................       (190)         (476)        (181)          (482)         (205)         (532)
                                                     -------       -------      -------        -------       -------       -------
  Accumulated benefit obligation.................    $(2,643)      $(2,523)     $(2,378)       $(2,320)      $(2,206)      $(1,768)
                                                     =======       =======      =======        =======       =======       =======
  Actuarial present value of projected benefit
   obligation....................................    $(2,928)      $(2,587)     $(2,699)       $(2,395)      $(2,629)      $(1,781)

  Plan assets at market value....................      3,257         1,922        2,999          1,800         2,906         1,504
                                                     -------       -------      -------        -------       -------       -------
  Funded status at plan year-end.................        329          (665)         300           (595)          277          (277)
  Unrecognized net asset existing at adoption of
   SFAS 87.......................................       (160)           13         (192)            18          (186)          (24)
  Unrecognized prior service cost................        115           351          125            402            93           200
  Unrecognized net actuarial (gain) loss.........       (124)           63          (96)           (37)          (87)          (77)
  Adjustment required to recognize minimum
   liability.....................................          -          (387)           -           (329)            -           (86)
                                                     -------       -------      -------        -------       -------       -------
  Prepaid pension cost (pension liability) at
   December 31...................................    $   160       $  (625)     $   137        $  (541)      $    97       $  (264)
                                                     =======       =======      =======        =======       =======       =======
- -----------------------------------------------------------------------------------------------------------------------------------

expected annual rate of increase in future compensation of 4.1%, 5.0%, and 6.0% for 1993, 1992, and 1991, respectively.

  A point-in-time comparison of the projected benefit obligation to the market value of assets is only one indicator of the pension plans' ability to pay benefits when due. The benefit information is based on estimated conditions over many future years, while the asset information relates to market values prevailing at a specific moment. The plans' long-range ability to pay benefits also depends on the future financial health of the company.

B. Other postretirement benefit plans

The company has defined benefit retirement health care and life insurance plans for substantially all U.S. employees. Most of the plans are non-contributory although some plans require retiree contributions. Effective January 1, 1992, the company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 106 requires recognition of the cost of providing postretirement health care and life insurance benefits over the employee service period. Caterpillar, like most U.S. companies, formerly charged the cost of providing these benefits against operations as claims were incurred. This standard does not affect cash flow, but merely accelerates recognition of costs.

  The company recognized the liability for past service (the transition obligation) as of January 1, 1992, of $2,141, net of income taxes of $1,247, as a one-time charge to earnings.

  During the second quarter of 1992, the company announced several changes to its retiree health care plans. Among the changes was the establishment of contractual agreements with certain health care providers at most U.S. locations in which the company operates. The agreements set base prices for certain medical procedures and limit future inflationary increases. In addition, eligibility requirements for plan benefits based on age and years of service were established. During the fourth quarter of 1992, limits were placed on the company's contribution to substantially all future retirees' health care benefits. Such limits will be effective January 1, 2000.

  Cost components of postretirement benefit expense were as follows:

                                                      1993   1992
                                                     -----   -----
Service cost - benefits earned during the period..   $  79   $  98
Interest cost on accumulated benefit obligation...     227     260
Amortization of:
  Prior service cost /(1)/........................    (189)   (104)
  Net actuarial (gain) loss.......................       1       -
                                                     -----   -----
Postretirement benefit expense....................   $ 118   $ 254
                                                     =====   =====

/(1)/ Prior service costs are amortized using a straight-line method over the average remaining service period of employees impacted by the plan amendment.

  The company makes contributions to Voluntary Employees' Beneficiary Association (VEBA) trusts for payment of certain employee benefits for substantially all active and retired U.S. employees. In accordance with the company's prior accounting policy, trust assets and earnings were not previously reflected in the company's financial statements. In conjunction with the adoption of SFAS 106, the fair value of previously unrecognized trust assets of $201 for future retiree health care and life insurance benefits were recorded as investments and as a liability for postretirement benefits. The SFAS 106 transition obligation is the accumulated postretirement benefit obligation at January 1, 1992, less the amount recognized from trust assets. Trust assets are reflected in Statement 3 as a component of "Other assets." 1993 and 1992 earnings from trust assets of $34 and $17, respectively are included in Statement 1 as a component of "Other income" (note 8). As of December 31, 1993 and 1992, the carrying value of trust assets was $220 and $232, respectively.

  The components of the liability for postretirement benefits (other than pensions) as of December 31, were as follows:

                                                     1993      1992
                                                   -------   -------
Accumulated postretirement benefit obligation:
  Retirees......................................   $(1,965)  $(1,820)
  Fully eligible active plan participants.......      (323)     (370)
  Other active plan participants................      (722)     (699)
                                                   -------   -------
                                                    (3,010)   (2,889)
Unrecognized prior service cost.................      (861)   (1,029)
Unrecognized net actuarial (gain) loss..........       132       161
                                                   -------   -------
Liability for postretirement benefits
  (other than pensions).........................   $(3,739)  $(3,757)
                                                   =======   =======

                                                                CATERPILLAR INC.
- --------------------------------------------------------------------------------

  The assumed health care cost trend rate used to measure the accumulated postretirement benefit obligation at December 31, 1993, was 10.2% for 1994, declining gradually to 4.5% in 2001. Postretirement benefit expense for 1993 and the accumulated postretirement benefit obligation at December 31, 1992, were determined using a health care cost trend rate of 11.5% for 1993, declining gradually to 5.0% in 2001. Postretirement benefit expense for 1992 was determined using a health care cost trend rate of 12% for 1993, declining gradually to 5.5% in 2001. Increasing the assumed health care trend rate by 1% each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 and 1992, by approximately $234, and $279, respectively, and the aggregate of the service and interest cost components of 1993 and 1992 postretirement benefit expense by approximately $25 and $62, respectively. The accumulated postretirement benefit obligation was determined using a weighted average discount rate of 7.4% and 8.0% for 1993 and 1992, respectively.

  The adoption of SFAS 106 decreased 1992 earnings before effects of accounting changes by $113 before tax, $65 after tax, and $.64 per share. As previously stated, prior to 1992, the cost of providing such benefits was charged against operations as claims were incurred. For 1991, these costs totaled $101.

C.  OTHER POSTEMPLOYMENT BENEFIT PLANS

The company offers various other postemployment benefits to substantially all U.S. employees. These benefits are provided to former or inactive employees after employment but before retirement. Inactive employees are those who are not currently rendering service but have not been terminated, excluding those who have not been terminated but have been laid off for greater than one year. Postemployment benefits include disability benefits, supplemental unemployment benefits, workers' compensation benefits, and continuation of health care benefits and life insurance coverage.

  Effective January 1, 1992, the company adopted SFAS 112, "Employers' Accounting for Postemployment Benefits." SFAS 112 requires recognition of the cost of providing postemployment benefits when it is probable that such benefits will be provided, generally when the employee becomes inactive. The company previously accounted for certain types of these benefits, primarily disability benefits and continuation of health care benefits, on a pay-as-you-go basis.

  As of January 1, 1992, the effect of adopting SFAS 112 was a charge to earnings of $29, net of income taxes of $17. The adoption of the standard decreased 1992 earnings before effects of accounting changes by $11 before tax, $7 after tax, and $.07 per share.

D. SUMMARY

The components of the long-term liability for postemployment benefits at December 31 were as follows:

                                                1993     1992     1991
                                               ------   ------   -----
Pensions.....................................  $  387   $  329   $  86
Postretirement benefits other than pensions..   3,566    3,598       -
Other postemployment benefits................      65       68       -
                                               ------   ------   -----
                                               $4,018   $3,995   $  86
                                               ------   ------   -----

6. PROVISION FOR PLANT CLOSING AND CONSOLIDATION COSTS

In 1991, the company recorded provisions for plant closing and consolidation costs totaling $262. Included in this total are charges related to the probable closing of the company's York, Pennsylvania, facility; the consolidation of the North American operations of the Building Construction Products Division; the consolidation of the company's Brazilian operations at its facility in Piracicaba; and charges to reflect lower estimates of the market value of previously closed U.S. facilities.

  In April 1991, the company announced plans to consolidate the North American operations of the Building Construction Products Division at a new facility in Clayton, North Carolina. As a part of the consolidation, the company's Brampton, Ontario, Plant was closed during the year.

  In December 1991, the company announced the probable closing of the Component Products Division's York, Pennsylvania, facility. The company has determined that unless significant cost reductions are made, the unit will be closed. The company has notified the United Auto Workers union, which represents approximately 1,200 of the 1,500 active employees of the York facility, of its willingness to negotiate a labor agreement that would allow the unit to remain open.

  The charge related to Brazil resulted from the planned consolidation of all Brazilian operations; which include manufacturing, parts distribution, and office functions, at the company's existing Piracicaba facility, and the planned closing of the facility in Sao Paulo.

  These provisions include the estimated costs of employee severance benefits, the estimated net losses on disposal of land, buildings, machinery, and equipment, and other costs incidental to the closing and planned consolidation processes.

  The noncash portion of the provision for plant closings, as well as the other nonrecurring charges, are included in Statement 4 in the line titled "Nonrecurring charges, net of current year cash payments."

7.  SALE OF LIFT TRUCK ASSETS

In July 1992, the company formed three lift truck joint ventures with Mitsubishi Heavy Industries, Ltd. (MHI). The joint ventures are known as Mitsubishi Caterpillar Forklift (MCF) America Inc., MCF Asia Pte Ltd, and MCF Europe B.V. MHI owns 80% of each joint venture; the company owns 20% of each. The joint venture companies design, manufacture and distribute lift trucks, other materials handling equipment, and related parts. The company received $141 in cash for assets sold to the joint ventures. A pretax gain of $53 was recognized from the sales in 1992. The gain, which includes $51 resulting from liquidations of inventory valued on a LIFO basis, is net of related disposal costs.

8.  OTHER INCOME

The components of other income were as follows for the years ended December 31:

                                    1993   1992   1991
                                    ----   ----   ----
Foreign exchange gains (losses)..   $(25)  $ (5)  $  9
Investment and interest income...     97     78     54
License fees.....................     28     32     40
Miscellaneous income (expense)...     13    (10)   (25)
                                    ----   ----   ----
                                    $113   $ 95   $ 78
                                    ====   ====   ====

NOTES continued
(Dollars in millions except per share data)
- --------------------------------------------------------------------------------

9. INCOME TAXES

Effective January 1, 1992, the company adopted SFAS 109, "Accounting for
Income Taxes." Prior years' financial statements have not been restated. For years prior to 1992, income taxes were computed based on Accounting Principles Board Opinion (APB) 11. Net assets as of January 1, 1992, were reduced by $47 as a result of the adoption of SFAS 109. Except for a $7 reduction to translation loss, adoption of SFAS 109 had no effect on 1992 pretax income from continuing operations. The 1992 credit for income taxes was $37 larger than the amount which would have resulted from applying APB 11. Additionally, tax credit of $52 was recorded in 1992 based on current year expense under SFAS 106 and 112. This credit would not have been recorded under APB 11.

  The provision (credit) for income taxes for the years ended December 31 was:

                                         1993    1992    1991
                                        -----   -----   -----
Machinery and Engines................   $  19   $(131)  $(170)
Financial Products...................      23      17      18
                                        -----   -----   -----
Provision (credit) for income taxes..   $  42   $(114)  $(152)
                                        =====   =====   =====

  The components of the provision (credit) for income taxes were as follows for the years ended December 31:

                                        1993    1992    1991
                                        -----   -----   -----
Current tax provision (credit):
  U.S. federal taxes.................   $  63   $ (63)  $ (53)
  Foreign taxes......................      25      28      15
  U.S. state taxes...................      10      (2)     (2)
                                        -----   -----   -----
                                           98     (37)    (40)
                                        -----   -----   -----
Deferred tax provision (credit):
  U.S. federal taxes.................     (51)    (61)   (102)
  Foreign taxes......................      (2)     (1)     (1)
  U.S. state taxes...................      (3)    (15)     (9)
                                        -----   -----   -----
                                          (56)    (77)   (112)
                                        -----   -----   -----
Total provision (credit) for
  income taxes.......................   $  42   $(114)  $(152)
                                        =====   =====   =====

  Current tax provision (credit) is the amount of income taxes reported or expected to be reported on the company's tax returns.

  Income taxes paid (refunded) in 1993, 1992, and 1991 totaled $10, $(26), and $48, respectively.

  During 1993, the company reached a settlement with the U.S. Internal Revenue Service (IRS) covering tax years 1979 through 1987. As a result of this settlement, credits of $134 and $10 were recorded to U.S. federal and U.S. state taxes, respectively. Net interest income associated with the settlement was $251 upon which U.S. federal taxes of $88 and U.S. state taxes of $7 were provided.

  Refundable income taxes of $86 at December 31, 1992 resulted from the carryback of tax credits from prior years for U.S. federal income tax purposes. Refunds related to these carrybacks were received in connection with the IRS settlement. No refundable income taxes were recorded at December 31, 1993.

  In August 1993, the U.S. federal income tax rate for corporations was increased from 34% to 35% effective January 1, 1993. As a result of the rate increase, net U.S. deferred tax assets were increased $36, and a credit of the same amount was recorded to the 1993 provision for income taxes.

  Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under SFAS 109, and consisted of the following components at December 31:

                                                 1993     1992
                                                ------   ------
U.S. federal, U.S. state, and foreign taxes:
Deferred tax assets:
 Postemployment benefits other than pensions..  $1,345   $1,316
 Inventory valuation method...................      66       71
 Unrealized profit excluded from inventories..     193      209
 Plant closing and consolidation costs........      58       69
 Net operating loss carryforwards.............     253      239
 Warranty reserves............................      67       50
 Accrued vacation.............................      29       30
 Qualified deficits...........................      54       40
 Foreign tax credit carryforwards.............      62       11
 Minimum tax credit carryforwards.............      18       30
 Other........................................     126       40
                                                ------   ------
                                                 2,271    2,105
Deferred tax liabilities:
 Capital assets...............................     (77)     (68)
 Pension......................................     (22)     (49)
                                                ------   ------
                                                   (99)    (117)
                                                ------   ------
Valuation allowance for deferred tax assets...    (284)    (265)
                                                ------   ------
Deferred taxes -- net.........................  $1,888   $1,723
                                                ======   ======

  From December 31, 1992, to December 31, 1993, the valuation allowance for deferred tax assets increased by $19. This was the result of origination and reversal of temporary differences, and changes in exchange rates, at certain foreign locations where valuation allowances are recorded. During 1993, no changes occurred in the conclusions regarding the need for a valuation allowance in any tax jurisdictions.

  SFAS 109 requires that individual tax paying entities of the company offset all current deferred tax liabilities and assets within each particular tax jurisdiction and present them as a single amount in the Statement of Financial Position. A similar procedure is followed for all noncurrent deferred tax liabilities and assets. Amounts in different tax jurisdictions cannot be offset against each other. After offsetting all appropriate amounts, deferred taxes appear in Statement 3, at December 31, on the following lines:

                                               1993     1992
                                              ------   ------
ASSETS:
 Deferred income taxes and prepaid expenses.   $ 584   $  491
 Deferred income taxes......................   1,321    1,254
                                              ------   ------
                                               1,905    1,745
                                              ------   ------
Liabilities:
 Deferred and current income taxes payable..      (2)      (3)
 Deferred income taxes......................     (15)     (19)
                                              ------   ------
                                                 (17)     (22)
                                              ------   ------
Deferred taxes -- net.......................  $1,888   $1,723
                                              ======   ======

  For 1991, the tax effect of timing differences under APB 11 represented deferred income tax provision (credit) reported in the financial statements because the following items were recognized in the results of operations in different years than in the tax returns:

                                                                Caterpillar Inc.
- -------------------------------------------------------------------------------

U.S. federal, U.S. state, and foreign taxes:
Asset lives used for determining depreciation..  $   1
Unrealized profit excluded from inventories....     (5)
Inventory capitalization.......................      -
Plant closing and consolidation costs..........    (83)
Pension expense................................     10
General insurance liability....................    (12)
Other - net....................................    (23)
                                                 -----
Deferred tax provision (credit)................  $(112)
                                                 =====

  The provision (credit) for income taxes was different than would result from applying the U.S. statutory rate to profit (loss) before taxes for the reasons set forth in the following reconciliation:

                                                    1993    1992    1991
                                                   -----   -----   -----
Taxes computed at U.S. statutory rates..........   $ 253   $(108)  $(194)
Increases (decreases) in taxes resulting from:
 Subsidiaries' results subject to tax rates
 other than U.S. statutory rates................      (9)     67      71
 Benefit of Foreign Sales Corporation...........     (21)    (20)    (11)
 Foreign exchange...............................       3      (7)    (16)
 Qualified deficits.............................     (12)    (21)      -
 IRS settlement.................................    (144)      -       -
 Change in U.S. tax rate........................     (36)      -       -
 State income taxes - net of federal taxes......      11     (11)     (7)
 Research and experimentation credit............      (4)      -       -
 Other - net....................................       1     (14)      5
                                                   -----   -----   -----
Provision (credit) for income taxes.............   $  42   $(114)  $(152)
                                                   =====   =====   =====

  U.S. income taxes, net of foreign taxes paid or payable, have been provided on the undistributed profits of subsidiaries and affiliated companies, except in those instances where such profits have been permanently invested and are not considered to be available for distribution to the parent company. In accordance with this practice, the consolidated "Profit employed in the business" in Statement 3 at December 31, 1993 and 1992 included the company's share of undistributed profits of subsidiaries and affiliated companies, totaling $680 and $718, respectively, on which U.S. income taxes, net of foreign taxes paid or payable, have not been provided. If for some reason not presently contemplated, such profits were to be remitted or otherwise become subject to U.S. income taxes, available credits would reduce the amount of taxes otherwise due. Determination of the amount of unrecognized deferred tax liability related to these permanently invested profits is not practicable.

  The domestic and foreign components of profit (loss) before taxes of consolidated companies were as follows:

                                  1993   1992    1991
                                  ----  -----   -----
Domestic.......................   $611  $(215)  $(491)
Foreign........................    111   (103)    (80)
                                 -----  -----   -----
                                 $ 722  $(318)  $(571)
                                 =====  =====   =====

  The foreign component of profit before taxes comprises the profit of all consolidated subsidiaries located outside the United States. This profit information differs from that reported in note 22B, which shows operating profit for foreign geographic segments based only on the company's manufacturing and financing operations located outside the United States.

  Taxation of a multinational company involves many complex variables, such as differing tax structures from country to country and the effect of U.S. taxation of foreign profits. These complexities do not permit meaningful comparisons of the U.S. and foreign components of profit before taxes and the provision for income taxes. Additionally, current relationships between the U.S. and foreign components are not reliable indicators of such relationships in future periods.

  Net operating loss carryforwards were available in various foreign tax jurisdictions at December 31, 1993. The amounts and expiration dates of these carryforwards are as follows:

1994.......................................   $  4
1995.......................................      4
1996.......................................      4
1997.......................................    101
1998.......................................      3
1999.......................................     23
Unlimited..................................    474
                                              ----
Total......................................   $613
                                              ====

  A valuation allowance has been recorded for all of the deferred tax assets related to these carryforwards to the extent the assets are not offset with deferred tax liabilities in the same tax jurisdiction. For United States federal tax purposes, the company was not in a net operating loss carryforward position. Additionally, qualified deficits of $153, as defined by Internal Revenue Code section 952, are available for an indefinite future period to offset the future profits of certain foreign entities whose earnings are subject to U.S. taxation when earned.

  The following tax credit carryforwards were available in the United States at December 31, 1993:

                                                      Expiration
                                             Amount      Date
                                             ------   ----------
Minimum Tax Credit........................     $18     Unlimited
Regular Foreign Tax Credit................      62     1995-1998

10.  FINANCE RECEIVABLES

Finance receivables are receivables of Caterpillar Financial Services Corporation, which generally may be repaid or refinanced without penalty prior to contractual maturity. Contractual maturities of outstanding receivables at December 31, 1993, were:

                              Installment   Financing
Amounts Due In                 Contracts      Leases    Notes    Total
- --------------                -----------   ---------   ------   ------
1994.......................      $ 416        $  392    $  362   $1,170
1995.......................        304           297       288      889
1996.......................        190           198       220      608
1997.......................         71           117       115      303
1998.......................         14            56       123      193
Thereafter.................          1            75        70      146
                                 -----        ------    ------   ------
                                   996         1,135     1,178    3,309
Residual value.............          -           220         -      220
Less: Unearned Income......       (119)         (229)        -     (348)
                                 -----        ------    ------   ------
Total......................      $ 877        $1,126    $1,178   $3,181
                                 =====        ======    ======   ======

  Total finance receivables reported in Statement 3 are net of an allowance for credit losses. Activity relating to the allowance was as follows:

                                        1993   1992   1991
                                        ----   ----   ----
Balance at beginning of year........    $ 37   $ 31   $ 31
Provision for credit losses.........      20     20     13
Less: Receivables, net of
recoveries, written off.............     (19)   (14)   (13)
Other - net.........................       3      -      -
                                        ----   ----   ----
Balance at end of year..............    $ 41   $ 37   $ 31
                                        ====   ====   ====

NOTES continued
(Dollars in millions except per share data)
- -------------------------------------------------------------------------------

  At December 31, 1993 and 1992, the fair value of finance receivables (excluding tax-oriented leases classified as finance receivables with net carrying value of $333 and $272, respectively) was $2,822 and $2,275, respectively. Fair value was estimated by discounting the future cash flows using the current rates at which receivables of similar remaining maturities would be entered into. Historical bad debt experience was also considered.

  Cat Financial's "Net investment in financing leases" at December 31 consisted of the following components:

                                               1993     1992     1991
                                              ------   ------   ------
Total minimum lease payments receivable....   $1,135   $  982   $  893
Estimated residual value of leased assets:
  Guaranteed...............................       71       55       65
  Unguaranteed.............................      149      124       98
                                              ------   ------   ------
                                               1,355    1,161    1,056
Less: Unearned income......................      229      212      182
                                              ------   ------   ------
Net investment in financing leases.........   $1,126   $  949   $  874
                                              ======   ======   ======

11. INVENTORIES

Inventories at December 31, by major classification, were as follows:

                                               1993     1992     1991
                                              ------   ------   ------
Raw materials and work-in-process..........   $  545   $  505   $  604
Finished goods.............................      812    1,006    1,150
Supplies...................................      168      164      167
                                              ------   ------   ------
                                              $1,525   $1,675   $1,921
                                              ======   ======   ======

  Reductions in LIFO inventories decreased cost of goods sold for 1993, 1992, and 1991 by $38, $30, and $23, respectively.

  The company has entered into commodity price swap and option agreements to reduce the company's exposure to changes in the price of material purchased from various suppliers resulting from underlying commodity price changes. The results of these hedging transactions become a part of the cost of the related inventory transactions. At December 31, 1993, 1992, and 1991, the company had entered into contracts hedging future commodity purchases of approximately $29, $37, and $13, respectively. At December 31, 1993, the carrying value of the contracts was approximately zero, and the fair value, based on quoted market prices, was a liability of $4. At December 31, 1992, both the carrying value and the fair value were approximately zero.

12.  LAND, BUILDINGS, MACHINERY, AND EQUIPMENT

Land, buildings, machinery, and equipment at December 31, by major classification, were as follows:

                                               1993     1992      1991
                                              ------   -------   -------
Land - at original cost....................  $   105   $   109   $   110
Buildings..................................    2,485     2,479     2,433
Machinery and equipment....................    3,594     3,458     3,428
Patterns, dies, jigs, etc..................      428       405       411
Furniture and fixtures.....................      613       589       572
Transportation equipment...................       28        27        37
Equipment leased to others.................      536       429       430
Construction-in-process....................      176       346       369
                                             -------   -------   -------
                                               7,965     7,842     7,790
Accumulated depreciation...................   (4,138)   (3,888)   (3,741)
                                             -------   -------   -------
Land, buildings, machinery, and
equipment - net............................  $ 3,827   $ 3,954   $ 4,049
                                             =======   =======   =======

  The company had commitments for the purchase or construction of capital assets of approximately $165 at December 31, 1993. Capital expenditure plans are subject to continuous monitoring, and changes in such plans could reduce the amount committed.

  Maintenance and repair expense for 1993, 1992, and 1991 was $458, $451, and $466, respectively.

EQUIPMENT LEASED TO OTHERS

Equipment leased to others, primarily of Caterpillar Financial Services Corporation, consisted of the following components at December 31:

                                            1993   1992   1991
                                            ----   ----   ----
Equipment leased to others - at cost......  $536   $429   $430
Less:
Accumulated depreciation..................   150    134    129
                                            ----   ----   ----
Equipment leased to others - net..........  $386   $295   $301
                                            ====   ====   ====

  Scheduled minimum rental payments to be received for equipment leased to others during each of the years 1994 through 1998, and in total thereafter, are $106, $86, $58, $31, $17, and $9, respectively.

13.  AFFILIATED COMPANIES

The company's investments in affiliated companies consist principally of a 50% interest in Shin Caterpillar Mitsubishi Ltd., Japan ($364). The other 50% owner of this company is Mitsubishi Heavy Industries, Ltd., Japan.

  Combined financial information of the affiliated companies, as translated to U.S. dollars (note 3), was as follows:

                                        Years ended
                                       September 30,
                                   1993    1992     1991
                                  ------  -------  ------
Results of Operations
 Sales..........................  $2,776  $2,450   $2,627
                                  ======  ======   ======
 Profit (loss) before effect of
  accounting change.............  $    1  $  (41)  $   33
                                  ======  ======   ======
 Profit (loss)..................  $    1  $  (65)  $   33
                                  ======  ======   ======

  Profit for the year ended September 30, 1991, includes $17 representing the aftertax gain on the sale of surplus assets.

                                          September 30,
                                       1993    1992    1991
                                      ------  ------  ------
Financial Position
 Assets:
  Current assets....................  $1,691  $1,880  $1,682
  Land, buildings, machinery, and
  equipment - net...................     750     712     538
  Other assets......................     310     250     273
                                      ------  ------  ------
                                       2,751   2,842   2,493
                                      ------  ------  ------
 Liabilities:
  Current liabilities...............   1,441   1,649   1,384
  Long-term debt due after one year.     449     396     369
  Other liabilities.................      90      85      55
                                      ------  ------  ------
                                       1,980   2,130   1,808
                                      ------  ------  ------
 Ownership.........................   $  771  $  712  $  685
                                      ======  ======  ======

                                                                CATERPILLAR INC.

- --------------------------------------------------------------------------------

  At December 31, 1993, the company's consolidated "Profit employed in the business" included $84 representing its share of undistributed profit of the affiliated companies. In 1993, 1992, and 1991, the company received $3, $2, and $10, respectively, in dividends from affiliated companies.

14.  CREDIT COMMITMENTS

The company has arrangements with a number of U.S. and non-U.S. banks to provide lines of credit. These credit lines are changed as the company's anticipated needs vary and are not indicative of the company's short-term borrowing capacity.

  At December 31, 1993, the company had confirmed credit lines with banks totaling $2,795 (U.S. $1,911 and non-U.S. $884), of which $1,386 was unused. For the purpose of computing unused credit lines, the total of borrowings under these lines and outstanding commercial paper supported by these lines was considered to constitute utilization.

  The company has maintained compensating balances for a portion of the credit lines in the United States. During 1993, such balances averaged less than 1 1\2% of the total U.S. lines of credit.

MACHINERY AND ENGINES

Of the total confirmed credit lines outstanding at December 31, 1993, $1,285 (U.S. $1,026 and non-U.S. $259) related to Machinery and Engines, of which $35 was utilized as backup for outstanding commercial paper, $77 for bank borrowings, and $1,173 was unused. $500 of the total credit lines outstanding related to Machinery and Engines consisted of two revolving credit agreements with a group of commercial banks. Prior to November 30, 1993, there was one $425 ($500 at December 31, 1991) long-term agreement. On that date, this long-term agreement was reduced to $250 and a new $250 364-day agreement was established. The long-term agreement currently expires in 1996, and may be extended on an annual basis subject to mutual agreement. The 364-day agreement currently expires on October 31, 1994, and may be extended for an additional 182 days on a semi-annual basis subject to mutual agreement. Based on the long-term agreement, $425 and $450 of commercial paper outstanding at December 31, 1992 and 1991, respectively, was classified as long-term debt due after one year. No commercial paper was classified as long-term at December 31, 1993.

FINANCIAL PRODUCTS

The remaining $1,510 of confirmed credit lines outstanding (U.S. $885 and non-U.S. $625) related to Financial Products, of which $797 was utilized as backup for outstanding commercial paper, $173 for commercial paper guarantees, $327 for bank borrowings, and $213 was unused. Included in the total credit lines outstanding related to Financial Products is a $455 ($370 and $340 at December 31, 1992 and 1991, respectively) revolving credit agreement with a group of banks entered into by Caterpillar Financial Services Corporation. The agreement currently expires in 1996, and may be extended on an annual basis subject to mutual agreement. Based on this agreement, $455, $370, and $340 of commercial paper outstanding at December 31, 1993, 1992, and 1991, respectively, was classified as long-term debt due after one year.

15.  SHORT-TERM BORROWINGS

Short-term borrowings at December 31 consisted of the following:

                                     1993   1992   1991
                                     ----   ----   ----
Machinery and Engines:
 Notes payable to banks...........   $104   $184   $141
 Commercial paper.................     35    214      -
                                     ----   ----   ----
                                      139    398    141
Financial Products:
 Notes payable to banks...........    336    195     32
 Commercial paper.................    342    344    299
 Other............................      5      4      2
                                     ----   ----   ----
                                      683    543    333
                                     ----   ----   ----
                                     $822   $941   $474
                                     ====   ====   ====

  Interest paid on short-term borrowings for 1993, 1992, and 1991 was $94, $123, and $134, respectively (interest paid in 1993, 1992, and 1991 was $166, $225, and $191, respectively, excluding the reclassification described in note 3).

  At December 31, 1993 and 1992, the carrying value of short-term borrowings approximated fair value.

16. LONG-TERM DEBT

Debt due after one year at December 31 consisted of the following:

                                                 1993    1992    1991
                                                ------  ------  ------
Machinery and Engines:
 Commercial paper supported by revolving
  credit agreement (note 14)................    $    -  $  425  $  450
 Notes - 9 3/8% due 1993....................         -       -     100
 Notes - Zero coupon due 1994...............         -     117     102
 Notes - 9 1/8% due 1996....................       150     150     150
 Notes - 8% extendable to 1997..............         -       3       3
 Notes - 9 3/8% due 2000....................       149     149     149
 Notes - 9 3/8% due 2001....................       183     199     199
 Debentures - 8.60% due through 1999........         -       -      58
 Debentures - 8 3/4% due through 1999.......         -       -      48
 Debentures - 8% due through 2001...........         -      92     122
 Debentures - 9% due 2006...................       202     248     248
 Debentures - 6% due 2007...................       124     121     118
 Debentures - 9 3/8% due 2011...............       123     149     149
 Debentures - 10 1/8% due 1998-2017.........         -       -     100
 Debentures - 9 3/4% due 2000-2019..........       200     300     300
 Debentures - 9 3/8% due 2021...............       236     250     250
 Debentures - 8% due 2023...................       199       -       -
 Medium-term notes..........................       379     451      29
 Other......................................        85      99     101
                                                ------  ------  ------
                                                 2,030   2,753   2,676
Financial Products:
 Commercial paper supported by revolving
  credit agreement (note 14)................       455     370     340
 Notes......................................     1,410     996     876
                                                ------  ------  ------
                                                 1,865   1,366   1,216
                                                ------  ------  ------
                                                $3,895  $4,119  $3,892
                                                ======  ======  ======

  The aggregate amounts of maturities and sinking fund requirements of long-term debt during each of the years 1994 through 1998, including that due within one year and classified as current are:

                             1994  1995  1996  1997  1998
                             ----  ----  ----  ----  ----
Machinery and Engines......  $220  $ 90  $159  $121  $ 43
Financial Products.........   493   487   247   240   216
                             ----  ----  ----  ----  ----
                             $713  $577  $406  $361  $259
                             ====  ====  ====  ====  ====

NOTES continued
(Dollars in millions except per share data)
- ------------------------------------------------------------------------------

  Interest paid on total long-term borrowings, excluding the reclassification described in note 3, for 1993, 1992, and 1991 was $308, $314, and $231, respectively.
  In 1993, portions of various long-term debt issuances with total principal of $203 were repurchased on the open market by utilizing a portion of the proceeds received from the tax settlement with the IRS (note 9). As a result, the company incurred an extraordinary loss on early retirement of debt of $29 (net of income tax benefit of $19). The extraordinary loss consisted primarily of redemption premiums paid to holders.
  In 1992, the company utilized a portion of the proceeds received from the sale of lift truck assets (note 7) for the in-substance defeasance of the $100
10 1/8% sinking fund debentures. Sufficient funds were deposited in an irrevocable trust to redeem the principal, plus accrued interest through the redemption date of January 21, 1993.
  The zero coupon notes were issued outside the United States by a wholly owned subsidiary and are guaranteed by the parent company. Other than the zero coupon notes and the notes of the Financial Products subsidiaries, all outstanding notes and debentures itemized above are unsecured direct obligations of the parent company.
  The zero coupon notes and the 6% debentures were sold at significant original issue discounts. These issues are carried net of the unamortized portion of their respective discounts, which are amortized as interest expense over the lives of the issues.
  The zero coupon notes due in 1994, with principal at maturity of $136 and original issue discount of $109, have an effective annual cost of 13.0%. The 6% debentures, with a principal at maturity of $250 and original issue discount of $144, have an effective annual cost of 13.3%.
  The zero coupon notes and the 6% debentures may be redeemed at any time, at the company's option, at an amount equal to the respective principal at maturity.
  The company may, at its option, redeem annually an additional amount for the 9 3/4% sinking fund debenture issue, without premium, equal to 200% of the amount of the sinking fund requirement. The company may also, at its option, redeem additional portions of the sinking fund debentures by the payment of premiums which, starting in 1999, decrease periodically. The premium at the first redemption date of June 1, 1999, is 4.875%.
  The 8% extendable notes are payable at their principal amount, at the holders' option, and are redeemable at their principal amount, at the company's option, in 1994. The interest rate applicable to the extendable notes was adjusted from 8 3/4% to 8% on July 15, 1991, and will be adjusted on July 15, 1994, to a rate not less than 102% of the then-current effective rate on U.S. Treasury obligations with three-year maturities.
  All other notes and debentures are not redeemable prior to maturity.
  The medium-term notes are offered on a continuous basis through agents and are primarily at fixed rates. Machinery and Engines' medium-term notes may have maturities from nine months to 30 years. At December 31, 1993, these notes had a weighted average interest rate of 6.7% with about six months to ten years remaining to maturity.
  The notes of the Financial Products subsidiaries primarily represent medium-term notes having a weighted average interest rate of 6.1% with maturities up to 15 years at December 31, 1993.
  At December 31, 1993 and 1992, the fair value of long-term debt, including that due within one year, was approximately $2,646 and $3,125, respectively, for Machinery and Engines and $2,397 and $1,890, respectively, for Financial Products. For Machinery and Engines notes and debentures, the fair value was estimated based on quoted market prices. For other issues and for Financial Products, the fair value was estimated using discounted cash flow analyses, based on the company's current incremental borrowing rates for similar types of borrowing arrangements.
  The company has entered into a variety of interest rate contracts, including interest rate swap and cap agreements, options, and forward rate agreements. The differentials to be paid or received on swaps and caps are accrued as interest rates change and are recognized over the lives of the agreements. The premiums paid on forward rate agreements are deferred and recognized over the lives of the agreements.
  The notional amounts of swap and forward rate agreements outstanding as of the end of the periods were as follows:

                               1993    1992   1991
                              ------  -----  -----
MACHINERY AND ENGINES:
Interest rate swaps:
 Fixed to floating rate.....  $  500  $250   $  -
                              ======  ====   ====
Financial Products:
Interest rate swaps:
 Floating to fixed rate.....  $1,051  $527   $586
 Fixed to floating rate.....     629   338     38
 Floating to floating rate..     867    80     50
                              ------  ----   ----
                              $2,547  $945   $674
                              ======  ====   ====
Forward rate agreements.....  $  246  $ 59   $ 17
                              ======  ====   ====

  In association with swap agreements with notional amounts totaling $100 at December 31, 1993 for Machinery and Engines, and $95, $75, and $40 at December 31, 1993, 1992, and 1991, respectively, for Financial Products, the company has entered into option agreements which allow the counterparty to enter into swap agreements at some future date or alter the conditions of certain swap agreements.
  For Machinery and Engines, the carrying value of interest rate swaps and options in a net receivable position was $1 at both December 31, 1993 and 1992, and the fair value was $8 and $2 at December 31, 1993 and 1992, respectively. For Financial Products, at December 31, 1993 and 1992, the carrying value of interest rate swaps and options in a net receivable position was $3 and $1, respectively, and the fair value was $8 and $3, respectively. The carrying value of interest rate swaps and options in a net payable position (Financial Products only) was $7 at both December 31, 1993 and 1992 and the fair value was $24 and $22 at December 31, 1993 and 1992, respectively. The fair values represent the estimated amount that the company would receive or pay to terminate the agreements taking into account current interest rates.

17.  LITIGATION
On July 18, 1990 and July 20, 1990, two class action complaints were filed against the company and certain of its officers and directors in United States District Court for the Central District of Illinois ("District Court") on behalf of all persons (other than the defendants) who purchased or otherwise acquired common

                                                                CATERPILLAR INC.

- -------------------------------------------------------------------------------

stock of the company and certain options relating to common stock of the company between January 19, 1990 and June 26, 1990 (the "Class Period"), alleging, among other things, violations of certain provisions of the federal securities laws. The two cases were consolidated on April 2, 1991 ("Consolidated Class Actions"). The consolidated complaint alleged that the defendants fraudulently issued public statements and reports during the Class Period which were misleading in that they failed to disclose material adverse information relating to the company's Brazilian operations, its factory modernization program and its reorganization plan.

  The plaintiffs and the defendants, with the active participation and approval of the company's directors and officers liability insurer (the "Insurer"), have reached an agreement regarding settlement of the Consolidated Class Actions. The settlement is contingent upon approval by the District Court and certain other contingencies.

  Pursuant to the directors and officers liability policy (the "Policy"), the company has requested that the Insurer acknowledge that 100% of the amount to be paid under the settlement agreement, beyond the company's self-insured retention under the Policy, is covered by the Policy. Because the company is named as a co-defendant in the Consolidated Class Actions, the insurer has denied coverage for a portion of the settlement amount, claiming that some liability must be attributable to the company and not covered under the Policy. The company has been advised that the position of the Insurer is contrary to applicable law and the company has brought an action in the District Court against the Insurer for breach of contract and declaratory relief ("Declaratory Judgment Action"). The company believes a successful recovery against the Insurer is likely in this Declaratory Judgment Action. If that recovery is obtained, the company believes that its cost with respect to the settlement of the Consolidated Class Actions will approximate costs necessary to litigate the Consolidated Class Actions to a successful conclusion at trial. Regardless of whether the company is successful in the Declaratory Judgment Action, the company does not believe the settlement of the Consolidated Class Actions will have a materially negative impact on the company's financial condition or results of operations.

  On May 12, 1993, a Statement of Objections ("Statement") was filed by the Commission of European Communities against Caterpillar Inc. and certain overseas subsidiaries. The Statement alleges that certain service fees payable by dealers, certain dealer recordkeeping obligations, a restriction which prohibits a European Community ("EC") dealer from appointing subdealers, and certain export pricing practices and parts policies violate EC competition law under
Article 85 of the European Economic Community Treaty. The Statement seeks injunctive relief and unspecified fines. Based on an opinion of counsel, the company believes it has strong defenses to each allegation set forth in the Statement.

  On November 19, 1993, the Commission of European Communities informed the company that a new complaint has been received by it alleging that certain export parts policies violate Article 85 and Article 86 of the European Economic Community Treaty. The Commission advised the company that it intends to deal with the new complaint within the framework of the proceedings initiated on May 12, 1993. Based on an opinion of counsel, the company believes it has strong defenses to the allegations set forth in the new complaint.

  The company is party to other litigation matters and claims which are normal in the course of its operations, and while the results of litigation and claims cannot be predicted with certainty, management believes, based on advice of counsel, the final outcome of such matters will not have a materially adverse effect on the consolidated financial position.

18.  CAPITAL STOCK

A.  STOCK OPTIONS

In 1977 and 1987, stockholders approved plans providing for the granting to officers and other key employees of options to purchase common stock of the company. In 1988, the 1987 plan was amended to annually grant each non-employee director options to purchase 1,000 shares each year of the company's common stock. The 1987 plan provided an additional 3,000,000 shares for grants. In 1993 and 1991, the 1987 plan was amended to provide an additional 1,000,000 and 3,500,000 shares, respectively, for grants. Options granted under both plans carry prices equal to the average market price on the date of grant and therefore, in accordance with APB 25, no compensation expense is incurred in association with the options. Options are exercisable upon completion of one full year of service following the grant date (except in the case of death or retirement) and vest at the rate of one-third per year over the three years following the grant. Common shares issued under stock options, including treasury shares reissued, totaled 909,565; 40,464; and 5,642 in 1993, 1992, and 1991, respectively. No treasury stock was held at December 31, 1993. At December 31, 1992, and 1991, 501,663 and 542,127 shares, respectively, were held as treasury stock.

  Stock appreciation rights may be granted as part of 1977 or 1987 plan options or as separate rights to holders of options previously granted. Stock appreciation rights permit option holders to exchange exercisable options for shares of common stock, cash, or a combination of both. No stock appreciation rights have been issued since 1990. Compensation expense related to stock appreciation rights was not material in 1993, 1992, or 1991. Of the shares covered by options outstanding at December 31, 1993, 6% were the subject of stock appreciation rights.

 Changes in the status of common shares subject to issuance under options were as follows:

                                                       Shares
                                         -----------------------------------
                                            1993         1992        1991
                                         -----------  ----------  ----------
Options outstanding at
 beginning of year.....................   5,006,365   4,164,779   3,661,480
Granted to officers and key employees
 in 1993,1992, and 1991 at
 $75.06, $59.88, and $51.44
 per share, respectively...............     744,140   1,034,670     737,050
Granted to outside directors in
 1993, 1992, and 1991 at $60.75,
 $48.19, and $47.13
 per share, respectively...............       8,000      10,000      11,000
Exercised..............................  (2,061,184)   (123,495)    (22,819)
Lapsed.................................     (21,421)    (79,589)   (221,932)
                                         ----------   ---------   ---------
Options outstanding at year-end........   3,675,900   5,006,365   4,164,779
                                         ==========   =========   =========

NOTES continued
(Dollars in millions except per share data)
- -----------------------------------------------------------------------------

  Options outstanding at December 31, 1993, had exercise prices ranging from $33.94 to $75.06 per share with an average exercise price of $62.38 per share and had expiration dates ranging from June 7, 1994, to June 6, 2003.

  At December 31, unissued common shares were reserved for potential stock option grants and for issuance to other employee benefit plans in the following amounts:

                                      Shares
                           -------------------------------
                             1993       1992       1991
                           ---------  ---------  ---------
1977 stock option plan...  1,273,652  1,273,082  1,261,640
1987 stock option plan...  2,212,616  1,943,905  2,920,428
Employee investment and
 other benefit plans.....  5,700,089  5,700,089  5,700,089
                           ---------  ---------  ---------
                           9,186,357  8,917,076  9,882,157
                           =========  =========  =========

B. STOCKHOLDERS' RIGHTS PLAN

The company is authorized to issue 5,000,000 shares of preferred stock, of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock of $1.00 par value. None of the preferred shares or the Series A Junior Participating Preferred Stock have been issued.

  On December 1, 1986, the company distributed a dividend of one preferred stock purchase right for each outstanding share of common stock. Each right entitles the holder to purchase one one-hundredth of a share of the Series A Junior Participating Preferred Stock, $1.00 par value, for $150, subject to adjustment. The rights are exercisable only after a third party acquires 20% or more of the company's common stock or after commencement of a tender offer by a third party, which upon consummation, would result in such party's control of 30% or more of the company's common stock. The rights, which do not have voting rights, expire on December 1, 1996, and may be redeemed by the company at a price of 5c per right at any time until ten days after a 20% ownership position has been acquired, unless such period is extended. The right of redemption may be reinstated under certain circumstances. In addition, the company amended the stockholder rights plan in December 1992 to permit stockholders, by a two-thirds vote taken at a special meeting of stockholders, to require the redemption of outstanding rights if a cash tender offer is made for all shares of common stock by a person owning not more than 5% of the outstanding common stock and if certain other requirements are satisfied.

  If the company is acquired in a merger or other business combination at any time after the rights become exercisable and the company is not the surviving corporation or its common stock is changed or exchanged or 50% or more of the company's assets or earning power is sold or transferred, each such right will entitle its holder to purchase common shares of the acquiring company having a market value of twice the exercise price of each right (i.e., at a 50% discount). If a 20% or greater holder acquires the company and the company is the surviving corporation and its common stock is not changed or exchanged, or such holder engages in one or more "self-dealing" transactions as set forth in the Rights Agreement or increases its beneficial ownership of the company by more than 1% in a transaction involving the company, each right will entitle its holder, other than the acquirer, to purchase common stock of the company (or under certain circumstances to receive cash, preferred stock, or other securities of the company), at a similar 50% discount from market value at that time.

19. LEASES

The company leases certain computer and communications equipment, transportation equipment, and other property through operating leases. Lease expense on these leases is charged to operations as incurred. Total rental expense for operating leases was $137, $138, and $133 for 1993, 1992, and 1991, respectively. Minimum payments for operating leases having initial or remaining non-cancelable terms in excess of one year are:

Years ending December 31,
1994..........................  $ 91
1995..........................    68
1996..........................    50
1997..........................    25
1998..........................    13
Thereafter....................    56
                                ----
Total lease commitments.......  $303
                                ====

20. CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the company to credit risk consist primarily of trade and finance receivables and short-term and long-term investments.

  Trade receivables are primarily short-term receivables from independently owned and operated dealers which arise in the normal course of business. The company performs regular credit evaluations of its dealers. The company generally doesn't require collateral, and the majority of its trade receivables are unsecured. The company does make use of various devices such as security agreements and letters of credit to protect its interests as it deems necessary. No single dealer or region represents a significant concentration of credit risk. At December 31, 1993 and 1992, the carrying value of trade receivables approximated fair value.

  Finance receivables primarily represent receivables under installment sales contracts, receivables arising from leasing transactions, and notes receivable. The company generally maintains a secured interest in the equipment financed. Receivables from customers in construction-related industries made up approximately 31%, 33%, and 33% of total finance receivables at December 31, 1993, 1992, and 1991, respectively. No single customer or region represents a significant concentration of credit risk. Fair value information on finance receivables is included in note 10.

  The company has short-term and long-term investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. At December 31, 1993 and 1992, the carrying value of short-term investments approximated fair value. Long-term investments are held by Caterpillar Insurance Co. Ltd. and VEBA trusts (note 5B) and are a component of "Other assets" on Statement 3. At December 31, 1993 and 1992, the carrying value of long-term investments was $362 and $353, respectively, which, based on quoted market prices, approximated fair value.

21. ENVIRONMENTAL MATTERS

Based on a preliminary environmental assessment, during 1992 Solar Turbines Incorporated (Solar), a subsidiary of Caterpillar since 1981, estimated that assessment, remediation, and preventative expenditures for contamination of its Harbor Drive facility in San Diego, California, will be approximately $30 to $50 expended over the next 25 years, a significant portion of which will be capital expenditures. The contamination of Harbor Drive, a manufacturing facility for over 60 years, involves cleaning

                                                                CATERPILLAR INC.

- -----------------------------------------------------------------------------

solvents, petroleum products, and metal products, which have been found in both soil and groundwater samples. Solar has been working closely with the state and local agencies and is not currently subject to a clean-up order. While subject to further analysis, Solar believes that a substantial portion of the expenditures may be recoverable from third parties who previously conducted manufacturing or other operations on or adjacent to the site. A reserve of $13 was recorded in 1992 with respect to this matter. Remediation expenses with respect to Solar were $3 for 1993.

  Also in 1992, a reserve of $5 was recorded with respect to estimated costs of remediation of soil and groundwater contamination at other facilities. This reserve includes $4 made for estimated costs to remediate potential groundwater contamination at a former Caterpillar facility located in San Leandro, California. Remediation efforts have been ongoing, and Caterpillar has been working closely with the California Department of Toxic Substances Control in its remediation efforts. Remediation expenses with respect to San Leandro were less than $1 for 1993.

  Based on an assessment of environmental matters, management believes that it is unlikely that any identified matters, either individually or in the aggregate, will have a material adverse effect on the company's consolidated financial position, results of operations or capital expenditures.

22. SEGMENT INFORMATION

A. BUSINESS SEGMENTS

The company operates in three principal business segments: Machinery (Earthmoving, Construction, and Materials Handling), Engines, and Financial Products. The company designs, manufactures, and markets products in both the Machinery and Engines segments. Financial Products includes the company's finance and insurance subsidiaries.

  "Operating profit (loss)" for 1992 includes incremental operating expense resulting from the accounting changes (note 2) of $141 which is included in the Machinery and Engines segments and "General corporate expenses" in the amounts of $101, $38, and $2, respectively. In addition, "Operating profit (loss)" for 1992 includes the gain on sale of lift truck assets of $53 (note 7) included in the Machinery segment and charges for environmental clean-up, employee redundancy costs, and write-off of surplus assets of $29 included in the Machinery and Engines segments in the amounts of $14 and $15, respectively.

  "Identifiable assets" for 1992 includes asset increases (decreases) resulting from the accounting changes (note 2) of $1,416 which are included in the Financial Products segment, "General corporate assets" and "Investments in affiliated companies" in the amounts of $(43), $1,471, and $(12), respectively.

  "Operating profit (loss)" for 1991 includes provisions for plant closing and consolidation costs of $262 (note 6) and additional charges of $111 for other employee redundancy costs and the write-off of surplus assets. These costs are included in the Machinery and Engines segments in the amounts of $293 and $80, respectively.

  The high degree of integration of the company's manufacturing operations necessitates the use of a substantial number of allocations in the determination of business segment information. Intersegment sales and revenues, which primarily represent intersegment engine sales, are valued at prices comparable to those for unaffiliated customers.

 Information on the company's business segments was as follows:

                                             1993      1992      1991
                                           --------  --------  --------
For the years ended December 31:
Sales:
 Machinery................................ $ 8,132   $ 7,209   $ 7,397
 Engines..................................   3,735     3,225     3,045
Elimination of intersegment engine sales..    (632)     (594)     (604)
                                           -------   -------   -------
Consolidated sales........................  11,235     9,840     9,838
Financial Products revenues...............     380       354       344
                                           -------   -------   -------
Sales and Revenues........................ $11,615   $10,194   $10,182
                                           =======   =======   =======
Operating profit (loss):
 Machinery................................ $   436   $  (107)  $  (281)
 Engines..................................     226        79       (10)
 Financial Products.......................      47        35        37
                                           -------   -------   -------
                                               709         7      (254)
General corporate expenses................     (83)      (96)     (101)
                                           -------   -------   -------
Operating profit (loss)................... $   626   $   (89)  $  (355)
                                           =======   ========  ========
Capital expenditures - including
 equipment leased to others:
 Machinery................................ $   243   $   338   $   467
 Engines..................................     154       153       171
 Financial Products.......................     205       121       119
 General corporate........................      30        28        17
                                           -------   -------   -------
                                           $   632   $   640   $   774
                                           =======   =======   =======
Depreciation and Amortization:
 Machinery................................ $   405   $   410   $   367
 Engines..................................     163       155       151
 Financial Products.......................      70        63        54
 General corporate........................      30        26        30
                                           -------   -------   -------
                                           $   668   $   654   $   602
                                           =======   =======   =======
At December 31:
 Identifiable assets:
  Machinery............................... $ 5,260   $ 5,420   $ 5,479
  Engines.................................   2,265     2,114     2,229
  Financial Products......................   3,676     2,956     2,696
                                           -------   -------   -------
                                            11,201    10,490    10,404
 General corporate assets.................   3,212     3,100     1,292
 Investments in affiliated companies......     394       345       346
                                           -------   -------   -------
 Total assets............................. $14,807   $13,935   $12,042
                                           =======   =======   =======

B. GEOGRAPHIC SEGMENTS

Manufacturing activities of the Machinery and Engines segments are carried on in 24 plants in the United States, three in France, and one each in Australia, Belgium, Brazil, Indonesia, Italy, Mexico, and the United Kingdom. Contract manufacturers are located in the United States and the United Kingdom. Three major distribution centers are located in the United States and eight are located outside the United States. While the majority of the activity of the Financial Products segment is carried on in the United States, it also conducts operations in Australia, Canada, and Europe.

  Caterpillar is a highly integrated company. The product of subsidiary companies' manufacturing operations located outside the United States, in most instances, consists of components manufactured or purchased locally which are assembled with components purchased from related companies. As a result, the profits of these operations do not bear any definite relationship to their assets, and individual subsidiaries' results cannot be viewed in isolation. Prices between Caterpillar companies are established at levels deemed equivalent to those which would prevail between unrelated parties.

NOTES continued
(Dollars in millions except per share data)
- -----------------------------------------------------------------------------

  For 1992, incremental operating expense resulting from the accounting changes (note 2) of $141 is included in "Operating profit (loss)" for "United States" and "General corporate expenses" in the amounts of $139 and $2, respectively. The gain on sale of lift truck assets of $53 (note 7) is included in "Operating profit (loss)" for "United States." In addition, charges for environmental clean-up, employee redundancy costs, and write-off of surplus assets of $29 are included in "Operating profit (loss)" for "Europe" and "All other" in the amounts of $8 and $21, respectively.

  For 1991, provisions for plant closing and consolidation costs of $262 (note
6), additional charges of $111 for other employee redundancy costs, and the write-off of surplus assets are included in "Operating profit (loss)" for "United States," "Europe," and "All other" in the amounts of $263, $48, and $62, respectively.

  Information on the company's geographic segments, based on the location of the company's manufacturing operations for Machinery and Engines, was as follows:

                                             1993      1992      1991
                                           -------   -------   --------
For the years ended December 31:
 Sales from:
  United States..........................  $ 9,159   $ 7,462   $ 7,471
  Europe.................................    1,678     1,908     1,824
  All other..............................      737       748       856
 Elimination of intersegment sales from:
  United States..........................     (154)     (144)     (166)
  Europe.................................      (97)      (61)      (56)
  All other..............................      (88)      (73)      (91)
                                            -------   -------   -------
 Consolidated sales......................    11,235     9,840     9,838
 Revenues:
  United States..........................       309       298       293
  All other..............................        71        56        51
                                            -------   -------   -------
 Sales and revenues......................   $11,615   $10,194   $10,182
                                            =======   =======   =======
 Operating profit (loss):
  Machinery and Engines:
   United States.........................   $   620   $    (3)  $  (137)
   Europe................................        46        (3)      (48)
   All other.............................        (4)      (22)     (106)
                                            -------   -------   -------
                                                662       (28)     (291)
                                            -------   -------   -------
 Financial Products:
  United States..........................        43        34        32
  All other..............................         4         1         5
                                            -------   -------   -------
 Total Financial Products................        47        35        37
                                            -------   -------   -------
                                                709         7      (254)
 General corporate expenses..............       (83)      (96)     (101)
                                            -------   -------   -------
 Operating profit (loss).................   $   626   $   (89)  $  (355)
                                            =======   =======   =======
At December 31:
 Identifiable assets:
  Machinery and Engines:
   United States..........................  $ 5,770   $ 5,584   $ 5,563
   Europe.................................    1,101     1,211     1,289
   All other..............................      654       739       856
                                            -------   -------   -------
                                              7,525     7,534     7,708
                                            -------   -------   -------
  Financial Products:
   United States..........................    2,896     2,448     2,342
   All other..............................      780       508       354
                                            -------   -------   -------
                                              3,676     2,956     2,696
                                            -------   -------   -------
                                             11,201    10,490    10,404
 General corporate assets................     3,212     3,100     1,292
 Investments in affiliated companies.....       394       345       346
                                            -------   -------   -------
 Total Assets............................   $14,807   $13,935   $12,042
                                            =======   =======   =======

C. NON-U.S. SALES

Sales outside the United States were 49% of consolidated sales for 1993, 55% for 1992, and 59% for 1991. Information on the company's sales outside the United States, based on dealer location, was as follows:

                                           1993    1992    1991
                                          ------  ------  ------
For the years ended December 31:
 Sales of U.S. manufactured product:
  Asia/Pacific..........................  $1,172  $  938  $1,011
  Europe................................     645     608     656
  Latin America.........................     570     628     610
  Africa/Middle East....................     577     606     781
  Canada................................     625     417     481
                                          ------  ------  ------
                                           3,589   3,197   3,539
                                          ------  ------  ------

 Sales of non-U.S. manufactured product:
  Asia/Pacific..........................     440     371     400
  Europe................................     933   1,177   1,124
  Latin America.........................     279     280     263
  Africa/Middle East....................     225     286     367
  Canada................................      59     108      87
                                          ------  ------  ------
                                           1,936   2,222   2,241
                                          ------  ------  ------

 Total sales outside the United States:
  Asia/Pacific.........................    1,612   1,309   1,411
  Europe...............................    1,578   1,785   1,780
  Latin America........................      849     908     873
  Africa/Middle East...................      802     892   1,148
  Canada...............................      684     525     568
                                          ------  ------  ------
                                          $5,525  $5,419  $5,780
                                          ======  ======  ======

23. SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

Financial information for interim periods was as follows:

                                                1993 Quarter
                                       -------------------------------
                                         1st     2nd      3rd     4th
                                       ------  ------   ------  ------
Sales and revenues                     $2,697  $2,905   $2,845  $3,168
Less: Revenues........................     89      95       95     101
                                       ------  ------   ------  ------
Sales.................................  2,608   2,810    2,750   3,067
Cost of goods sold....................  2,172   2,298    2,224   2,381
                                       ------  ------   ------  ------
Gross margin..........................    436     512      526     686
Profit before extraordinary loss......     34      67      432     148
Profit................................     34      67      432     119

Profit per share of common stock:
 Profit before extraordinary loss..... $  .34  $  .66   $ 4.26  $ 1.46
 Profit............................... $  .34  $  .66   $ 4.26  $ 1.17

  Third quarter 1993 results included after-tax nonrecurring gains of $300 related to the settlement with the IRS for taxes and related interest for the period 1979-1987 and of $36 related to revaluation of the company's net U.S. deferred tax asset position as a result of the increase in the U.S. federal corporate tax rate (note 9).

  Fourth quarter 1993 results included an extraordinary loss on early retirement of debt of $29, net of tax (note 16).

                                                                CATERPILLAR INC.

- ------------------------------------------------------------------------------

                                            1992 Quarter
                                 ---------------------------------
                                   1st       2nd     3rd      4th
                                 --------  -------  ------  ------
Sales and revenues.............  $ 2,183   $2,600   $2,677  $2,734
Less: Revenues.................       87       86       91      90
                                 -------   ------   ------  ------
Sales..........................    2,096    2,514    2,586   2,644
Cost of goods sold.............    1,916    2,173    2,140   2,215
                                 -------   ------   ------  ------
Gross margin...................      180      341      446     429
Profit (loss) before effects
 of accounting changes.........     (157)     (64)       5      (2)
Profit (loss)..................   (2,374)     (64)       5      (2)
Profit (loss) per share of
 common stock:
  Profit (loss) before effects
   of accounting changes.......  $ (1.56)  $ (.63)  $  .05  $ (.02)
  Profit (loss)................  $(23.53)  $ (.63)  $  .05  $ (.02)

  In the fourth quarter of 1992, the company adopted three new accounting standards effective January 1, 1992 (note 2). Fourth quarter 1992 results included a pretax nonrecurring gain of $56, primarily from the sale of lift truck assets (note 7).

ELEVEN-YEAR FINANCIAL SUMMARY
(Dollars in millions except per share data)
- -------------------------------------------------------------------------------

                                                             1993        1992        1991        1990
                                                          ----------  ----------  ----------  ---------
FOR THE YEARS ENDED DECEMBER 31:
Sales and revenues......................................    $11,615      10,194      10,182      11,436
 Sales..................................................    $11,235       9,840       9,838      11,103
  Percent inside the United States......................         51%         45%         41%         45%
  Percent outside the United States.....................         49%         55%         59%         55%
 Revenues...............................................    $   380         354         344         333
Profit (loss) before effects of accounting changes (1)..    $   652        (218)       (404)        210
Effects of accounting changes (note 2)..................    $     -      (2,217)          -           -
Profit (loss)(1)........................................    $   652      (2,435)       (404)        210
Profit (loss) per share of common stock: (1) (2)
 Profit (loss) before effects of accounting changes(1)..    $  6.43       (2.16)      (4.00)       2.07
 Effects of accounting changes (note 2).................    $     -      (21.96)          -           -
 Profit (loss)..........................................    $  6.43      (24.12)      (4.00)       2.07
Dividends declared per share of common stock............    $   .60         .60        1.05        1.20
Return on average common stock equity...................       34.6%     (86.7%)      (9.4%)        4.7%
Capital expenditures:
 Land, buildings, machinery, and equipment..............    $   417         515         653         926
 Equipment leased to others.............................    $   215         125         121         113
Depreciation and amortization...........................    $   668         654         602         533
Research and engineering expenses.......................    $   455         446         441         420
 As a percent of sales and revenues.....................        3.9%        4.4%        4.3%        3.7%
Provision (credit) for income taxes(3)..................    $    42        (114)       (152)         78
Wages, salaries, and employee benefits..................    $ 3,038       2,795       3,051       3,032
Average number of employees.............................     50,443      52,340      55,950      59,662
AT DECEMBER 31:
Total receivables:
 Trade and other........................................    $ 2,769       2,330       2,133       2,361
 Finance................................................    $ 3,140       2,525       2,145       1,891
Inventories.............................................    $ 1,525       1,675       1,921       2,105
Total assets:
 Machinery and Engines..................................    $11,131      10,979       9,346       9,626
 Financial Products.....................................    $ 3,676       2,956       2,696       2,325
Long-term debt due after one year:
 Machinery and Engines..................................    $ 2,030       2,753       2,676       2,101
 Financial Products.....................................    $ 1,865       1,366       1,216         789
Total debt:
 Machinery and Engines..................................    $ 2,387       3,271       3,136       2,873
 Financial Products.....................................    $ 3,041       2,401       2,111       1,848
Ratios - excluding Financial Products:
 Ratio of current assets to current liabilities.........  1.53 to 1   1.57 to 1   1.74 to 1   1.67 to 1
 Percent of total debt to total debt
  and stockholders' equity..............................       52.1%       67.5%       43.7%       38.8%

/1/ 1993 profit was after extraordinary loss on early retirement of debt;
    profit before extraordinary loss was $681, $6.72 per share of common stock. 1987 profit was after extraordinary tax benefit; profit before extraordinary tax benefit was $319, $3.20 per share of common stock.
/2/ Computed on weighted average number of shares outstanding.
/3/ As discussed in note 2, the company adopted SFAS 109 in 1992. Prior to 1992, the tax provision was determined in accordance with APB 11. The 1987 provision for income taxes, including the reduction for the $31 extraordinary tax benefit, was $87.

                                                                CATERPILLAR INC.

- --------------------------------------------------------------------------------

                                                          1989      1988       1987       1986       1985       1984       1983
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
FOR THE YEARS ENDED DECEMBER 31:
Sales and revenues....................................    11,126     10,435      8,294       7,380      6,760      6,597      5,429
 Sales................................................    10,882     10,255      8,180       7,321      6,725      6,576      5,424
  Percent inside the United States....................        47%        50%        52%         54%        56%        58%        54%
  Percent outside the United States...................        53%        50%        48%        46%        44%        42%        46%
 Revenues.............................................       244        180        114         59         35         21          5
Profit (loss) before effects of accounting changes (1)       497        616        350         76        198       (428)      (345)
Effects of accounting changes (note 2)................         -          -          -          -          -          -          -
Profit (loss)(1)......................................       497        616        350         76        198       (428)      (345)
Profit (loss) per share of common stock: (1) (2)
 Profit (loss) before effects of accounting changes(1)      4.90       6.07       3.51        .77       2.02      (4.47)     (3.74)
 Effects of accounting changes (note 2)...............         -          -          -          -          -          -          -
 Profit (loss)........................................      4.90       6.07       3.51        .77       2.02      (4.47)     (3.74)
Dividends declared per share of common stock..........      1.20        .86        .56        .63        .50       1.25       1.50
Return on average common stock equity.................      11.6%      16.0%      10.4%       2.4%       6.7%     (13.8%)    (10.1%)
Capital expenditures:
 Land, buildings, machinery, and equipment............       984        732        463        290        228        234        313
 Equipment leased to others...........................       105         61         30         41         55         23         14
Depreciation and amortization.........................       471        434        425        453        485        497        507
Research and engineering expenses.....................       387        334        298        308        326        345        340
 As a percent of sales and revenues...................       3.5%       3.2%       3.6%       4.2%       4.8%       5.2%       6.3%
Provision (credit) for income taxes(3)................       162        262        118         21         25       (115)      (264)
Wages, salaries, and employee benefits................     2,888      2,643      2,284      2,184      2,173      2,426      2,142
Average number of employees...........................    60,784     57,954     53,770     54,024     55,815     61,189     58,402
AT DECEMBER 31:
Total receivables:
 Trade and other......................................     2,353      2,349      2,044      1,755      1,305      1,135      1,458
 Finance..............................................     1,498      1,222        795        466        108         64         67
Inventories...........................................     2,120      1,986      1,323      1,211      1,139      1,246      1,193
Total assets:
 Machinery and Engines                                     9,100      8,226      6,647      6,134      5,951      6,084      6,849
 Financial Products...................................     1,826      1,460        984        627        235        169         96
Long-term debt due after one year:
 Machinery and Engines................................     1,797      1,428        900        963      1,177      1,384      1,894
 Financial Products...................................       491        525        387        171         87          4          5
Total debt:
 Machinery and Engines................................     2,561      2,116      1,484      1,582      1,404      1,861      2,247
 Financial Products...................................     1,433      1,144        712        370        130         26          7
Ratios - excluding Financial Products:
 Ratio of current assets to current liabilities....... 1.78 to 1  1.76 to 1  1.55 to 1  1.50 to 1  1.69 to 1  1.43 to 1  2.07 to 1
 Percent of total debt to total debt
  and stockholders' equity............................      36.4%      34.0%      29.4%      33.4%      31.4%      39.5%      40.2%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The discussions of Results of Operations, and Liquidity and Capital Resources are grouped as follows:

  CONSOLIDATED - Represents the consolidated data of Caterpillar Inc. and subsidiaries, including the Financial Products subsidiaries.

  MACHINERY AND ENGINES - Company operations excluding the Financial Products subsidiaries. This category consists primarily of the company's manufacturing, marketing, and parts distribution operations, which are highly integrated. Unless attributed to a particular subsidiary, items discussed in Management's Discussion and Analysis reflect the consolidated effect of contributions by worldwide operations.

  FINANCIAL PRODUCTS - The company's Financial Products subsidiaries, primarily Caterpillar Financial Services Corporation and Caterpillar Insurance Co. Ltd. Cat Financial and its subsidiaries in Australia, Canada, and Europe derive earnings from financing sales and leases of Caterpillar products and noncompetitive related equipment and from loans extended to Caterpillar customers and dealers. Cat Insurance provides insurance services to Caterpillar dealers and customers to help support their purchase and financing of Caterpillar equipment.

RESULTS OF OPERATIONS
- ---------------------
1993 COMPARED WITH 1992

Profit for 1993 was $681 million or $6.72 per share excluding an extraordinary loss of $29 million. A 14% improvement in sales and revenues was the most significant reason for the turnaround from last year's loss of $218 million (excluding the transition effect of new accounting standards adopted in 1992). Sales and revenues were $11.62 billion, up $1.42 billion - a substantial improvement from 1992.

  When comparing 1993 with 1992, several material nonrecurring items should be considered. In 1992, the reported loss of $2,435 million included a $2,217 million charge for transition effects of three new accounting standards. In 1993, the reported profit of $652 million included a $29 million extraordinary loss net of taxes related to premiums paid on the early retirement of $203 million of relatively high interest rate debt. In addition, 1993 included two nonrecurring income tax related items that favorably affected after-tax profit by $336 million: 1) a $300 million after-tax impact related to the settlement with the Internal Revenue Service of interest and taxes for the period 1979-1987; and 2) a tax credit of $36 million related to the 1% increase in the U.S. federal corporate tax rate enacted during the year. The credit was the result of revaluing the company's net U.S. deferred tax asset position.

  Excluding the extraordinary loss and the effect of the tax-related items, profit was $345 million, a $563 million improvement compared with the 1992 loss of $218 million before the transition effect of new accounting standards. The following table summarizes the items mentioned above:

                                                                  AFTER TAX
                                                              -----------------
                                                               1993       1992
                                                              -----------------
                                                                  (MILLIONS)
Profit (Loss)...............................................  $   652   $(2,435)
1992 Item
- ---------
. Transition Effects of New Accounting Standards............             (2,217)
1993 Items
- ----------
. Extraordinary Loss........................................      (29)
. Nonrecurring Income Tax Related Gains.....................      336
                                                              -------   -------
Profit Excluding the Above Items............................  $   345   $  (218)
                                                              =======   =======
- --------------------------------------------------------------------------------

MACHINERY AND ENGINES

Sales of $11.24 billion were $1.40 billion higher than in 1992. Profit before tax related to Machinery and Engines was $654 million. Excluding the interest portion of the tax refund, profit before tax was $403 million - a $776 million improvement over 1992.

PROFIT (LOSS) BEFORE TAX AND BEFORE
THE INTEREST EFFECTS OF THE TAX REFUND

                                                                    BEFORE TAX
                                                                  -------------
                                                                  1993     1992
                                                                  -------------
                                                                    (MILLIONS)
Profit (Loss)...................................................  $ 654   $(373)
Less: Interest Effects of the Tax Refund........................    251
                                                                  -----   -----
                                                                  $ 403   $(373)
                                                                  =====   =====

- --------------------------------------------------------------------------------
  The primary reasons for the increase in profit were:

  . A 14% increase in sales - 10% higher physical sales volume and a 4% improvement in price realization. The higher volume was primarily due to an increased share of industry sales and improved U.S. industry demand. The increase was partially offset by the effect of dealer inventory reductions and the absence of most lift-truck-related sales because of the lift truck joint venture established in July 1992 with Mitsubishi Heavy Industries, Ltd. The improvement in price realization was the result of price increases since the beginning of last year and a favorable shift in the geographic mix where sales occurred, partially offset by exchange rates that caused sales in European currencies to translate into fewer U.S. dollars;
  . Lower costs as a result of weaker European currencies as expenses incurred in those currencies translated into fewer U.S. dollars;
  . The full-year effect of employee benefit plan changes implemented during
    1992;
  . Lower average employment, despite the increase in physical sales volume;
  . Lower interest expense due to lower average debt and lower interest rates;
    and
  . An $8 million increase in LIFO (last-in, first-out) inventory decrement benefits ($38 million in 1993 vs. $30 million in 1992).

                                                                CATERPILLAR INC.
- --------------------------------------------------------------------------------

  These favorable factors were somewhat offset by the effect of inflation on costs; absence of the $53 million net gain related to the sale of lift truck assets recorded in 1992; a change in the mix of sales as relatively more lower margin machines and engines were sold than in 1992; the impact of the stronger yen on purchases from Japan; and a $20 million increase in currency exchange losses.

  Results of the company's Brazilian operations improved, but remained unprofitable. They continued to have a material adverse effect on consolidated results.

FINANCIAL PRODUCTS

For 1993, Financial Products generated before-tax profit of $68 million, compared with $55 million in 1992. The increase was primarily due to a larger portfolio of earning assets and a lower cost of borrowed funds.

  Revenues totaled $380 million, an increase of $26 million from 1992. The increase in revenues, despite the low interest rate environment, resulted primarily from a larger portfolio of earning assets. Cat Financial financed new retail business of $1.97 billion, a $436 million or 28% increase, compared with 1992.

  Receivables of $19 million were written off against the allowance for credit losses in 1993, compared with $14 million in 1992. At year-end, the allowance was $41 million or 1.3% of finance receivables, compared with $37 million or 1.4% at year-end 1992.

AFFILIATED COMPANIES

The company's share of affiliated companies' results was a profit of $1 million, a $15 million improvement from the loss in 1992. The improvement was primarily due to lower net interest and cost-cutting measures implemented at the company's 50%-owned affiliate, Shin Caterpillar Mitsubishi Ltd. in Japan.

FOURTH-QUARTER RESULTS

Caterpillar reported fourth-quarter profit of $148 million or $1.46 per share excluding the extraordinary loss of $29 million related to the early retirement of certain high interest rate debt. Including the extraordinary loss, profit was $119 million or $1.17 per share of common stock.

  Excluding the extraordinary loss, profit improved $150 million from the $2 million loss recorded in the fourth quarter 1992. Sales and revenues were $3.17 billion, an increase of $434 million, or 16%.

  Income taxes for the fourth quarter were $64 million. The fourth quarter included an unfavorable year-to-date adjustment of $7 million as actual taxes for the year were slightly higher than the estimated annual rate used for the first nine months.

  The company's share of affiliated companies' earnings was less than $1 million, compared with a $5 million loss in the fourth quarter 1992. The improvement was principally at Shin Caterpillar Mitsubishi and was primarily due to lower net interest and cost-cutting measures.

MACHINERY AND ENGINES

Profit before tax related to Machinery and Engines was $195 million, a $209 million improvement from the $14 million loss a year ago. Sales of $3.07 billion were up $423 million - 12% higher physical sales volume and a 4% improvement in price realization.

  Sales volume improved significantly inside the United States but was about flat outside the United States. The improvement inside the United States was due to improved U.S. industry demand, increased share of industry sales, and an increase in dealer inventories.

  The improvement in price realization was the result of price increases taken over the past year and a favorable shift in the geographic sales mix. These gains were partially offset by the impact of weaker European currencies as sales translated into fewer U. S. dollars.

  The improvement in profit was due primarily to the higher sales and the effect of the stronger U.S. dollar on costs in European currencies, partially offset by the absence of last year's $53 million net gain on the sale of lift-truck-related assets, and a shift in the mix of sales as relatively more lower margin machines and engines were sold. All other costs, adjusted for volume, were about the same as last year's fourth quarter.

  Results of the company's Brazilian operations improved, but remained unprofitable. They continued to have a material adverse effect on consolidated results.

FINANCIAL PRODUCTS

The Financial Products before-tax profit was $17 million, an improvement of $5 million over the fourth quarter 1992. The improvement was primarily due to Caterpillar Insurance Co. Ltd.

  Revenues were $101 million, up $11 million from fourth quarter 1992. The increase in revenues resulted primarily from a larger portfolio of earning assets at Caterpillar Financial Services Corporation. Cat Financial financed new retail business of $656 million, a $229 million or 53% increase, compared with the fourth quarter 1992.

1993 SALES

                                                           1993    1992    1991
                                                          ----------------------
                                                                (BILLIONS)
Sales...................................................  $11.24  $ 9.84  $ 9.84
- --------------------------------------------------------------------------------

Caterpillar's worldwide sales totaled $11.24 billion in 1993, a $1.40 billion or 14% increase over 1992. Most lift truck sales were excluded for 1993, but only for the second half of 1992 due to the commencement of the lift truck joint venture. Excluding lift truck sales for both years, Caterpillar sales increased $1.60 billion.

  For the year, total physical sales volume increased about 10%. This improvement was due to an increased share of industry sales and higher industry demand which more than offset reductions in dealer inventories and lift truck sales. Geographically, significant increases in the United States, the Asia/Pacific region, and Canada more than offset moderate declines in Europe, the Africa/Middle East region, and Latin America.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued
- --------------------------------------------------------------------------------

SALES BY BUSINESS SEGMENT

                                                       1993      1992      1991
                                                      --------------------------
                                                              (BILLIONS)
Machinery...........................................  $ 8.14     $7.21     $7.40
Engines.............................................    3.10      2.63      2.44
                                                      ------     -----     -----
                                                      $11.24     $9.84     $9.84
                                                      ======     =====     =====
- --------------------------------------------------------------------------------

Worldwide sales for the Machinery segment increased 13% from 1992. Most of the improvement was due to an increased share of industry sales both inside and outside the United States. Higher industry demand also contributed to the gain with a significant increase in the United States, which more than offset a decline in the rest of the world. The gain was tempered by the phase out of the lift truck business and by a reduction in dealer inventories as decreases outside the United States more than offset increases inside.

  Engine segment sales increased 18% over 1992 levels. Sales volume increased significantly in the United States and Canada due to much higher truck engine industry demand and an improved share of industry sales. Company engine sales also rose considerably in the Asia/Pacific region. Worldwide, company sales of both diesel and turbine engines reached all-time highs.

Sales Inside/Sales Outside
(Billions of Dollars)
(ON SCALE FROM $0 TO $12 BILLION)
Measurement Period                            Inside    Outside    Total
Fiscal Year Covered                           Sales      Sales     Sales
FYE 12/31/89                                   5.13      5.75     10.88
FYE 12/31/90                                   5.02      6.08     11.10
FYE 12/31/91                                   4.05      5.78      9.83
FYE 12/31/92                                   4.42      5.42      9.84
FYE 12/31/93                                   5.71      5.52     11.23

CATERPILLAR SALES INSIDE THE UNITED STATES

                                                1993      1992    1991
                                              --------------------------
                                                      (BILLIONS)
Machinery...................................  $ 4.27     $ 3.23   $ 3.01
Engines.....................................    1.44       1.19     1.05
                                              ------     ------   ------
                                              $ 5.71     $ 4.42   $ 4.06
                                              ======     ======   ======
- --------------------------------------------------------------------------------

Caterpillar sales inside the United States were $5.71 billion, a $1.29 billion or 29% increase over 1992, resulting primarily from much stronger industry demand for both machines and engines. The increase also reflects a significantly improved share of industry sales and higher price realization. Sales inside the United States represented 51% of the worldwide total, up considerably from 45% in 1992.

  The higher industry demand for machinery reflects increased replacement buying because of low interest rates, improved cash flow and generally improving levels of activity in most applications. While most activity levels improved during the course of the year, none except housing was noticeably higher for the year as a whole, confirming the important role interest rates and cash flow played in stimulating sales. The introduction over the past two years of many new models also contributed to the increase in replacement purchases and to the increased share of industry sales.

  As a result of the higher industry demand and improved share of industry sales, dealer sales of Caterpillar machinery increased significantly in 1993. Dealer machine sales into most construction sectors increased substantially:
  . Commercial, industrial and governmental building sector sales were higher for the second year in a row, although sales fell off slightly in the second half. Building construction levels in these sectors remained at 1992 levels despite an improving trend through the year.
  . Sales to highway contractors continued the improvement begun in mid-1992 in response to the higher highway construction and repair spending authorized by Congress in December 1991.
  . Sales to housing contractors also rose for the second consecutive year in response to a 7% increase in housing starts stimulated by mortgage rates that reached a 25-year low. Sales growth was particularly strong late in the year when housing starts began to increase rapidly.

  Dealer machine sales into the commodity sector increased significantly - although results were mixed by sector:
  . Sales into coal mining increased moderately, although coal production declined slightly in response to the United Mine Workers strike and mild temperatures. Coal prices also declined during the year.
  . Sand and quarry mining sales increased significantly, although mine production was flat.
  . Sales into metal mining were moderately higher, but trended down in the second half. Metal mine production rose slightly, while prices were lower for the year.
  . Forestry sales considerably exceeded 1992 levels, but also trended down in the second half. Forest production was unchanged, but prices were substantially higher due primarily to environmental restrictions on supply.
  . Sales into agriculture were significantly higher as the farm economy improved.
  . Petroleum sales declined moderately as natural gas pipeline construction decreased, oil prices fell, and drilling rig activity remained at relatively low levels.

  Dealer machine sales into other sectors rose considerably. Sales to industrial applications (primarily the manufacture and sale of building materials) increased significantly, while sales to solid waste applications rose moderately.

  Engine segment sales rose 21% in 1993 due to much stronger diesel engine sales, particularly heavy-duty truck engines. Diesel engine sales were up sharply due both to higher industry demand and an increased share of industry sales. The truck

                                                                CATERPILLAR INC.
- --------------------------------------------------------------------------------

engine industry registered particularly strong growth in 1993 as low interest rates and increased economic activity stimulated a significant increase in on-highway truck sales by Original Equipment Manufacturers (OEMs). Sales in the United States of turbine engines declined moderately.

  Direct sales of machines and engines to the U.S. Department of Defense fell 2% to $53 million in 1993.

CATERPILLAR SALES OUTSIDE THE UNITED STATES

                                                       1993     1992     1991
                                                       -----------------------
                                                             (BILLIONS)
Machinery............................................  $3.87    $3.98    $4.39
Engines..............................................   1.66     1.44     1.39
                                                       -----    -----    -----
                                                       $5.53    $5.42    $5.78
                                                       =====    =====    =====
- ------------------------------------------------------------------------------

Caterpillar sales outside the United States totaled $5.53 billion, a $106 million or 2% increase from 1992. These sales represented 49% of the worldwide total, down from 55% in 1992.

  Sales increased slightly from 1992 levels as an increased share of industry sales and higher price realization were partially offset by dealer inventory reductions, fewer lift truck sales, and lower industry demand. Geographically, higher sales in the Asia/Pacific region and Canada were offset by lower sales in Europe, Africa/Middle East, and Latin America.

  The decline in Machinery segment sales is wholly attributable to the absence of most lift-truck-related sales in 1993. Even with an adjustment for lift trucks, however, machinery sales would not have shown any growth in 1993 due to dealer inventory reductions primarily in Europe and the Africa/Middle East region.

  Engine segment sales rose 15%. Diesel engine sales rose considerably due to a significant increase in truck engine demand by OEMs in Canada. Elsewhere, sales of diesel engines registered smaller gains with the exception of Latin America and the Africa/Middle East region where sales fell moderately. Company sales of turbine engines increased moderately.

ASIA/PACIFIC

Sales rose about 23% after declining in 1992.

  Sales were up moderately in Australia as the economy continued to strengthen in response to low interest rates and fiscal stimulus. Sales of machines to end-users were up in most applications including metal and non-metal mining and housing. Sales to the coal mining sector declined. Sales of diesel engines to OEMs and end-users rose considerably.

  The ongoing recession in Japan led to another year of lower private construction activity and a third year of industry decline. Dealer machine sales of U.S.-built product fell moderately, but the impact on company sales was offset by less inventory reduction in 1993 than in 1992.

  In the rest of the Asia/Pacific region, sales rose significantly, reversing a two-year decline. Easier monetary and fiscal policies stimulated better economic growth throughout the region leading to higher machine end-user demand in all market applications except large public construction projects. Sales rose in all major countries except South Korea. China in particular registered excellent economic growth and machine sales rose considerably. Sales of diesel engines also rose significantly in the Asia/Pacific region.

EUROPE

Sales declined about 12% as most of Western Europe remained mired in the worst recession since World War II. A prolonged period of tight monetary policy resulted in negative economic growth for Europe in 1993, and sales declined in nearly all Western European countries. Exceptions were the United Kingdom, where economic recovery is underway, and several Scandinavian countries as well as Switzerland where interest rates fell substantially. In contrast to the 12% decline in company sales, dealer sales to users declined only slightly for both machines and engines, reflecting the impact of inventory reductions on company sales.

  Sales into the Commonwealth of Independent States (CIS) rose significantly as a result of several large transactions to provide equipment for oil and mining sectors.

  Sales to Eastern European countries continued to increase, but remained limited due to balance of payments constraints.

LATIN AMERICA

Sales were flat excluding a decline in turbine engine sales due to the completion in 1992 of a large turbine engine project in Venezuela. In Brazil, company sales were up slightly as the economy recovered from recession in 1992.

  Outside Brazil, an end to dealer inventory increases resulted in flat machine and diesel engine sales despite moderately higher sales to end-users and moderate economic growth. Mexico was an exception where both company and end-user sales fell considerably due to the weak economy.

AFRICA/MIDDLE EAST

Sales declined about 10%. Reductions occurred in both the Middle East and Africa. In Iran, government financial difficulties resulted in significantly lower sales which more than offset sizable gains in several other Middle East countries.

  Sales in South Africa declined considerably reflecting political uncertainty and the lingering effect of the four-year recession. Sales in developing Africa also declined, primarily due to weak commodity prices and a generally poor economic climate.

CANADA

Sales rose about 30% following three years of decline. The improvement reflects moderately higher industry growth as well as an increased share of industry sales.

  The investment climate improved considerably in 1993 as the economy posted moderate growth. Lower interest rates and improved cash flow contributed to machine growth in all market applications except metal mining and government construction projects. Diesel engine sales rose very significantly, primarily to OEMs.

DEALER INVENTORIES OF NEW MACHINES AND ENGINES

U.S. dealers' new machine inventories rose considerably in 1993, and at year-end were about normal relative to current selling rates. U.S. dealer engine inventories at year-end were

MANAGEMENT'S DISCUSSION AND ANALYSIS continued
- --------------------------------------------------------------------------------

slightly below 1992 levels but about normal relative to current selling rates.

  Outside the United States, dealers' new machine inventories declined significantly in 1993 and by year-end were slightly below normal relative to current selling rates. Engine inventories were slightly above 1992 levels, but about normal relative to current selling rates.

1992 COMPARED WITH 1991

Excluding the effects of new accounting standards, the company incurred a loss of $190 million or $1.88 per share of common stock for 1992. Including incremental expense of $28 million due to the new standards, the loss was $218 million or $2.16 per share of common stock. Consolidated sales and revenues for the year were $10.19 billion, about the same as 1991.

  In the fourth quarter of 1992, the company adopted three new accounting standards effective January 1, 1992: Statement of Financial Accounting Standards
(SFAS) 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS 112, "Employers' Accounting for Postemployment Benefits"; and SFAS 109, "Accounting for Income Taxes." The transition effect of the new accounting standards resulted in an additional loss of $2,217 million after tax. Including this effect, the 1992 loss was $2,435 million or $24.12 per share of common stock.

  In 1991, the company incurred a loss of $404 million or $4.00 per share. This included $373 million of pretax nonrecurring charges, primarily for plant closing and consolidation and other employee redundancy costs.

  Of the $190 million loss in 1992 excluding the effects of adopting the new accounting standards, approximately one-half can be attributed to losses from Brazilian operations.

  From November 1991 through April 1992, several of the company's facilities were struck by the United Auto Workers (UAW) union. The strike did not, however, have a material effect on 1991 or 1992 results.

  The Consolidated pretax loss was $318 million - a $373 million loss from Machinery and Engines, partially offset by a $55 million profit from Financial Products. The 1992 Consolidated pretax loss excludes the transition adjustment related to the new accounting standards, but includes 1992 incremental pretax expense of $117 million related to the new standards. The Consolidated pretax loss is $253 million less than the pretax loss of $571 million in 1991.

  A $114 million tax benefit was recorded in 1992, compared with a tax benefit of $152 million in 1991.

  The company's share of the loss of affiliated companies was $14 million compared with a profit of $15 million in 1991. The difference was principally attributable to the company's 50%-owned affiliate, Shin Caterpillar Mitsubishi Ltd. in Japan, and was due to lower sales and the absence of gains on the 1991 sale of surplus assets.

MACHINERY AND ENGINES

1992 sales of $9.84 billion were the same as 1991 sales. The before-tax loss related to Machinery and Engines was $373 million. Excluding $117 million of incremental pretax expenses related to the new accounting standards, the before-tax loss was $256 million, compared with a $621 million pretax loss in 1991.

  Losses in both years were affected by nonrecurring items - $373 million of expense in 1991 and income of $24 million in 1992. The 1991 expenses included $262 million for plant closings and consolidations, and $111 million for employee redundancy costs other than for plant closings and the write-off of some machinery and equipment. The $24 million of income in 1992 was the result of a $53 million net gain from the sale of assets to the new lift truck joint venture ($51 million of the net benefit was a result of the LIFO inventory decrement related to sale of inventory assets), partially offset by $29 million of other nonrecurring costs. Included in these costs are a $13 million charge for voluntary environmental clean-up at Solar Turbines Incorporated, a wholly owned subsidiary; various smaller environmental clean-up charges at other sites; charges for employee redundancy at various locations; and other smaller asset write-offs.

  Excluding the incremental expenses related to accounting changes in 1992 and excluding the nonrecurring items in both years, the before-tax loss was $280 million in 1992, compared with a pretax loss of $248 million in 1991.

 The favorable items affecting results were:
  . Improved price realization. Although total sales were about the same as 1991, price realization improved about 4 1/2% while sales volume declined about 4 1/2%. The improvement in price realization was the result of price increases and the effect of a weaker dollar as sales in European currencies translated into more dollars. The benefit of the weaker dollar was reduced by currency hedges covering a portion of sales of U.S. manufactured products sold into Europe. The hedges were put in place in 1991 to protect margins against potential strengthening of the U.S. dollar;
  . Adjustments to cost of goods sold relating to inventory as a result of periodic reconciliation of inventory stock records to the accounting records;
  . LIFO inventory decrement benefits increased $7 million, from $23 million in 1991 to $30 million in 1992 (excluding benefits that occurred as a result of the sale of inventory to the lift truck joint venture).

 The unfavorable items were:
  . A 4 1/2% decline in physical sales volume caused by a decline in market demand;
  . Higher costs resulting from a weaker dollar, as costs in European currencies translated into more U.S. dollars. While the weakening of the dollar affected both costs and sales, the net effect on results was unfavorable;
  . Unfavorable changes in the mix of sales as relatively more lower margin machines and engines were sold;
  . Higher costs as a result of inflation, particularly for wages and benefits.
    Although costs were higher, much of the effect of inflation was offset by employment reductions on all payrolls;
  . Increased depreciation and amortization of $43 million;

                                                                CATERPILLAR INC.
- --------------------------------------------------------------------------------

  . Higher interest expense; and
  . Currency exchange losses of $11 million in 1992. 1991 gains were $9 million.

FINANCIAL PRODUCTS

Financial Products' pretax profit was $55 million, a $5 million improvement over 1991. Revenues were $354 million, $10 million higher than in 1991. The new accounting standards did not have a significant effect on Financial Products' pretax results.

  The net improvement in revenues was due to an increase in Caterpillar Financial Services' portfolio, partially offset by Caterpillar Insurance discontinuing a casualty insurance program for dealers. Cat Financial's portfolio totaled $2.81 billion at year-end 1992, compared with $2.44 billion at the end of 1991.

  The $5 million improvement in pretax profit was principally due to the growth in Cat Financial's revenues.

  The provision recorded for credit losses was $20 million, $7 million higher than 1991. Receivables of $14 million were written off against the allowance for credit losses in 1992, compared with $13 million in 1991. At year-end, the allowance was $37 million or 1.4% of finance receivables, compared with $31 million or 1.4% at year-end 1991.

LIQUIDITY AND CAPITAL RESOURCES
- -------------------------------

Consolidated cash generated by operating activities totaled $1.40 billion in 1993, compared with $503 million in 1992.

  Total debt was $5.43 billion, a decrease of $244 million from year-end 1992. Over this period, debt related to Machinery and Engines decreased $884 million, and debt related to Financial Products increased $640 million.

MACHINERY AND ENGINES

Cash provided from operating activities related to Machinery and Engines totaled $1.27 billion, compared with $382 million in 1992. The improvement in cash flow is primarily the result of improved profitability, including the impact of the tax refund, and a decrease in inventory, partially offset by higher receivables due to the increase in sales.

  Capital expenditures, excluding equipment leased to others, totaled $415 million in 1993, compared with $513 million a year ago - the fourth consecutive year of decline, reflecting the completion of the company's plant modernization program and improved asset management. 1994 capital expenditures, excluding equipment leased to others, are expected to be slightly higher than 1993.

  During 1993, Machinery and Engines debt dropped $884 million. Long-term debt totaling $408 million matured, was called, or was repurchased in the market. New long-term debt totaling $200 million was issued.

  The percent of debt to debt plus equity (excluding Financial Products) was 52%, at December 31, 1993 - down significantly from 68% a year ago.

  In October 1993, the company received a net tax refund and related interest totaling $300 million. This refund was used to reduce outstanding debt, including the market repurchase of long-term debt totaling $203 million. The repurchase of debt completed the planned retirement announced in September.

FINANCIAL PRODUCTS

Cash flows from operations related to Financial Products totaled $131 million in 1993, compared with $125 million a year ago.

  Cash used to purchase equipment leased to others totaled $203 million in 1993. In addition, at December 31, 1993, net finance receivables increased $615 million from December 31, 1992 levels.

  Financial Products' debt was $3.04 billion at year-end 1993, an increase of $640 million compared with year-end 1992.

  At the end of the year, finance receivables past due over 30 days were 1.9%, compared with 2.5% at the end of 1992.

  The ratio of debt to equity of Cat Financial was 7.3:1 at December 31, 1993, compared with 6.8:1 at December 31, 1992.

  Financial Products had outstanding credit lines totaling $1.51 billion at year-end 1993, which included a $455 million revolving credit agreement. Credit lines of $1.24 billion were utilized for backup for commercial paper, discounting of bank trade bills, bank borrowings, and a credit/liquidity enhancement facility. The balance was available to support the issuance of additional commercial paper and for other borrowings.

DIVIDENDS

Quarterly dividends paid per share of common stock for the last three years were as follows:

QUARTER                1993   1992   1991
- ------------------------------------------
First................  $ .15  $ .15  $ .30
Second...............    .15    .15    .30
Third................    .15    .15    .30
Fourth...............    .15    .15    .30
                       -----  -----  -----
                       $ .60  $ .60  $1.20
                       =====  =====  =====

EMPLOYMENT
- ----------

At year-end, Caterpillar's worldwide employment was 51,250, an increase of 501 from the end of 1992. Hourly employment increased 725 to 29,458 from year-end 1992. Salaried and management employment decreased 224 to 21,792 despite the sales volume increase.

YEAR-END EMPLOYMENT                          1993            1992
- -----------------------------------------------------------------
Inside United States.............          38,103          37,311
Outside United States
  Europe.........................   7,999           8,011
  Latin America..................   3,735           4,088
  Asia/Pacific...................   1,235           1,155
  Canada.........................      91              97
  Other..........................      87              87
                                   ------          ------
                                   13,147  13,147  13,438  13,438
                                           ------          ------
Total Employment.................          51,250          50,749
                                           ======          ======
- -----------------------------------------------------------------

                                      A-31

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

- -------------------------------------------------------------------------------

OTHER MATTERS
- -------------
ENVIRONMENTAL MATTERS
The company's facilities and products are subject to extensive environmental laws and regulations. Research, engineering, and operating expenses relating to environmental protection totaled approximately $126 million in 1993, and are expected to remain relatively constant for 1994. Such expenses include depreciation expenses of approximately $10 million, but exclude reserves described hereinafter. Capital expenditures for pollution abatement and control for 1993 were approximately $11 million, approximately 2.5% of total capital expenditures. For 1994, the company estimates that such capital expenditures will approximate $17 million.

  It is expected that these expenditure levels will continue and may increase over time. However, the ultimate cost of future compliance is uncertain due to a number of factors such as the evolving nature and interpretation of environmental laws and regulations, the extent of remediation which may be required at sites identified by the Environmental Protection Agency (EPA), or comparable state authorities, and evolving technologies. The 1990 Amendments to the Clean Air Act provide, among other things, for more stringent air emission standards which may require significant expenditures to bring the company's facilities into compliance and to redesign certain of the company's products.
The 1990 Amendments are scheduled to be implemented throughout the 1990s and the first decade of the 21st century. However, a large number of the regulations which will be required to achieve that implementation have not yet been proposed or promulgated. In 1993, capital and operating expenditures attributed to compliance with the 1990 Amendments were approximately $15 million. Expenditures for 1994 are expected to be approximately $19 million.

  Based on a preliminary environmental assessment, during 1992 Solar Turbines
Incorporated (Solar), a subsidiary of Caterpillar Inc. since 1981, estimated that assessment, remediation, and preventative expenditures for contamination of its Harbor Drive facility in San Diego, California, will be approximately $30 to $50 million expended over the next 25 years, a significant portion of which will be capital expenditures. The contamination of Harbor Drive, a manufacturing facility for over 60 years, involves cleaning solvents, petroleum products, and metal products, which have been found in both soil and groundwater samples.
Solar has been working closely with state and local agencies on this issue.
While subject to further analysis, Solar believes that a substantial portion of the expenditures may be recoverable from third parties who previously conducted manufacturing or other operations on or adjacent to the site. A reserve of $13 million was recorded in the third quarter of 1992 with respect to this matter.
Remediation expenses with respect to Harbor Drive were $3 million for 1993.

  Also in 1992, a reserve of $5 million was recorded with respect to estimated costs of remediation of soil and groundwater contamination at locations at other company facilities. This reserve includes $4 million for estimated costs to remediate potential groundwater contamination at a former Caterpillar facility located in San Leandro, California. Remediation efforts have been ongoing, and the company has been working closely with the California Department of Toxic
Substances Control in its remediation efforts. Remediation expenses with respect to San Leandro were less than $1 million for 1993.

  As of December 31, 1993, the company, in conjunction with numerous other parties, has been identified as a potentially responsible party (PRP) at 18 active sites identified by the EPA, or similar state authorities for remediation under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), or comparable federal or state statutes (CERCLA sites).
Lawsuits and claims involving additional environmental matters are likely to arise from time to time.

  CERCLA and facility sites are in varying stages of investigation and remediation. As a result, management's assessment of potential liability and remediation costs have been based on currently available facts, the stage of the proceedings, the number of PRPs identified, documentation available, currently anticipated and reasonably identifiable remediation costs, amounts contributed by the company on a pro-rata basis toward investigation and remediation costs, existing technology, presently enacted laws and regulations, and other factors.
While the company may have rights of contribution or reimbursement under insurance policies, such issues are not factors in management's estimation of liability.

  Based on the foregoing factors, management believes that it is unlikely that any identified matters, either individually or in the aggregate, will have a material adverse effect on the company's consolidated financial position, results of operations or capital expenditures. Remediation and monitoring expenses actually incurred in 1993 in respect of CERCLA sites and soil and groundwater contamination at company facilities (including Harbor Drive and San
Leandro sites noted above) were approximately $4 million.

LITIGATION
On July 18, 1990 and July 20, 1990, two class action complaints were filed against the company and certain of its officers and directors in United States
District Court for the Central District of Illinois ("District Court") on behalf of all persons (other than the defendants) who purchased or otherwise acquired common stock of the company and certain options relating to common stock of the company between January 19, 1990 and June 26, 1990 (the "Class Period"), alleging, among other things, violations of certain provisions of the federal securities laws. The two cases were consolidated on April 2, 1991 ("Consolidated
Class Actions"). The consolidated complaint alleged that the defendants fraudulently issued public statements and reports during the Class Period which were misleading in that they failed to disclose material adverse information relating to the company's Brazilian operations, its factory modernization program and its reorganization plan.

  The plaintiffs and the defendants, with the active participation and approval of the company's directors and officers liability insurer (the "Insurer"), have reached an agreement regarding settlement of the Consolidated Class Actions. The settlement is contingent upon approval by the District Court and certain other contingencies.

  Pursuant to the directors and officers liability policy (the "Policy"), the company has requested that the Insurer acknowledge that 100% of the amount to be paid under the settlement

                                      A-32

                                                               CATERPILLAR INC.

- -------------------------------------------------------------------------------

agreement, beyond the company's self-insured retention under the Policy, is covered by the Policy. Because the company is named as a co-defendant in the Consolidated Class Actions, the insurer has denied coverage for a portion of the settlement amount, claiming that some liability must be attributable to the company and not covered under the Policy. The company has been advised that the position of the Insurer is contrary to applicable law and the company has brought an action in the District Court against the Insurer for breach of contract and declaratory relief ("Declaratory Judgment Action"). The company believes a successful recovery against the Insurer is likely in this Declaratory
Judgment Action. If that recovery is obtained, the company believes that its cost with respect to the settlement of the Consolidated Class Actions will approximate costs necessary to litigate the Consolidated Class Actions to a successful conclusion at trial. Regardless of whether the company is successful in the Declaratory Judgment Action, the company does not believe the settlement of the Consolidated Class Actions will have a materially negative impact on the company's financial condition or results of operations.

  On May 12, 1993, a Statement of Objections ("Statement") was filed by the
Commission of European Communities against Caterpillar Inc. and certain overseas subsidiaries. The Statement alleges that certain service fees payable by dealers, certain dealer recordkeeping obligations, a restriction which prohibits a European Community ("EC") dealer from appointing subdealers, and certain export pricing practices and parts policies violate EC competition law under
Article 85 of the European Economic Community Treaty. The Statement seeks injunctive relief and unspecified fines. Based on an opinion of counsel, the company believes it has strong defenses to each allegation set forth in the Statement.

  On November 19, 1993, the Commission of European Communities informed the company that a new complaint has been received by it alleging that certain export parts policies violate Article 85 and Article 86 of the European Economic
Community Treaty. The Commission advised the company that it intends to deal with the new complaint within the framework of the proceedings initiated on May
12, 1993. Based on an opinion of counsel, the company believes it has strong defenses to the allegations set forth in the new complaint.

ACCOUNTING CHANGES
In the fourth quarter of 1992, effective January 1, 1992, Caterpillar adopted
SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than
Pensions"; SFAS 112, "Employers' Accounting for Postemployment Benefits"; and
SFAS 109, "Accounting for Income Taxes."

  SFAS 106 requires recognition of the cost of providing postretirement health care and life insurance benefits over the employee service period. Caterpillar, like most U.S. companies, formerly charged the cost of providing these benefits against operations as claims were incurred. SFAS 112 requires recognition of the cost of providing other postemployment benefits when it is probable that the benefit will be provided. Such benefits include disability and workers' compensation benefits and continuation of health care benefits. Caterpillar had previously charged the cost of providing certain types of these benefits, primarily health care benefits, against operations as claims were incurred. SFAS
109 requires changing the method of accounting for income taxes from the deferred method to the liability method. None of the accounting changes affect cash flows.

  The effect of the changes, as of January 1, 1992, was as follows:


                                                                    PROFIT
                                                                    (LOSS)
                                                                   PER SHARE
                                                      PROFIT       OF COMMON
                                                      (LOSS)         STOCK
                                                      ----------------------
                                                       (DOLLARS IN MILLIONS
                                                      EXCEPT PER SHARE DATA)
Postretirement benefits other than
  pensions, net of applicable
  income taxes (SFAS 106)..........................   $(2,141)      $(21.21)
Postemployment benefits, net
  of applicable income taxes
  (SFAS 112).......................................       (29)         (.29)
Income taxes (SFAS 109)............................       (47)         (.46)
                                                      -------       -------
                                                      $(2,217)      $(21.96)
                                                      =======       =======

- -------------------------------------------------------------------------------
  In addition to the above transition effects, incremental expense for 1992 resulting from the accounting changes was as follows:

                                                          (EXPENSE)/INCOME
                                                     --------------------------
                                                     BEFORE TAX       AFTER TAX
                                                     --------------------------
                                                             (MILLIONS)
Postretirement benefits other than
  pension (SFAS 106)...............................    $(113)           $(65)
Postemployment benefits
  (SFAS 112).......................................      (11)             (7)
Income taxes (SFAS 109)............................        7              44
                                                       -----            ----
                                                       $(117)           $(28)
                                                       =====            ====

- -------------------------------------------------------------------------------

INCOME TAXES
SFAS 109, "Accounting for Income Taxes," requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion will not be realized.

  At the end of 1993, foreign net operating loss carryforwards of $613 million were available in various tax jurisdictions. Of these carryforwards, $139 million are available for limited periods of time, expiring between 1994 and 1999 based on local tax law. The balance of $474 million is available for an unlimited time period. Management believes it is likely that tax benefits will be realized for net deferred tax assets in those foreign tax jurisdictions in which the company has a net operating loss carryforward. However, there is not sufficient objective positive evidence as required by SFAS 109 to substantiate recognition in the financial statements. Accordingly, a valuation allowance totaling $284 million has been recorded for all deferred tax assets at these foreign subsidiaries to the extent the assets are not offset with deferred tax liabilities in the same tax jurisdiction.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

- -------------------------------------------------------------------------------

  The company's domestic operations recorded pretax profits of $611 million in 1993, a significant turnabout from the $215 million and $491 million losses recorded by its domestic operations in 1992 and 1991, respectively. However, when the three years are combined, the company is still in a cumulative loss position.

  Certain U.S. federal tax credits are still available for a limited carryforward period in the United States. Additionally, qualified deficits, as defined by Internal Revenue Code section 952, are available for an indefinite future period to offset the future profits of certain foreign entities whose earnings are subject to U.S. taxation when earned. Management has concluded that it is "more likely than not" that the company will ultimately realize the full benefit of its U.S. deferred tax assets related to future deductible items, tax credit carryforwards and qualified deficits. Accordingly, a valuation allowance is not required for $1,630 million of U.S. deferred tax assets in excess of deferred tax liabilities, of which $1,345 million is associated with future deductible items related to other postretirement and postemployment benefits under SFAS 106 and SFAS 112.

  Because of the recent history of profits and losses, tax benefits of only $109 million for existing net U.S. deferred tax assets can be realized by offsetting the tax liability of prior periods. The remainder can only be realized through the generation of future taxable income. The amount of future income required, based on currently enacted tax rates applied to the U.S. deferred tax asset amount, is approximately $4.7 billion. Of this amount, approximately $3.5 billion can be earned over an extended number of years in order to realize the deferred tax assets associated with postretirement and postemployment benefits. Following is a summary of positive evidence leading to the conclusion that a valuation allowance is not necessary for net deferred tax assets in the U.S. tax jurisdiction:

  . The profits recorded in 1993 were a significant turnabout from the losses recorded in 1992 and 1991, and are consistent with the improvements in the U.S. economy. Additional improvement in volume and profit are expected as global economic conditions improve, as evidenced by significant sales growth following previous recessions.

  . Losses in 1992 and 1991 can be largely attributed to poor global economic conditions and the resultant decline in sales volume.

  . Market position has improved in recent years, and price increases have been implemented.

  . The competitive strength of the company's parts distribution network is recognized throughout the industry.

  . A huge field population of machines and engines is expected to generate significant continuing demand for profitable replacement parts.

  . The product line continues to be aggressively updated.

  . The 1990 reorganization into 13 profit centers and four service divisions has made the company more efficient, with a more focused accountability on profit.

  . Losses in 1991 were significantly impacted by nonrecurring charges related to plant closing and consolidation costs.

  . The market value of assets is significantly in excess of the book and tax value of assets at those entities where income is required to obtain a tax benefit for the qualified deficits.

  . The $2 billion factory modernization program is virtually complete and began making a positive contribution to results in 1992.

  . Cost reduction has been a priority as reflected by employment reductions of 9,159 (15%) since year-end 1989. Additionally, health care initiatives implemented in 1992, will limit future increases in employee medical costs.

  . Caterpillar's size, organizational structure, and operating methods present significant potential for tax planning strategies, in the event that the company is unable to generate sufficient future taxable income from ordinary and recurring operations to realize the tax benefit for its U.S. deferred tax assets. Actions which could be taken to generate substantial amounts of taxable income include changing inventory valuation methods for tax purposes from the LIFO method to the FIFO (first-in, first-out) method and revising tax basis depreciation methods.

  Excluded from the net deferred tax assets discussed above are $193 million of taxes paid by the seller on the profit generated from intercompany sale of inventory remaining within the consolidated group as of the financial statement date. This deferred tax asset represents the tax effect of a past event and is not considered when assessing the need for a valuation allowance. Reconciliations of the company's U.S. income (loss) before taxes for financial statement purposes to U.S. taxable income for the years ended December 31 were as follows:

                                                          1993    1992    1991
                                                          --------------------
                                                               (MILLIONS)
Pretax accounting
  income (loss)........................................   $611   $(215)  $(491)
Exclusion of income of Foreign
  Sales Corporation and other
  permanent differences................................    112     (97)      4
State income taxes.....................................     (7)     17      11
Temporary differences:
  Depreciation.........................................    (20)    (34)    (16)
  Plant closing and
    consolidation costs................................    (16)    (20)    211
  Pension expense......................................     12     (28)    (31)
  General insurance liability..........................      7      (4)     34
  Postemployment benefits..............................    (62)    141       -
  Foreign exchange.....................................     16      51      27
  Warranty.............................................     46      (5)     (6)
  Other................................................    (26)    (30)     66
                                                          ----   -----   -----
U.S. taxable income (loss).............................   $673   $(224)  $(191)
                                                          ====   =====   =====

- -------------------------------------------------------------------------------

1994 ECONOMIC AND INDUSTRY OUTLOOK
- ----------------------------------
The economic outlook for 1994 is for moderate growth in North America and Australia, but continued weakness in Europe and Japan. In the developing world, excellent growth is forecast in the Far East, with moderate growth in other regions.

                                                               CATERPILLAR INC.

- -------------------------------------------------------------------------------

  The U.S. economy registered very good growth late in 1993, but the tax increases for deficit reduction are likely to slow the growth rate for 1994 back to moderate levels. Interest rates are forecast to remain relatively low, and corporate cash flow is expected to improve moderately. These factors, combined with expected increases in most market activities Caterpillar serves (housing for example), should lead to a moderate increase in machine industry demand. A moderate improvement in the industry also is forecast for Canada where economic growth is expected to accelerate in 1994.

  In Western Europe, weak economic growth is forecast for the year since interest rates in many countries are still too high for stronger recoveries to begin. Further interest rate cuts are expected by mid-year which should stimulate economic growth in the second half. Industry demand is likely to begin improving sometime during the year, but is unlikely to start soon enough for the industry to grow for the year as a whole. The United Kingdom is an exception, where continued moderate economic growth should lead to a second year of industry improvement.

  In Japan, recession-like conditions are expected to last throughout the year resulting in virtually no economic or industry growth. Moderate economic growth is likely to continue in Australia although a dramatic reduction in federal highway spending is expected to limit sales growth for construction equipment.

  Recession and political turmoil are likely to continue in the CIS, but sales to the natural resource sector should continue. Economic recoveries have begun in some Eastern European countries but sales are forecast to remain limited.

  The economic outlook for developing countries varies significantly by region. Excellent growth is forecast to continue for the Asia/Pacific region, especially China. Moderate growth is expected to continue in Latin America with a significant improvement in Mexico due to the passage of NAFTA, lower interest rates, and higher government spending. While moderate growth is forecast for Brazil, political and economic uncertainties remain. Slower economic growth is expected in the Africa/Middle East region due to continuing low commodity prices and debt problems. Industry sales to these developing regions as a whole are forecast to increase slightly with gains in the Asia/Pacific region and Latin America more than offsetting a decline in the Africa/Middle East area.

1994 COMPANY SALES/PROFIT OUTLOOK
- ---------------------------------
Worldwide, company sales of machines and engines should improve moderately, primarily due to continued increases in North America.

  Labor conditions remain an uncertainty. Negotiations with the United Auto Workers (UAW) union have not resumed. While the UAW strike ended in April 1992, a new contract has not been signed. Production and shipment volumes from UAW-represented facilities, however, continue to meet or exceed plans. Quality levels continue to exceed pre-strike levels.

  The company expects higher profits in 1994, excluding the net positive effect of the nonrecurring items included in 1993 profit. The improvement is due to expected moderate increases in worldwide sales of machines and engines. Results could be influenced by uncertainties related to labor and economic conditions.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS / /

                     SUPPLEMENTAL STOCKHOLDER INFORMATION

ANNUAL MEETING

On Wednesday, April 13, 1994, at 10:30 a.m., MDT, the annual meeting of stockholders will be held at the Loews Ventana Canyon Resort, Tucson, Arizona. Requests for proxies are being sent to stockholders with this report mailed on or about February 25, 1994.

STOCK TRANSFER AGENT

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
Telephone: (201) 324-0498

STOCK EXCHANGE LISTINGS

Caterpillar common stock is listed on stock exchanges in the United States, Belgium, France, Germany, Great Britain, and Switzerland.

NUMBER OF STOCKHOLDERS

Stockholders of record at year-end totaled 29,968, compared with 33,651 at the end of 1992. Approximately 5% of the outstanding shares are held by about 29,600 individuals. The remaining shares are held by trustees, banks, and other institutions for additional thousands of owners.

  Employees' investment and profit-sharing plans acquired 849,956 shares of Caterpillar stock in 1993. Investment plans, for which membership is voluntary, held 7,191,237 shares for employee accounts at 1993 year-end. Profit-sharing plans, in which membership is automatic for most U.S. and Canadian employees in eligible categories, held 121,124 shares at 1993 year-end.

COMMON STOCK PRICE RANGE

Quarterly price ranges of Caterpillar common stock on the New York Stock Exchange, the principal market in which the stock is traded, were:

                                             1993            1992
                                        --------------  --------------
Quarter                                  HIGH    LOW     High    Low
- -------                                 ------  ------  ------  ------
First.................................  60 5/8  53 7/8  52 3/4  41 1/4
Second................................  78 1/4  57 3/4  62 1/8  47 1/8
Third.................................  83 1/4  72 3/4  56      46 5/8
Fourth................................  93 1/8  79 1/8  56 7/8  48 1/8

AUTOMATIC DIVIDEND REINVESTMENT PLAN

An Automatic Dividend Reinvestment Plan - administered by First Chicago Trust Company of New York - is available to stockholders. The plan provides a convenient, low-cost method for stockholders to increase their ownership in Caterpillar common stock. In addition, stockholders who elect to participate can make optional cash payments to purchase more Caterpillar shares. Participation may begin with any regularly scheduled dividend payment if an authorization form is completed and returned to the administrator prior to the dividend record date. Stockholders wishing further information may contact First Chicago Trust Company of New York, P.O. Box 13531, Newark, New Jersey 07188-0001.

PUBLICATIONS FOR STOCKHOLDERS

Single copies of the company's 1993 annual report on Securities and Exchange Commission Form 10-K (without exhibits) will be provided without charge to stockholders after March 31, 1994, upon written request to:

  Secretary
  Caterpillar Inc.
  100 N.E. Adams Street
  Peoria, IL 61629-7310

  The company also makes available to stockholders copies of its quarterly financial reports, annual meeting report, and Form 10-Q reports. The quarterly reports are mailed in April, July, and October. The annual meeting report is mailed in May; 10-Q reports are available in May, August, and November.

INVESTOR INQUIRIES

For those seeking additional information about the corporation -

Institutional analysts, portfolio managers, and representatives of financial institutions should contact:

  Len A. Kuchan
  Director of Investor Relations
  Caterpillar Inc.
  100 N.E. Adams Street
  Peoria, IL 61629-5310
  Telephone: (309) 675-4549
  Facsimile: (309) 675-4457

Individual stockholders should contact:

  Laurie J. Huxtable
  Assistant Secretary
  Caterpillar Inc.
  100 N.E. Adams Street
  Peoria, IL 61629-7310
  Telephone: (309) 675-4610

                            DIRECTORS AND OFFICERS

DIRECTORS
Lilyan H. Affinito/1,4/                 Former Vice Chairman, Maxxam Group Inc.
Donald V. Fites/3,4/                    Chairman and Chief Executive Officer, Caterpillar Inc.
John W. Fondahl/1,4/                    Former Professor of Civil Engineering, Stanford University
David R. Goode/1,2/                     Chairman, Chief Executive Officer & President, Norfolk Southern Corporation
James P. Gorter/1,2/                    Chairman, Baker, Fentress & Company
Walter H. Helmerich, III/2,3/           Chairman, Helmerich & Payne, Inc.
Jerry R. Junkins/2,4/                   Chairman, President, and Chief Executive Officer, Texas Instruments Incorporated
Charles F. Knight/1/                    Chairman and Chief Executive Officer, Emerson Electric Co.
Peter A. Magowan/2,3/                   Chairman, Safeway, Inc.; President & Managing General Partner, San Francisco Giants
George A. Schaefer/1,3/                 Former Chairman, Caterpillar Inc.
Joshua I. Smith/3,4/                    Chairman & Chief Executive Officer, The MAXIMA Corporation
James W. Wogsland                       Vice Chairman, Caterpillar Inc.
Clayton K. Yeutter/2,4/                 Former U.S. Secretary of Agriculture, Former U.S. Trade Representative, Former Chairman
                                        of the Republican National Committee, and Former Counselor for Domestic Affairs

/1/Member of Audit Committee (Lilyan H. Affinito, chairman)
/2/Member of Compensation Committee (James P. Gorter, chairman)
/3/Member of Nominating Committee (Walter H. Helmerich, III, chairman) /4/Member of Public Policy Committee (Clayton K. Yeutter, chairman)

OFFICERS
Donald V. Fites          Chairman
James W. Wogsland        Vice Chairman
Glen A. Barton           Group President
Gerald S. Flaherty       Group President
R. Rennie Atterbury III  Vice President, General Counsel, and Secretary
James W. Baldwin         Vice President
Vito H. Baumgartner      Vice President
James S. Beard           Vice President
Richard A. Benson        Vice President
Ronald P. Bonati         Vice President
James E. Despain         Vice President
Robert C. Dryden         Vice President
Roger E. Fischbach       Vice President
Donald M. Ings           Vice President
Keith G. Johnson         Vice President
James W. Owens           Vice President
Gerald Palmer            Vice President
Robert C. Petterson      Vice President
Siegfried R. Ramseyer    Vice President
Alan J. Rassi            Vice President
Gary A. Stroup           Vice President
Richard L. Thompson      Vice President
Wayne M. Zimmerman       Vice President
Len A. Kuchan            Director of Investor Relations
Robert R. Gallagher      Controller
Rudolf W. Wuttke         Treasurer
Robin D. Beran           Assistant Treasurer
Mary J. Callahan         Assistant Secretary
Laurie J. Huxtable       Assistant Secretary
__________
Note: All director/officer information above is as of December 31, 1993.

                                     NOTES

- --------------------------------------------------------------------------------

                                     NOTES

- --------------------------------------------------------------------------------

    Please mark your                                                      1433
[X] votes as in this
    example.

  Unless otherwise specified, proxies will be voted FOR the election of the nominees for directors listed, FOR proposal 2, and AGAINST proposals 3, 4 and 5

The Board of Directors recommends a vote FOR election of directors and proposal
2.

                                     FOR      WITHHELD
1. Election of Directors             [_]        [_]
   (See reverse)

                                     FOR      AGAINST        ABSTAIN
2. Appointment of Independent        [_]        [_]            [_]
   Auditors

For, except vote withheld from the following nominee(s):


- -------------------------------------------------------------------------------

The Board of Directors recommends a vote AGAINST stockholder proposals 3, 4 and 5.

                                     FOR      AGAINST        ABSTAIN
3. Stockholder proposal              [_]        [_]            [_]

4. Stockholder proposal              [_]        [_]            [_]

5. Stockholder proposal              [_]        [_]            [_]


SIGNATURE(S)_______________________ DATE________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                           + FOLD AND DETACH HERE +


                               ADMISSION TICKET



                               CATERPILLAR INC.

                         Annual Meeting of Stockholders

                           Wednesday, April 13, 1994
                                   10:30 a.m.
                          Loews Ventana Canyon Resort
                            7000 North Resort Drive
                                Tucson, Arizona

P R O X Y

                               CATERPILLAR INC.

                ANNUAL MEETING OF STOCKHOLDERS--APRIL 13, 1994

          This Proxy is solicited on behalf of the Board of Directors

  The undersigned hereby appoints C.K. YEUTTER and G.A. SCHAEFER, and each of them, proxies with power of substitution to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company on April 13, 1994, or at any adjournments thereof, on the following matters, and, in their discretion, on any other matters that may come before the meeting.

Election of Directors. Nominees:

L.H. Affinito, D.V. Fites, J.W. Fondahl, D.R. Goode, J.I. Smith

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                    SEE REVERSE
                                                                       SIDE

                                               (LOGO)  Printed on recycled paper

                           + FOLD AND DETACH HERE +

SOME THOUGHTS ABOUT CATERPILLAR FROM THE CHAIRMAN:

"When it comes to today's global economy, if you're not competitive everywhere--you're not competitive anywhere.''

                                     Equipment Manufacturers' Institute
                                     100th Convention
                                     September 27, 1993

"Somehow people have the notion that manufacturing has been hollowed out here in the Midwest and everybody is flipping hamburgers. But at Caterpillar, as with many other companies here, we're slimmed down and muscled up."

                                     Wall Street Journal
                                     January 3, 1994

"The final word on modernization is this: Caterpillar's factories and manufacturing processes are now ready for the 21st century . . . and distinguish us as one of a handful of U.S.-headquartered, world class,
      heavy-duty iron cutters."      New York Society of Security Analysts
                                     November 15, 1993

"Caterpillar people deserve the credit for our success . . . they are as tough and tenacious as the products they build."

                                     Antique Caterpillar Machinery Owners' Club
                                     November 9, 1993

"Caterpillar has turned it around. We're not yet as good as we can be . . . or will be. But we do have momentum . . . and we do remain a solid investment for current and future stockholders."

                                     New York Society of Security Analysts
                                     November 15, 1993



                                            DONALD V. FITES
                                              Donald V. Fites
(CATERPILLAR LOGO)                            Chairman & CEO

    Please mark your                                                      9050
[X] votes as in this
    example.

  Unless otherwise specified, proxies will be voted FOR the election of the nominees for directors listed, FOR proposal 2, and AGAINST proposals 3, 4 and 5

The Board of Directors recommends a vote FOR election of directors and proposal
2.

                                     FOR      WITHHELD
1. Election of Directors             [_]        [_]
   (See reverse)

                                     FOR      AGAINST        ABSTAIN
2. Appointment of Independent        [_]        [_]            [_]
   Auditors

For, except vote withheld from the following nominee(s):


- -------------------------------------------------------------------------------

The Board of Directors recommends a vote AGAINST stockholder proposals 3, 4 and 5.

                                     FOR      AGAINST        ABSTAIN
3. Stockholder proposal              [_]        [_]            [_]

4. Stockholder proposal              [_]        [_]            [_]

5. Stockholder proposal              [_]        [_]            [_]


SIGNATURE(S)_______________________ DATE________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                           + FOLD AND DETACH HERE +


                               ADMISSION TICKET



                               CATERPILLAR INC.

                         Annual Meeting of Stockholders

                           Wednesday, April 13, 1994
                                   10:30 a.m.
                          Loews Ventana Canyon Resort
                            7000 North Resort Drive
                                Tucson, Arizona

VOTING INSTRUCTION

                               CATERPILLAR INC.

                        ANNUAL MEETING--APRIL 13, 1994

  This voting authorization is solicited on behalf of the Board of Directors

  The undersigned hereby authorizes THE NATIONAL TRUST COMPANY LTD., TORONTO, as Trustee, to appoint C.K. YEUTTER and G.A. SCHAEFER, and each or either of them, with power of substitution, proxies to vote at the Annual Meeting of Stockholders of the Company on April 13, 1994, or at any adjournments thereof, all shares of the Company's stock credited to the accounts of the undersigned under the Employees' Investment Plan Trust and the Caterpillar Inc. Investment Trust at the close of business on February 14, 1994, as directed below on the following matters, and, in their discretion, on any other matters that may come before the meeting.


                                       Election of Directors. Nominees:
                                       L.H. Affinito
                                       D.V. Fites
                                       J.W. Fondahl
                                       D.R. Goode
                                       J.I. Smith

THE TRUSTEE CANNOT VOTE YOUR SHARES UNLESS YOU DATE AND SIGN THIS CARD ON THE REVERSE SIDE.

                                (LOGO RECYCLED) / /  Printed on recycled paper

                         / / FOLD AND DETACH HERE / /

SOME THOUGHTS ABOUT CATERPILLAR FROM THE CHAIRMAN:

"When it comes to today's global economy, if you're not competitive everywhere--you're not competitive anywhere.''

                                     Equipment Manufacturers' Institute
                                     100th Convention
                                     September 27, 1993

"Somehow people have the notion that manufacturing has been hollowed out here in the Midwest and everybody is flipping hamburgers. But at Caterpillar, as with many other companies here, we're slimmed down and muscled up."

                                     Wall Street Journal
                                     January 3, 1994

"The final word on modernization is this: Caterpillar's factories and manufacturing processes are now ready for the 21st century . . . and distinguish us as one of a handful of U.S.-headquartered, world class,
      heavy-duty iron cutters."      New York Society of Security Analysts
                                     November 15, 1993

"Caterpillar people deserve the credit for our success . . . they are as tough and tenacious as the products they build."

                                     Antique Caterpillar Machinery Owners' Club
                                     November 9, 1993

"Caterpillar has turned it around. We're not yet as good as we can be . . . or will be. But we do have momentum . . . and we do remain a solid investment for current and future stockholders."

                                     New York Society of Security Analysts
                                     November 15, 1993



                                            DONALD V. FITES
                                              Donald V. Fites
(CATERPILLAR LOGO)                            Chairman & CEO

    Please mark your                                                      1433
[X] votes as in this
    example.

  Unless otherwise specified, proxies will be voted FOR the election of the nominees for directors listed, FOR proposal 2, and AGAINST proposals 3, 4 and 5

The Board of Directors recommends a vote FOR election of directors and proposal
2.

                                     FOR      WITHHELD
1. Election of Directors             [_]        [_]
   (See reverse)

                                     FOR      AGAINST        ABSTAIN
2. Appointment of Independent        [_]        [_]            [_]
   Auditors

For, except vote withheld from the following nominee(s):


- -------------------------------------------------------------------------------

The Board of Directors recommends a vote AGAINST stockholder proposals 3, 4 and 5.

                                     FOR      AGAINST        ABSTAIN
3. Stockholder proposal              [_]        [_]            [_]

4. Stockholder proposal              [_]        [_]            [_]

5. Stockholder proposal              [_]        [_]            [_]


SIGNATURE(S)_______________________ DATE________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                           + FOLD AND DETACH HERE +


                               ADMISSION TICKET



                               CATERPILLAR INC.

                         Annual Meeting of Stockholders

                           Wednesday, April 13, 1994
                                   10:30 a.m.
                          Loews Ventana Canyon Resort
                            7000 North Resort Drive
                                Tucson, Arizona

VOTING INSTRUCTION

                               CATERPILLAR INC.

                        ANNUAL MEETING--APRIL 13, 1994

  This voting authorization is solicited on behalf of the Board of Directors

  The undersigned hereby authorizes THE FIRST NATIONAL BANK OF CHICAGO and THE NORTHERN TRUST COMPANY, as Trustees, to appoint C.K. YEUTTER and G.A. SCHAEFER, and each or either of them, with power of substitution, proxies to vote at the Annual Meeting of Stockholders of the Company on April 13, 1994, or at any adjournments thereof, all shares of the Company's stock credited to the accounts of the undersigned under the Employees' Investment Plan Trust and the Caterpillar Inc. Investment Trust at the close of business on February 14, 1994, as directed below on the following matters, and, in their discretion, on any other matters that may come before the meeting.


                                       Election of Directors. Nominees:
                                       L.H. Affinito
                                       D.V. Fites
                                       J.W. Fondahl
                                       D.R. Goode
                                       J.I. Smith

THE TRUSTEE CANNOT VOTE YOUR SHARES UNLESS YOU DATE AND SIGN THIS CARD ON THE REVERSE SIDE.

                             (LOGO RECYCLED) / /  Printed on recycled paper

                         / / FOLD AND DETACH HERE / /

SOME THOUGHTS ABOUT CATERPILLAR FROM THE CHAIRMAN:

"When it comes to today's global economy, if you're not competitive everywhere--you're not competitive anywhere.''

                                     Equipment Manufacturers' Institute
                                     100th Convention
                                     September 27, 1993

"Somehow people have the notion that manufacturing has been hollowed out here in the Midwest and everybody is flipping hamburgers. But at Caterpillar, as with many other companies here, we're slimmed down and muscled up."

                                     Wall Street Journal
                                     January 3, 1994

"The final word on modernization is this: Caterpillar's factories and manufacturing processes are now ready for the 21st century . . . and distinguish us as one of a handful of U.S.-headquartered, world class,
      heavy-duty iron cutters."      New York Society of Security Analysts
                                     November 15, 1993

"Caterpillar people deserve the credit for our success . . . they are as tough and tenacious as the products they build."

                                     Antique Caterpillar Machinery Owners' Club
                                     November 9, 1993

"Caterpillar has turned it around. We're not yet as good as we can be . . . or will be. But we do have momentum . . . and we do remain a solid investment for current and future stockholders."

                                     New York Society of Security Analysts
                                     November 15, 1993



                                            DONALD V. FITES
                                              Donald V. Fites
(CATERPILLAR LOGO)                            Chairman & CEO

GRAPHICAL MATERIAL CROSS-REFERENCE PAGE


PHOTOS OF THE DIRECTORS AND NOMINEES APPEAR NEXT TO EACH RESPECTIVE NAME ON PAGES 3 THROUGH 7.

A PERFORMANCE GRAPH SHOWING A COMPARISON OF FIVE YEAR CUMULATIVE
TOTAL STOCKHOLDER RETURN AMONG S&P 500 COMPOSITE INDEX,
CATERPILLAR INC., AND S&P MACHINERY (DIVERSIFIED) INDEX APPEARS ON PAGE 16. (THE NUMBERS USED IN THE GRAPH APPEAR ON PAGE 16.)

A GRAPH SHOWING TOTAL SALES FOR 1989 THROUGH 1993 COMPARED TO SALES INSIDE AND OUTSIDE THE UNITED STATES APPEARS ON PAGE A-28. (THE
NUMBERS USED IN THE GRAPH APPEAR ON PAGE A-28.)